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SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the registrant /X/
Filed by a party other than the registrant / /
Check the appropriate box:
/X/	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
RAYTEL MEDICAL CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/ /	No fee required.
/X/	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
        Common Stock, par value $0.001 per share, and the associated preferred stock purchase rights, of Raytel Medical Corporation ("Common Stock")

	(2)	Aggregate number of securities to which transaction applies: 769,419 (a)
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $10.25
	(4)	Proposed maximum aggregate value of transaction: $7,886,544.75 (a)
	(5)	Total fee paid: $1,577,31 (a)
	(a)	As of April 10, 2002, there were 580,681 shares of Common Stock outstanding and owned by Raytel stockholders other than SHL TeleMedicine Acquisition Corp. and in-the-money options to purchase 188,738 shares outstanding. In the merger described in the accompanying proxy statement, each outstanding share of Common Stock not held by SHL TeleMedicine Acquisition Corp. will (subject to appraisal rights) be converted into the right to receive $10.25 in cash. The total fee paid equals one-fiftieth of one percent of the aggregate cash payment in the merger to Raytel stockholders other than SHL TeleMedicine Acquisition Corp. (assuming exercise of all outstanding options having an exercise price less than $10.25 per share). Such fee is offset in its entirety as set forth below.
/ /	Fee paid previously with preliminary materials:
/X/	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	(1)	Amount previously paid: $6,513.73
	(2)	Form, Schedule or Registration Statement No.: Schedule TO
	(3)	Filing Party: SHL TeleMedicine Ltd. and SHL TeleMedicine Acquisition Corp.
	(4)	Date Filed: February 22, 2002

RAYTEL MEDICAL CORPORATION
7 Waterside Crossing
Windsor, Connecticut 06095-0727
                            , 2002

Dear Stockholders:

        You are invited to attend a special meeting of stockholders of Raytel Medical Corporation ("Raytel") at the offices of Raytel Medical Corporation, 7 Waterside Crossing, Windsor, Connecticut, on              ,                  , 2002, at 9:30 a.m., local time. At the special meeting, you will be asked to consider and adopt the Agreement and Plan of Merger, dated as of February 7, 2002 (the "Merger Agreement"), by and among Raytel, SHL TeleMedicine Ltd. ("SHL") and SHL TeleMedicine Acquisition Corp. ("Sub") which is attached to the enclosed proxy statement as Annex A and you should read it carefully and in its entirety.

        The Merger is the second and final step of SHL's acquisition of Raytel. The first step was a tender offer (the "Offer") by Sub, an indirect wholly-owned subsidiary of SHL, for all of the outstanding shares of common stock of Raytel at a price of $10.25 per share, net to the seller in cash without interest thereon, which was completed on April 9, 2002. The second step of Sub's acquisition of Raytel consists of the merger of Sub with and into Raytel (the "Merger"). Upon completion of the Merger, each share of Raytel common stock, other than shares held by SHL, subsidiaries of SHL (including Sub) or Raytel and other than shares held by dissenting Raytel stockholders who perfect their appraisal rights, will be converted into the right to receive the same $10.25 in cash, without interest thereon.

        The affirmative vote of holders of a majority of the shares of Raytel common stock outstanding and entitled to vote at the special meeting is necessary to approve the Merger proposal. As a result of the Offer, Sub owns 2,408,006 shares of Raytel common stock, or 80.57% of the outstanding common stock, which is sufficient for Sub to assure approval of the Merger proposal at the special meeting. As a result, the affirmative vote of other Raytel stockholders will not be required to approve the Merger proposal.

        On February 7, 2002, the Raytel Board (all of whom were unaffiliated with SHL at that time), based upon the unanimous recommendation of a special committee of the Raytel Board, unanimously (i) determined that the Merger and the Merger Agreement are advisable and fair to, and in the best interests of, Raytel and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby and (iii) recommended that Raytel's stockholders adopt the Merger Agreement.

        Among the factors considered by the Raytel Board of Directors in evaluating the Merger was the opinion dated February 7, 2002, of Houlihan Lokey Howard & Zukin Capital ("Houlihan Lokey") that, as of such date, the cash consideration to be received by Raytel stockholders pursuant to the Offer and the Merger was fair from a financial point of view to such stockholders. The written opinion of Houlihan Lokey is attached as Annex B to the enclosed proxy statement and you should read it carefully and in its entirety.

        The enclosed proxy statement provides you with a summary of the Merger Agreement and the Merger, and provides additional information about the parties involved. Following the approval of the Merger proposal by Raytel stockholders, which is assured, the closing of the Merger will occur as promptly as practicable after the special meeting, subject to the satisfaction or waiver of the conditions to the closing of the Merger.

        Please read the proxy statement carefully. Whether or not you plan to attend the special meeting, you are requested to promptly complete, sign and date the enclosed proxy card and return it in the envelope provided. This will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

Sincerely,
John F. Lawler, Jr. Vice President and Chief Financial Officer

PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD IN THE
ENCLOSED ENVELOPE PROMPTLY.

This proxy statement, dated              , 2002, will first be
mailed to stockholders on or about              , 2002.

RAYTEL MEDICAL CORPORATION

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON                        , 2002

TO THE STOCKHOLDERS OF
RAYTEL MEDICAL CORPORATION:

        NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Raytel Medical Corporation, a Delaware corporation ("Raytel"), will be held at 9:30 a.m. local time on              ,              , 2002 at Raytel's offices at 7 Waterside Crossing, Windsor, Connecticut. A proxy card and proxy statement for the special meeting are enclosed.

        The special meeting is for the purpose of:

          1.      Considering and voting to adopt the Agreement and Plan of Merger, dated as of February 7, 2002 (the "Merger Agreement"), by and among Raytel, SHL TeleMedicine Ltd. ("SHL") and SHL TeleMedicine Acquisition Corp. ("Sub"). A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement.

          2.      Transacting such other business as may properly come before the special meeting and any adjournments thereof. At present, our Board of Directors is not aware of any other business that will be presented for consideration at the special meeting.

        Approval of the merger proposal requires the affirmative vote of the holders of at least a majority of the votes entitled to be cast by holders of Raytel common stock. Sub owns 2,408,006 shares of Raytel common stock, or 80.57% of the outstanding common stock, as a result of its recently completed cash tender offer for all outstanding shares of Raytel common stock, which is sufficient for Sub to assure approval of the merger proposal at the special meeting. As a result, the affirmative vote of other Raytel stockholders will not be required to approve the merger proposal.

        Stockholders of record of Raytel at the close of business on April 19, 2002 are entitled to notice of, and to vote at, the special meeting and at any and all adjournments or postponements thereof.

        Under Delaware law, stockholders of Raytel are eligible to exercise appraisal rights in connection with the merger. A stockholder that does not vote in favor of the merger proposal and complies with other necessary procedural requirements will have the right to dissent from the merger and to seek appraisal of the fair value of their shares, exclusive of any element of value arising from the expectation or accomplishment of the merger. For a description of appraisal rights and the procedures to be followed to assert them, stockholders should review the provisions of Section 262 of the Delaware General Corporation Law. A copy of these provisions is included as Annex C to the accompanying proxy statement.

        All stockholders are cordially invited to attend the special meeting in person. Whether or not you plan to attend, please carefully read the accompanying proxy statement, which describes the matters to be voted upon at the special meeting, and mark, date, sign and return the enclosed proxy card in the accompanying reply envelope. You may revoke your proxy at any time prior to the special meeting. If you attend the special meeting and vote by ballot, your proxy vote will be revoked automatically and only your vote at the special meeting will be counted.

        The prompt return of your proxy card will assist us in preparing for the special meeting.

By order of the Board of Directors,
John F. Lawler, Jr. Corporate Secretary
Windsor, Connecticut , 2002

PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND PLEASE
COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE
ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE.

SUMMARY TERM SHEET

        This summary highlights important and material information from this proxy statement but does not purport to be complete. To fully understand the merger described in this proxy statement, you should read carefully the entire proxy statement. We have included section references to direct you to a more complete description of the topics contained in this summary.

        Q:    What Am I Being Asked To Vote On?

        A:    You are being asked to vote to adopt the merger agreement entered into among Raytel Medical Corporation ("Raytel"), SHL TeleMedicine Ltd. ("SHL") and SHL TeleMedicine Acquisition Corp. ("Sub"). Pursuant to the merger agreement, Sub will be merged with and into Raytel and Raytel will become an indirect wholly-owned subsidiary of SHL. This merger is the second and final step of SHL's acquisition of Raytel. The first step was a cash tender offer by Sub, an indirect wholly-owned subsidiary of SHL, for all of the outstanding shares of common stock of Raytel at a price of $10.25 per share, net to the seller in cash without interest thereon, which was completed on April 9, 2002. See "The Transaction Documents—The Merger Agreement" beginning on page 28.

        Q:    What Will I Receive In The Merger?

        A:    Our stockholders (other than SHL, its subsidiaries (including Sub) or Raytel and other than stockholders who perfect their appraisal rights) will receive $10.25 in cash, without interest, for each share of Raytel common stock they own upon completion of the merger. See "The Transaction Documents—The Merger Agreement" beginning on page 28.

        Q:    Does Sub Have The Financial Resources To Pay For The Shares?

        A:    Yes. Sub has informed us that it has sufficient financial resources to pay the merger consideration, and Sub's obligation to complete the merger is not conditioned upon any financing contingency. See "Source and Amount of Funds" on page 28.

        Q:    Are SHL's Financial Results Relevant?

        A:    Since the completion of the merger is not subject to any financing condition, SHL's financial results should not be relevant. See "Source and Amount of Funds" on page 28.

        Q:    Does Raytel Support The Merger?

        A:    Yes. On February 7, 2002, the Raytel Board of Directors (all of whom were unaffiliated with SHL at the time), based upon the unanimous recommendation of a special committee of the Raytel Board, unanimously (1) determined that the merger and the merger agreement are advisable and fair to, and in the best interests of, Raytel and its stockholders, (2) approved the merger agreement and the transactions contemplated thereby and (3) recommended that Raytel's stockholders adopt the merger agreement. To review the background of and reasons for the merger, see "The Merger—Background of the Transaction", "—Reasons of Raytel for the Merger" and "—Recommendation of Our Board of Directors" beginning on pages 3, 12 and 14, respectively.

        Q:    Did The Raytel Board Receive An Opinion From Its Financial Advisor?

        A:    Yes. In connection with the cash tender offer and the merger, the Raytel Board received the opinion of Houlihan Lokey Howard & Zukin Capital, financial advisor to the special committee, dated February 7, 2002, that as of that date, and subject to and based upon the considerations in its opinion, the cash consideration to be received by Raytel's stockholders pursuant to the offer and the merger was fair, from a financial point of view, to such stockholders as of such date. A copy of the opinion is included as Annex B to this proxy statement. See "The Merger—Opinion of Raytel's Financial Advisor" beginning on page 14.

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        Q:    When And Where Is The Special Meeting?

        A:    The special meeting of stockholders of Raytel will be held at 9:30 a.m. local time on            ,                 , 2002 at Raytel's offices, 7 Waterside Crossing, Windsor, Connecticut. See "The Special Meeting" beginning on page 1.

        Q:    Who Can Vote At The Raytel Special Meeting?

        A:    You can vote at the special meeting if you owned shares of Raytel common stock at the close of business on April 19, 2002. As of the close of business on that day, approximately 2,919,822 shares of Raytel common stock were outstanding. See "The Special Meeting" beginning on page 1.

        Q:    How Many Votes Are Required To Approve The Merger Proposal?

        A:    The affirmative vote of the holders of a majority of all outstanding shares of Raytel common stock as of the close of business on the record date is required to approve the merger proposal. Sub already owns a majority of such shares as a result of the tender offer made pursuant to the merger agreement, and will vote in favor of the merger proposal. Thus, the approval of the merger proposal is assured without the vote of any other stockholders. See "The Special Meeting" beginning on page 1.

        Q:    What Happens If I Do Not Vote?

        A:    Whether or not you vote for the merger proposal, you will be paid the merger consideration for your shares of Raytel common stock upon completion of the merger, unless you exercise your appraisal rights. See "The Special Meeting" beginning on page 1.

        Q:    What Rights Do I Have If I Oppose The Merger?

        A:    Stockholders who oppose the merger may exercise appraisal rights but only if they comply with the procedures of Section 262 of the Delaware General Corporation Law included in its entirety as Annex C to this proxy statement. See "Appraisal Rights" beginning on page 25.

        Q:    When Will The Merger Occur?

        A:    The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including approval of the merger proposal by the stockholders of Raytel. Except for stockholder approval, all other conditions to the merger have, to date, been satisfied. Accordingly, we intend to complete the merger as promptly as possible following the special meeting. See "The Merger—Completion and Effectiveness Of Merger" on page 24.

        Q:    When Can I Expect To Receive The Merger Consideration For My Shares?

        A:    Once you have submitted your properly completed letter of transmittal, Raytel stock certificates and other required documents (which will be sent to you in a separate mailing) to Alpine Fiduciary Services, Inc. (the "Depositary" for the merger), the Depositary will send you the merger consideration as soon as reasonably practicable following the completion of the merger. SHL will issue a press release once the merger has been completed. See "The Merger—Completion and Effectiveness of Merger" on page 24.

        Q:    When Should I Send In My Stock Certificates?

        A:    Promptly following completion of the merger, you will be sent a letter of transmittal to complete and return to the Depositary. In order to receive the merger consideration as soon as reasonably practicable following the completion of the merger, you must send the Depositary your validly completed letter of transmittal together with your Raytel stock certificates as instructed in the separate mailing.

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        Q:    What Do I Need To Do Now?

        A:    You should thoroughly read this proxy statement and indicate your vote on your proxy card and sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. The meeting will take place on                , 2002. See "The Special Meeting" beginning on page 1.

        Q: If My Shares Are Held In "Street" Name By My Broker, Will My Broker Vote My Shares For Me?

        A: Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker to vote your shares by following the directions provided to you by your broker. Without instructions, your broker will not vote any of your shares held in "street" name and the effect will be the same as a vote against the merger proposal. See "The Special Meeting" beginning on page 1.

        Q:    Can I Change My Vote After I Have Mailed In My Proxy Card?

        A:    Yes. You can change your vote at any time before we vote your proxy at the special meeting. You can do so in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy to the Corporate Secretary of Raytel at the address given below. Second, you can request a new proxy card and complete and send it to the Corporate Secretary of Raytel at the address given below. Third, you can attend the special meeting and vote in person. You should send any written notice or request for a new proxy card to the attention of Corporate Secretary, Raytel Medical Corporation, 7 Waterside Crossing, Windsor, Connecticut 06095-0727. See "The Special Meeting" beginning on page 1.

        Q:    What Are The Tax Consequences Of The Merger To Me?

        A:    In general, your receipt of the merger consideration will be a taxable transaction for U.S. federal income tax purposes and possibly for state, local and foreign income tax purposes as well. The tax consequences of the merger to you will depend entirely upon your own financial and tax situation. You should consult your tax and legal advisors for a full understanding of the tax consequences of the merger to you. See "The Merger—Certain Federal Income Tax Consequences" beginning on page 24.

        Q:    Who Can Answer Further Questions?

        A:    If you would like additional copies of this proxy statement or a new proxy card or if you have questions about the merger, you should contact John Lawler at Raytel at (860) 298-6100.

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INTRODUCTION	1
THE PARTIES TO THE TRANSACTION	1
THE SPECIAL MEETING	1
Date, Time and Place	1
Matters to be Considered	1
Record Date; Shares Outstanding and Entitled to Vote	2
Quorum; Vote Required	2
Voting and Revocation of Proxies	2
Proxy Solicitation	3
THE MERGER	3
Purpose, Structure and Effect of the Merger	3
Background of the Transaction	3
Reasons of Raytel for the Merger	12
Reasons of SHL and Sub for the Merger	14
Recommendation of Our Board of Directors	14
Opinion of Raytel's Financial Advisor	14
Interests of Officers and Directors in the Merger	21
Completion and Effectiveness of Merger	24
Certain Federal Income Tax Consequences	24
Accounting Treatment	25
Regulatory Approvals	25
APPRAISAL RIGHTS	25
CHANGE IN CONTROL	28
SOURCE AND AMOUNT OF FUNDS	28
THE TRANSACTION DOCUMENTS	28
The Merger Agreement	28
The Stockholders' Agreement	33
The Confidentiality Agreement	34
STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS	34
OTHER MATTERS	36
WHERE YOU CAN FIND MORE INFORMATION	36

ANNEX A	Agreement and Plan of Merger	A-1
ANNEX B	Opinion of Houlihan Lokey Howard & Zukin Capital	B-1
ANNEX C	Section 262 of the General Corporation Law of the State of Delaware	C-1

INTRODUCTION

        This proxy statement and the accompanying form of proxy are being furnished to the holders of shares of common stock, $0.001 par value, of Raytel Medical Corporation, a Delaware corporation ("Raytel"), in connection with the solicitation of proxies by the Raytel Board for use at the special meeting of the stockholders of Raytel to be held on             ,                        , 2002, at Raytel's offices, 7 Waterside Crossing, Windsor, Connecticut, at 9:30 a.m., local time.

THE PARTIES TO THE TRANSACTION

        Raytel, incorporated in 1981, is a provider of healthcare services, focusing on the needs of patients with cardiovascular disease. Raytel believes, based on its industry experience, that it is a leading provider of remote monitoring and testing services utilizing trans-telephonic monitoring technologies in the United States. Raytel also owns and operates a number of outpatient diagnostic imaging facilities and cardiovascular and nuclear cardiology diagnostic service facilities. The principal executive offices of Raytel are located at 7 Waterside Crossing, Windsor, Connecticut 06095-0727, and its telephone number is (860) 298-6100.

        SHL TeleMedicine Acquisition Corp. ("Sub"), a Delaware corporation that is an indirect wholly-owned subsidiary of SHL TeleMedicine Ltd. ("SHL"), was organized to acquire Raytel and has not conducted any unrelated activities since its organization. All outstanding shares of capital stock of Sub are owned by SHL TeleMedicine North America, Inc., an indirect wholly-owned subsidiary of SHL. The principal office of Sub is c/o Brian Alperstein, Lasa, Monroig & Veve, 2121 K Street, N.W., Suite 800, Washington, DC 20037. The telephone number of Sub is (202) 261-3520.

        SHL is a corporation organized under the laws of Israel. SHL develops, markets and provides telemedicine products and services, including cardiology and pulmonology products and services for a variety of patients ranging from high risk and chronically ill patients to healthy individuals who wish to take a more active role in managing their health. SHL is listed on the Zurich SWX New Market. SHL's principal office is located at 90 Igal Alon Street, Tel Aviv 67891, Israel. The telephone number of SHL is (972) 3 561-2212.

THE SPECIAL MEETING

Date, Time and Place

        The special meeting is scheduled to be held at the offices of Raytel Medical Corporation, 7 Waterside Crossing, Windsor, Connecticut, on            ,                             , 2002, beginning at 9:30 a.m., local time.

Matters to be Considered

        At the special meeting, Raytel stockholders will be asked to consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of February 7, 2002, among Raytel, SHL and Sub (the "Merger Agreement"). Approval of this merger proposal by the stockholders of Raytel is a condition to Raytel's participation in the merger of Sub into Raytel (the "merger").

        On February 7, 2002, the Raytel Board (all of whom were unaffiliated with SHL at that time), based upon the unanimous recommendation of a special committee of the Raytel Board, unanimously (i) determined that the merger and the Merger Agreement are advisable and fair to, and in the best interests of, Raytel and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby and (iii) recommended that Raytel's stockholders adopt the Merger Agreement.

        Our Board of Directors knows of no other matters that will be presented for consideration at the special meeting. If any other matters properly come before the special meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Record Date; Shares Outstanding and Entitled to Vote

        Our Board of Directors has fixed the close of business on April 19, 2002 as the record date for the determination of the holders of Raytel's common stock entitled to notice of and to vote at the special meeting.

        Only holders of record of Raytel common stock as of the close of business on the record date will be entitled to notice of and to vote at the special meeting. As of the record date, there were approximately 2,988,687 shares of Raytel common stock outstanding and entitled to vote at the special meeting, held by approximately 230 stockholders of record, with each share entitled to one vote. As of the record date, Sub owned 2,408,006 shares of Raytel common stock, representing approximately 80.57% of the outstanding shares of Raytel common stock.

Quorum; Vote Required

        The presence, in person or represented by proxy, of the holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the special meeting will constitute a quorum. Approval of the merger proposal will require the affirmative vote of the holders of a majority of the shares of Raytel common stock outstanding on the record date. Because Sub owns in excess of 50% of the shares of Raytel and these shares will be present at the special meeting and voted in favor of the proposed merger, the approval of the merger is assured.

Voting and Revocation of Proxies

        Stockholders are requested to complete, date, sign and promptly return the accompanying form of proxy in the enclosed envelope. Shares of Raytel common stock represented by properly executed proxies received by Raytel and not revoked will be voted at the special meeting in accordance with the instructions contained in the proxy cards. If instructions are not given, proxies will be voted FOR authorization of the merger proposal. However, brokers do not have discretionary authority to vote shares held in street name. Therefore, the failure of beneficial owners of shares held in street name to give voting instructions to brokers will result in broker non-votes. Broker non-votes, abstentions and the failure to vote will have the same affect as votes cast against authorization of the merger proposal.

        If any other matters are properly presented at the special meeting for consideration, the persons named in the enclosed form of proxy and acting under the proxy will have discretion to vote on such matters in accordance with their best judgment. Because our by-laws require advance notice of any business to be properly transacted at a meeting of stockholders, our Board of Directors does not expect any other matters to be presented at the special meeting, and the persons named in the enclosed form of proxy will not use their discretionary authority to present any material matters not discussed in this proxy statement. In addition, we do not expect any changes to the terms of the proposed merger described in this proxy statement, and the persons named in the enclosed form of proxy will not use their discretionary authority to approve any changes to the merger proposal that are materially different than the terms of the proposed merger described in this proxy statement without giving stockholders an opportunity to change their vote.

        Any proxy card signed and returned by a stockholder may be revoked at any time before it is voted either by delivering to the Corporate Secretary of Raytel at Raytel Medical Corporation, 7 Waterside Crossing, Windsor, Connecticut 06095-0727, written notice of such revocation or a duly executed proxy bearing a later date or by attending the special meeting and voting in person. Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

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Proxy Solicitation

        We will bear the costs of solicitation of proxies and the cost of preparing, printing and mailing this proxy statement in connection with the special meeting. In addition to solicitation by mail, our directors, officers and regular employees may solicit proxies from stockholders by telephone, telegram, personal interview or otherwise. Our directors, officers and employees will not receive additional compensation but may be reimbursed for out-of-pocket expenses in connection with their solicitation of proxies. Given that Sub has sufficient votes to approve the merger, we do not anticipate the need to solicit votes other than by mail. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of shares of Raytel common stock held of record by them, and such custodians will be reimbursed by us for their reasonable expenses.

        You should not send any stock certificates representing shares of Raytel common stock with your proxy. Instead, once the merger has been completed you will receive a separate mailing with instructions to mail your stock certificates with your letter of transmittal to the Alpine Fiduciary Services, Inc.

THE MERGER

Purpose, Structure and Effect of the Merger

        The purpose of the merger is for Sub to acquire all of the remaining outstanding Raytel common stock not owned by subsidiaries of SHL (including Sub) and to provide Raytel stockholders (other than Sub and those who perfect their appraisal rights) with $10.25 in cash, without interest, for each share of Raytel common stock that they hold. The merger is the second and final step of SHL's acquisition of Raytel. The first step was a cash tender offer by Sub, an indirect wholly-owned subsidiary of SHL, for all of the outstanding shares of common stock of Raytel at a price of $10.25 per share, net to the seller in cash without interest thereon, which was completed on April 9, 2002. In connection with the merger: (i) Raytel will become an indirect wholly-owned subsidiary of SHL; and (ii) the holders of shares of Raytel common stock (other than Sub and those who perfect their appraisal rights) will receive $10.25 per share, in cash, without interest.

        The structure of the merger calls for Sub to be merged with and into Raytel. Raytel will be the surviving corporation and will be a wholly-owned subsidiary of SHL. Under the Merger Agreement, the officers of Raytel and the directors of Sub immediately prior to the effective time of merger shall be the officers and directors of the surviving corporation on and immediately following the effective time of the merger, although Raytel has agreed to cause any officer designated by Sub to be removed at the effective time of the merger. The merger will become effective at the date and time specified in the Certificate of Merger to be filed with the Secretary of State of Delaware.

        If the merger is consummated, the stockholders of Raytel will no longer have any equity interest in Raytel, and therefore will not share in its future earnings and growth. Instead, each stockholder (other than Sub and those who perfect their appraisal rights) will receive, upon surrender to the depositary of a letter of transmittal and their Raytel stock certificate or certificates, $10.25 in cash, without interest, for each share of Raytel common stock. Following the effective time of merger, Raytel will apply to the Securities and Exchange Commission ("SEC") for the deregisration of the Raytel common stock and will no longer be subject to periodic reporting requirements under the Securities Exchange Act of 1934, and the Raytel common stock will be delisted from Nasdaq and no longer publicly traded.

Background of the Transaction

        On August 13, 2001, we received a non-binding proposal from Richard F. Bader, at the time our chairman and chief executive officer, and Albert J. Henry, a former director, on behalf of themselves and certain unnamed members of our management, to acquire all of our equity on a fully-diluted basis for a cash purchase price of $7.00 to $9.00 per share. The group requested an exclusivity period to

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conduct due diligence, obtain financing and negotiate the terms of the acquisition, and also requested $100,000 to cover due diligence costs.

        Following informal discussions among our board members, meetings of our board of directors were held on August 17, 2001 and August 21, 2001. At these meetings, which Mr. Bader did not attend, the board discussed the proposal and determined to form a special committee of independent directors to evaluate the proposal (the "Special Committee"). A further meeting of our board of directors was held on September 17, 2001, at which the board adopted resolutions authorizing the formation of the Special Committee and granting it the authority to determine the advisability of and make recommendations to the board regarding the proposal, and, if the Special Committee deemed advisable, to terminate discussions with the Bader group and/or investigate and pursue alternatives to the proposal. The board authorized and empowered the Special Committee to retain and consult with advisors, including financial and legal advisors, and to take such action as the Special Committee deemed advisable and appropriate to carry out its mandate. The board named Gene I. Miller and Allan Zinberg as the members of the Special Committee.

        The Special Committee interviewed several investment banking firms to act as its financial advisor. The Special Committee determined to negotiate an engagement agreement with Houlihan Lokey Howard & Zukin Capital ("Houlihan Lokey"), after considering relative to the other firms interviewed, among other things, Houlihan Lokey's national reputation, depth of experience in health care acquisitions and capability of conducting a fairness analysis of any proposed transaction. The Special Committee also interviewed and engaged legal counsel to advise the Special Committee.

        The Special Committee negotiated the terms of an engagement agreement with Houlihan Lokey and an agreement was signed on September 25, 2001. Under the agreement, Houlihan Lokey was engaged as the Special Committee's exclusive financial advisor to assist the Special Committee in determining whether to pursue the proposal that had been received by the Special Committee or to formulate and evaluate other strategic alternatives including, but not limited to, seeking another acquisition offer, to assist the Special Committee in negotiating the financial aspects and facilitate the consummation of any such acquisition and, if requested, to render an opinion with respect to the fairness, from a financial point of view, to our stockholders of the consideration to be received in any such acquisition.

        On October 1, 2001, the Special Committee received a letter from RT Acquisition Group, Inc. ("RT"), an acquisition vehicle formed by Messrs. Bader and Henry, in which RT reaffirmed the $7.00 to $9.00 non-binding proposal, requested that we grant it an exclusivity period and that we pay $300,000 to cover RT's expenses. The proposal also was subject to the availability of financing. On the same date, RT publicly disclosed the offer by the filing of a Schedule 13D with the SEC, and we issued a press release disclosing the offer, indicating that the Special Committee had been formed and that Houlihan Lokey had been retained to assist in the evaluation of the proposal and other strategic alternatives.

        From September 25 to October 16, 2001, Houlihan Lokey conducted a preliminary analysis of our company for the purposes of evaluating RT's offer and advising the Special Committee with respect to strategic alternatives. During this period, Houlihan Lokey received informal indications of interest from two other parties. On October 16, 2001, Houlihan Lokey presented the conclusions of its preliminary analysis at a meeting of the Special Committee. The presentation included a discussion and analysis of RT's proposal, our current and prospective financial condition, and our various strategic alternatives, including, but not limited to, discontinuing all discussions concerning a potential strategic transaction, negotiating exclusively with RT, negotiating exclusively with other interested parties or identifying and contacting other potential buyers. After consideration of these and other issues, the Special Committee determined that it was not in the best interest of Raytel and its stockholders to enter into the requested exclusivity arrangement with RT and fund the $300,000 requested to cover the costs of RT's

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due diligence review. However, the Special Committee determined that it was in the best interest of our stockholders to continue to explore strategic alternatives, including the possible sale of all or part of our company to RT or another party. To that end, the Special Committee authorized Houlihan Lokey to identify and contact potential strategic and financial buyers, to provide informational materials regarding our company (subject to execution of a confidentiality agreement) and to negotiate with RT and the parties that had previously expressed interest.

        Houlihan Lokey promptly commenced the process of identifying and contacting potential strategic and financial buyers. All those who expressed interest in receiving confidential materials regarding our company (including RT) were required to sign a confidentiality agreement as a condition to such receipt.

        On October 12, 2001, Houlihan Lokey presented a confidentiality agreement to RT for execution. The provisions of the agreement became the subject of negotiations in which RT sought exclusivity and expense reimbursement as a condition to signing a confidentiality agreement. The negotiations culminated in the execution by RT of a confidentiality agreement without such provisions on November 30, 2001, and RT was thereafter furnished with informational materials regarding our company.

        On October 17, 2001, RT presented a draft agreement under which the Special Committee would grant exclusivity to RT and would reimburse RT for up to $300,000 of its transactions costs. Between October 17, 2001 and November 8, 2001, the Special Committee and its counsel negotiated with RT on the terms of this proposal. At a November 9, 2001 meeting of the Special Committee, the Special Committee determined that it would not be in the best interests of the stockholders to grant exclusivity to RT but that it would be in the stockholders' best interests to attempt to negotiate a more limited expense reimbursement agreement in view of the fact that RT had threatened to withdraw its bid unless its expenses were reimbursed.

        On October 25, 2001, Yariv Alroy, SHL's co-president, and another representative of SHL met with Mr. Bader in San Mateo, California to discuss the possibility of SHL's participation in the acquisition of our company. An unrelated individual experienced in the healthcare industry arranged for and participated in the meeting with Mr. Bader. Following this meeting, Yariv Alroy sent a letter to Mr. Bader on November 1, 2001, confirming SHL's interest in exploring the possible acquisition of Raytel.

        On November 3, 2001, Houlihan Lokey delivered an e-mail message to Yariv Alroy and Erez Alroy, SHL's co-presidents, which (i) introduced Houlihan Lokey, (ii) referred to RT's publicly-announced proposal to acquire Raytel for between $7.00 to $9.00 per share, (iii) conveyed the Special Committee's and Houlihan Lokey's intention to conduct an accelerated process to explore its strategic alternatives and (iv) invited SHL to contact Houlihan Lokey if SHL was interested in pursuing a possible transaction with us.

        On November 6, 2001, Houlihan Lokey participated in a telephone conference with Erez Nachtomy, SHL's executive vice-president, and other representatives of SHL to discuss Houlihan Lokey's view of the process to be implemented by the Special Committee to explore strategic alternatives. Following that call, on November 6, 2001, Houlihan Lokey received a letter from SHL expressing (i) SHL's interest in participating in the process in order to explore the possibility of it acquiring Raytel, (ii) SHL's preliminary view that there might be room to offer to pay more than the publicly-announced price range for our common stock indicated in RT's October 1, 2001 13D filing and (iii) SHL's desire to commence its due diligence investigation of our company.

        On November 6, 2001, Rory Riggs of Balfour, LLC ("Balfour") contacted Houlihan Lokey to express Balfour's interest in the sale process. Balfour was at the time our largest stockholder, owning approximately 11.7% of the outstanding shares of our common stock. On November 6, 2001, Houlihan

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Lokey sent a confidentiality agreement to Balfour for execution. That confidentiality agreement was not executed and returned. Balfour subsequently executed a confidentiality agreement on December 20, 2001, after it had joined with RT to submit a non-binding proposal on December 17, 2001.

        Also on November 6, 2001, Houlihan Lokey forwarded to SHL a proposed confidentiality agreement. Representatives of Houlihan Lokey and SHL negotiated the terms of the confidentiality agreement through the last week of November 2001 and the confidentiality agreement was executed by the parties on November 29, 2001. SHL was thereafter presented with information materials. Representatives of Houlihan Lokey and SHL's financial advisor, CIBC World Markets Corp. ("CIBC World Markets") had numerous conferences over the next several weeks with respect to such information. SHL and its representatives were provided internal financial and operational information over that period.

        On December 5, 2001, our board of directors, on the recommendation of the Special Committee and with Mr. Bader abstaining, granted to the RT bidding group a limited waiver under the triggering provisions of the Rights Agreement dated as of August 14, 1998 between us and BankBoston, N.A. (the "Rights Agreement") to the extent necessary to permit the RT bidding group to evaluate, prepare, negotiate and finance a potential acquisition of our company. The waiver under the Rights Agreement was conditioned upon the RT bidding group and its affiliates both holding less than 25% of the beneficial ownership of our outstanding common stock and not acquiring additional securities of our company.

        On December 6, 2001, RT entered into an agreement with the Special Committee pursuant to which we agreed to (i) reimburse certain out-of-pocket expenses incurred by RT in conducting due diligence and evaluating, negotiating and structuring a potential business combination transaction and in preparing a formal bid to acquire us, and related financial arrangements, up to a maximum of $75,000, of which $50,000 would be payable to the investment banker to be engaged by RT, and (ii) provide a limited consent to the right of RT to enter into agreements, arrangements or understandings with our existing stockholders to become equity or debt participants in RT for the sole purpose of assisting RT in evaluating, preparing, negotiating and financing a potential business combination transaction, in each case subject to the terms and conditions provided therein.

        On December 11, 2001 representatives of SHL, including Messrs. Yariv Alroy and Nachtomy, together with representatives of CIBC World Markets, met with members of our management, including John Lawler, our vice president and chief financial officer, and William Paradis, our vice president-accounting, at our Windsor, Connecticut facility to discuss due diligence matters and visit the facility. These due diligence discussions also included telephone conferences with Mr. Bader and Swapan Sen, our senior vice president and the president and chief operating officer of our imaging division.

        At a December 11, 2001 meeting of the Special Committee, Houlihan Lokey indicated that it had substantially completed the process of soliciting indications of interest and that the parties who had expressed interest had received sufficient information to formulate non-binding bids. In particular, Houlihan Lokey reported that it had contacted 39 unaffiliated parties in total, that twelve of those parties had expressed interest in receiving information about the company, that all but two had received informational materials and that three had met with members of our management. After consideration of certain factors, including the need to retain the interest of prospective bidders, the Special Committee instructed Houlihan Lokey to solicit non-binding bids from interested parties that had performed due diligence and to indicate to such parties that the deadline for submission of bids would be the close of business on December 17, 2001.

        On December 11 and December 12, 2001, Houlihan Lokey advised potential bidders orally and in writing to submit a non-binding proposal to acquire Raytel or one of our divisions by December 17, 2001, and requested that the bidder specify any conditions to which the proposal would be subject.

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        On December 12, 2001, RT objected to the December 17 deadline. At a telephonic meeting of the Special Committee held on December 13, 2001, the Special Committee evaluated RT's objection. After consideration of the process, the components of RT's bid, including price, requests for expenses reimbursement and apparent lack of financing, and requested time deadlines and taking into account Mr. Bader's knowledge of the company, RT's role in delaying its receipt of informational materials and the possibility that other prospective bidders might lose interest if the deadline were to be extended at the request of the bidder associated with management, the Special Committee determined that the deadline should not be extended. Following the meeting, Houlihan Lokey communicated this decision to RT.

        In a telephonic conversation on December 14, 2001, Rory Riggs, the principal of Balfour, advised Houlihan Lokey that Balfour was no longer interested in acquiring our company.

        On December 15, 2001, representatives of Houlihan Lokey and Mr. Allan Zinberg, a Raytel director and member of the Special Committee, spoke by telephone conference with representatives of SHL, including Messrs. Yariv Alroy and Nachtomy, together with representatives of CIBC World Markets, to discuss the status of, and various questions raised by SHL with respect to, the sale process to date.

        On December 17, 2001, Houlihan Lokey received a letter from RT in which RT proposed an offer of $7.50 to $9.50 which was joined in by Balfour. The letter stated that Balfour was acting in concert with RT for the sole purpose of assisting RT in evaluating, preparing, negotiating and financing the proposed transaction. The revised bid was conditioned on payment by Raytel of $225,000 of RT's out-of-pocket expenses in connection with conducting due diligence and negotiating a definitive agreement in addition to the $75,000 previously agreed to be paid by the Special Committee and authorizing that $50,000 of the expenses previously agreed to be paid to the financial advisor to RT instead be paid to the financial advisor to Balfour. The proposal acknowledged that Balfour had not agreed to be bound by a confidentiality agreement and that, if the RT/Balfour proposal were accepted and we entered into an exclusivity agreement with the RT/Balfour group, Balfour would be prepared to negotiate an acceptable form of confidentiality agreement. On December 18, 2001, Messrs. Bader and Henry and RT filed Amendment No. 1 to their Schedule 13D, and were joined in such filing by Balfour and Rory Riggs, individually. Attached to the amendment was the December 17 letter addressed to Houlihan Lokey.

        On December 17, 2001, SHL submitted to the Special Committee a non-binding proposal to acquire all the fully-diluted outstanding shares of our common stock by means of a cash tender offer or merger at a price of $11.50 per share. The proposal was subject to several conditions, including the satisfactory completion of SHL's due diligence investigation and the negotiation and preparation of definitive agreements. In addition, the proposal was based on certain assumptions, including assumptions with respect to liabilities which might result from the fact that certain reimbursement claims submitted by the New Jersey facility of the Raytel Cardiac Services, Inc. subsidiary related to transtelephonic pacemaker monitoring services had not complied in all respects with certain requirements of Medicare's policy guidelines relating to the duration of testing sessions (the "New Jersey Claims").

        By the close of business on December 17, 2001, the Special Committee had received three proposals to acquire all of our outstanding common stock: the joint proposal from RT and Balfour, the proposal from SHL and a joint proposal by a strategic buyer and financial buyer. In addition, the strategic buyer also made an alternate proposal to acquire only the business assets of our subsidiary, Raytel Cardiac Services, Inc. The joint proposal by the strategic buyer and financial buyer to acquire all of our outstanding stock was at a price per share below the SHL proposal (and below the $10.25 per share offer price that the Special Committee accepted from SHL) and was subject to due diligence conditions and regulatory approval. Each of the proposals contained a condition that the Special

7

Committee negotiate exclusively with the bidder. At a meeting of the Special Committee held on December 18, 2001, Houlihan Lokey presented a comparative analysis of the proposals. At the conclusion of the meeting, the Special Committee instructed Houlihan Lokey to provide additional information to the bidders and to solicit final and best proposals from each bidder by December 21, 2001.

        On December 19, 2001, representatives of Houlihan Lokey spoke by telephone conference with CIBC World Markets to discuss SHL's December 17, 2001 proposal letter. Also on December 19, 2001, counsel for the Special Committee and counsel for Balfour conferred with respect to the Special Committee's requirement for a confidentiality agreement before information would be provided directly to Balfour. On December 20, 2001, Balfour executed a confidentiality agreement and delivered it to counsel for the Special Committee. On December 21, 2001, counsel for the Special Committee notified Houlihan Lokey of receipt of the confidentiality agreement.

        On December 20, 2001, Houlihan Lokey provided to each bidder other than RT/Balfour our updated budget for 2002. The management member of the RT/Balfour group had direct access to the budget material in his capacity as our chief executive officer. The updated budget material was also sent to Balfour by Federal Express on December 21, 2001, when Houlihan Lokey was advised that Balfour had executed a confidentiality agreement, although Balfour advised the Special Committee that the materials were not received by it until December 27, 2001.

        On December 20, 2001, each bidder was requested by representatives of Houlihan Lokey to submit a revised non-binding proposal by December 21, 2001 that was responsive to certain questions and comments made by Houlihan Lokey in respect of the bidder's earlier proposal.

        On December 21, 2001, SHL submitted a revised non-binding proposal to acquire all the fully diluted outstanding shares of our common stock by means of a cash tender offer at a price of $11.50 per share (or $11.00 if its due diligence investigation did not support certain assumptions), which proposal superseded SHL's December 17, 2001 proposal. The proposal was subject to several conditions, including the satisfactory completion of SHL's due diligence investigation and the negotiation and preparation of definitive agreements. The proposal was based on certain assumptions, including assumptions with respect to the New Jersey Claims.

        In a letter dated December 21, 2001, Balfour claimed that the Special Committee had breached its fiduciary duties by not permitting Balfour additional time to make its bid, thus not taking adequate steps to maximize stockholder value, and requested an extension of the bid deadline until after the Christmas holidays. In that letter, Balfour reconfirmed the RT/Balfour bid of December 17, 2001.

        On December 21, 2001, a meeting of the Special Committee was held for the purpose of evaluating the updated bids. A second meeting was held on December 22, 2001 to continue the evaluation. Houlihan Lokey presented a comparative analysis of the bids and discussed the bids in detail with the Special Committee. At the conclusion of those discussions, the Special Committee determined that it should enter into exclusive discussions with SHL, a condition precedent to SHL's willingness to proceed. This determination was based on consideration of SHL's proposed purchase price of $11.50 per share (or $11.00 if its due diligence investigation did not support certain assumptions), which represented a substantial premium over the next highest bid, as well as consideration of the terms, conditions and contingencies of the bid, SHL's proposed timeline for due diligence and negotiation, and an assessment of the likelihood that the proposed transaction would be successfully completed. The Special Committee also evaluated Balfour's claim and its request for an extension of the bid deadline. The Special Committee also noted that the SHL bid would expire on December 27, 2001, two business days later, and that negotiation of an exclusivity agreement would be required in order to meet that deadline. The Special Committee concluded that it would not be in the best interests of our stockholders to delay the bidding process due to its concern that the SHL bid would be lost if the process was revised based upon the request of the RT/Balfour bidder.

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        At the December 22, 2001 meeting, the Special Committee considered the risk that members of management might decide to terminate their employment with Raytel if the Special Committee chose to proceed with any proposal other than the proposal received from RT, Mr. Bader's group. The Special Committee believed that there was a risk to our business and our ability to maximize the value to our stockholders upon a sale of our company if we were unable to retain the services and cooperation of our senior management and that it would be necessary to consider ways to properly provide assurances to management so that they would be in a position to assist the board of directors in maximizing stockholder value in a transaction. Accordingly, the Special Committee, after discussion and deliberation, decided to recommend to the board of directors specified retention bonuses in connection with a change in control of our company and to promote the retention of key members of our management team through the sale process.

        On December 22, 2001, Houlihan Lokey advised CIBC World Markets of the Special Committee's intent to move forward with SHL's proposal to acquire Raytel and negotiate the terms of and enter into an exclusivity agreement.

        From December 26 through December 28, 2001, representatives of Raytel and SHL negotiated the terms of an agreement pursuant to which SHL was granted the exclusive right to negotiate a potential acquisition transaction, and the agreement was executed by the parties on December 28, 2001. SHL's exclusive negotiating rights were ultimately extended through February 7, 2002, after the Special Committee determined that such extension was appropriate under the circumstances.

        Following execution of the exclusivity agreement with SHL, a meeting of the full board of directors was held on December 29, 2001. At the meeting, Mr. Bader was advised of the Special Committee's decision, the execution of the exclusivity agreement with SHL and the commitments of Raytel and its officers pursuant to that agreement. The Special Committee requested cooperation of management with the due diligence process and Mr. Bader agreed to direct management to cooperate. At this meeting, the Special Committee presented the concept of special retention bonuses to key members of management conditioned on successful consummation of the proposed transaction. The final terms of those arrangements were finalized prior to execution of the Merger Agreement.

        From January 2 through January 5, 2002, in furtherance of SHL's due diligence investigation of Raytel, representatives of SHL, including Messrs. Yariv Alroy, Erez Alroy and Erez Nachtomy, made visits to the various offices and facilities of Raytel and met with members of our management, including Messrs. Swapan Sen and Barry Forwand, our Cardiac Services division's senior vice-president of sales, and Jason Sholder, president of our Cardiac Services division. SHL's accountants also visited our facilities in connection with their due diligence investigation of Raytel and continued their work through the third week of January.

        During the first three weeks of January, in furtherance of SHL's due diligence investigation of Raytel, representatives of SHL requested and received from Gray Cary Ware & Friedenrich LLP, counsel to Raytel ("GC"), and Sheppard, Mullin, Richter & Hampton LLP, counsel to the Special Committee ("SM"), additional information concerning Raytel, including with respect to outstanding healthcare issues.

        On January 3, 2002, SHL's counsel, Fulbright & Jaworski L.L.P. ("F&J"), delivered a proposed agreement and plan of merger, to SM, GC and Houlihan Lokey. During the remainder of January, the Special Committee and senior management of SHL and their respective counsel negotiated the terms of the proposed merger agreement. Among the more significant issues negotiated were the circumstances under which a termination fee and expenses would be payable to SHL.

        In a letter dated January 15, 2002, addressed to our board of directors, counsel for Balfour restated its claim that the Special Committee had breached its fiduciary duties, requested the board to call a special meeting of stockholders to elect new directors and requested that Balfour's nominees be

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placed on the slate. In additional correspondence sent in the succeeding weeks, counsel to Balfour indicated that it would publicly air its claim through a filing with the SEC. In a filing made with the SEC on February 5, 2002, Balfour stated that it intended to speak with certain of our stockholders to discuss its claim that we have not taken all procedures and acts to maximize stockholder value in connection with a potential sale transaction. Balfour also stated that it intended to discuss with our stockholders its request that we call a special meeting of stockholders and/or its intent to possibly initiate a proxy solicitation in order to nominate a new slate of directors supported by Balfour.

        On January 16, 2002, representatives of SHL, an attorney at F&J and representatives of Houlihan Lokey spoke with Mr. Sholder, president of Raytel's Cardiac Services division, by telephone conference to further discuss due diligence issues.

        On January 23, 2002, the exclusivity agreement between us and SHL was extended until January 29, 2002 by mutual agreement of the parties.

        On January 31, 2002, after substantial completion of SHL's due diligence, SHL submitted a revised bid by letter to the Special Committee in which SHL lowered its bid price to $10.00 per share. SHL stated that its due diligence review had revealed several issues that had caused it to lower the bid, including anticipated lower than expected first quarter financial results and certain findings of its due diligence review, including its assessment of the status of the New Jersey Claims. A meeting of the Special Committee was held on January 31, 2002 for the purpose of evaluating and determining how to respond to the revised bid. After considering SHL's proposal and the alternatives available to the Special Committee, the Special Committee instructed Houlihan Lokey to seek an increase in the price to $10.50 per share and a number of concessions with respect to the terms of the merger agreement.

        On February 1, 2002, a series of telephonic negotiations were held between Houlihan Lokey and CIBC World Markets to discuss the pricing issue. On February 1, 2002, CIBC World Markets, at the direction of SHL, advised Houlihan Lokey that SHL would agree to a price of $10.25 per share and to the resolution of a number of provisions in the proposed merger agreement as proposed by the Special Committee. The parties agreed on the steps that needed to be completed before an agreement could be reached, including availability of Raytel's first quarter financial information. The Special Committee agreed to hold a Special Committee meeting and a board meeting to review the proposed transaction on February 6, 2002.

        Between February 1 and February 7, 2002, the representatives of the parties continued to negotiate the terms of the proposed merger agreement. On February 2, 2002, the exclusivity agreement was extended through February 7, 2002 by mutual agreement of the parties.

        On February 6, 2002, a meeting of the Special Committee was convened for the purpose of determining whether to recommend to our board of directors that it approve the Merger Agreement. Houlihan Lokey presented a detailed account of an analysis it had conducted to arrive at its fairness opinion and orally delivered its opinion, subsequently confirmed in a letter dated February 7, 2002. The Special Committee reviewed with its advisors the material terms of the Merger Agreement, and discussed the Special Committee's fiduciary duties in connection with evaluating the Merger Agreement. At the conclusion of the meeting, and after careful deliberation and discussion of a number of factors, including those described below under "—Reasons of Raytel for the Merger," the Special Committee unanimously voted to recommend that our full board of directors approve the Merger Agreement.

        Immediately following the Special Committee meeting, a meeting of our full board of directors was convened. At the meeting, Messrs. Miller and Zinberg reported to Mr. Bader, the third director, on the process followed by the Special Committee, including the investigation of alternatives, described Houlihan Lokey's fairness opinion analysis and reported on the reasons for the Special Committee's recommendation that the board approve the Merger Agreement. The meeting was adjourned until

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February 7, 2002, when it reconvened. When the meeting was reconvened, and after careful deliberation and discussion, the board of directors upon the unanimous recommendation of the Special Committee unanimously determined that the Merger Agreement was fair to, and in the best interests of, our stockholders and approved the execution of the Merger Agreement. The board also approved execution of the Stockholders Agreement by the directors and executive officers.

        Later in the afternoon of February 7, 2002, SHL, Sub and Raytel executed the Merger Agreement and each officer and director of Raytel entered into the Stockholders Agreement with SHL and Sub, agreeing to, among other things, tender their shares in Sub's cash tender offer and vote their shares in favor of the merger. On February 8, 2002, the parties each issued a press release announcing the signing of the Merger Agreement. Pursuant to the Merger Agreement, the parties agreed to commence the cash tender offer (the "Offer") for all of the outstanding Raytel common stock at a price of $10.25 per share, net to the seller in cash without interest thereon, by February 22, 2002.

        On February 13, 2002, Messrs. Bader and Henry and RT filed Amendment No. 2 to their Schedule 13D. The filers stated that Mr. Bader had agreed to tender his shares to SHL in connection with the Offer and that Mr. Bader, Mr. Henry and RT Acquisition Group no longer intend to act in concert with each other or with Balfour, and no longer intend to engage in discussions with the Special Committee in connection with their proposal submitted on December 17, 2001.

        On February 22, 2002, SHL filed with the SEC a Schedule TO and commenced the Offer, and Raytel filed with the SEC a Schedule 14D-9 responding to the Schedule TO.

        On February 28, 2002, Raytel issued a press release stating that Raytel, members of its board of directors and other individuals had been named defendants in a class action lawsuit opposing the merger. The plaintiff alleged that the defendants breached their fiduciary duties of loyalty, good faith and independence in connection with the merger by engaging in self-dealing. Raytel stated in the press release its belief that the complaint lacked merit and its intent to vigorously defend the lawsuit. Raytel and the directors have filed answers to the complaint and plaintiff has served on Raytel a request for production of documents.

        On March 6, 2002, Raytel received a letter from counsel to Balfour alleging that the Schedule 14D-9 filed by Raytel contained false and misleading statements of fact. It also stated the belief of Balfour that Houlihan Lokey conducted an unfair bidding process for Raytel. In response to this letter, SM responded via a letter dated March 8, 2002. The letter contained rebuttals of the alleged misstatements of fact and stated SM's belief that the Schedule 14D-9 did not contain false or misleading information. Copies of this correspondence were filed with the SEC as exhibits to Raytel's Amendment No. 2 to Schedule 14D-9 on March 12, 2002.

        On March 22, 2002, SHL issued a press release announcing that it had extended the Offer until 5:00 p.m., Monday, April 1, 2002. The Offer had previously been scheduled to expire on March 21, 2002.

        On April 2, 2002, SHL issued a press release announcing that it had accepted for payment all Raytel shares tendered into the Offer and was providing a subsequent offering period beginning on Tuesday, April 2, 2002, at 9:00 a.m. New York City time, and expiring on Tuesday, April 9, 2002, at 5:00 p.m. New York City time, to allow Raytel stockholders who had not to date tendered the opportunity to tender and receive $10.25 per share immediately rather than wait for consummation of the merger. The shares accepted for payment on April 2, 2002 represented approximately 77% of Raytel's outstanding common stock.

        On April 2, 2002, our board of directors approved an increase in the number of directors constituting the board to seven directors and elected Messrs. Brian Alperstein, Erez Alroy, Yariv Alroy and James Nolan, designees of Sub, as directors of Raytel as provided in the Merger Agreement.

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        On April 8, 2002, Mr. Bader resigned as chairman of the board and chief executive officer of Raytel and as a director of Raytel.

        On April 10, 2002, SHL announced that 2,408,006 shares of Raytel common stock, representing approximately 80.57% of the outstanding shares of Raytel, had been accepted for payment by Sub.

Reasons of Raytel for the Merger

        In approving the Merger Agreement and the transactions contemplated by the Merger Agreement, and recommending that all stockholders tender their shares of our common stock pursuant to the Offer, the Special Committee considered a number of factors, including the following:

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  Market Price and Premium. The Special Committee considered the recent and historical price and trading activity of our common stock. In particular, the Special Committee considered that the price of $10.25 per share to be paid in the Offer and the merger represents a premium of 28% over our closing stock price on February 7, 2002, the date our board of directors approved the Merger Agreement, and a 101% premium over our closing stock price on September 28, 2001, which was the day before RT's non-binding proposal was publicly announced.

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  Houlihan Lokey Fairness Opinion. Our Special Committee and board of directors considered the fairness opinion delivered to the Special Committee and the board of directors by Houlihan Lokey, dated February 7, 2002, that based upon and subject to the various factors, limitations and assumptions described in the opinion, the cash consideration to be received by the holders of shares of our common stock pursuant to the Offer and the merger was fair, from a financial point of view, to such holders. You are urged to read the fairness opinion which is attached as Annex B to this proxy statement carefully and in its entirety before deciding whether to vote in favor of the proposed merger.

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  Transaction Structure. The Special Committee evaluated the benefits of the transaction being structured as an immediate cash tender offer for all of the outstanding shares of our common stock to be followed by a merger for shares not tendered at the same price per share. The Special Committee also considered the fact that the transaction was structured so that the representations and warranties contained in the Merger Agreement would not survive the closing and none of the offered price is contingent. The Special Committee also considered the fact that the Offer would enable our stockholders the opportunity to obtain cash for all of their shares at the earliest possible time.

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  Strategic Alternatives. The Special Committee considered alternatives to the Offer and the merger, including a sale of all or parts of our company. The Special Committee noted that Houlihan Lokey had contacted 39 potential strategic and financial buyers and that the Special Committee received three other offers to purchase all or a portion of our company. The Special Committee considered the terms of the Offer and the merger to be superior to the alternative proposals, including the price offered, the conditions proposed and the probability of completing the transaction. The Special Committee considered whether selling our company on a division-by-division basis, rather than as a whole, would be in the best interests of our stockholders and concluded that it would not. In particular, the Special Committee determined that finding buyers willing to acquire all of the divisions of our company and other assets would prove to be difficult. The process would require us to incur additional shut down and severance costs and higher transaction costs while maintaining a public company structure. In addition, the Special Committee recognized that the disbursement of the proceeds of sale to our stockholders would likely have to be delayed until the conclusion of the last transaction and the satisfaction of remaining liabilities, which could delay distribution for a significant period.

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  Financing and Liquidity. The Special Committee considered our current sources of liquidity in light of our working capital and capital expenditure requirements, including our debt repayment obligations and a payment of $2 million plus accrued interest due in June 2002 in connection with our settlement of matters arising from an investigation by the Office of the Inspector General of the Department of Health and Human Services. The Special Committee also considered that we have limited availability under our current revolving credit facility and that it is not likely that we will have access to capital markets in the near term.

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  Our Operating and Financial Condition. The Special Committee considered our current and historical financial condition and results of operations, as well as our prospects and strategic objectives, including the risks involved in achieving those prospects and objectives, and the current and expected conditions in the industry in which we operate. The Special Committee took into consideration the potential effect of changes in Medicare reimbursement for services performed by our Raytel Cardiac Services subsidiary, that our operating results for our first fiscal quarter did not meet our internal budget forecasts, and that uncertainties existed with respect to Medicare reimbursements for prior periods.

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  Higher Certainty of Consummation. The Special Committee considered the fact that the consummation of the Offer and the merger was not subject to SHL's ability to secure financing commitments or a due diligence condition. The Special Committee reasoned that SHL has strong industry knowledge of telemedicine, has a strong balance sheet and is in a good strategic position to acquire our company. The transaction was not subject to review pursuant to the Hart-Scott-Rodino Antitrust Improvements Act. In addition, SHL had committed to consummate the Offer subject only to a limited number of conditions.

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  Superior Proposals. The Special Committee considered the fact that while the Merger Agreement prohibits us from soliciting proposals concerning an acquisition of Raytel, the Raytel board of directors, in the exercise of its fiduciary duties, would be able to provide information to, and engage in negotiations with, a third party that makes an unsolicited superior proposal (as defined in the Merger Agreement) and accept a superior proposal if it determines that its fiduciary duties so required, upon payment to SHL of a termination fee of $1,750,000 plus the reimbursement of SHL's out-of-pocket expenses up to $750,000.

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  Discussions with Advisors. The Special Committee discussed and considered in detail all aspects of the Offer and the merger with its financial and legal advisors.

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  Special Committee Formation and Arm's-Length Process And Negotiations. The Special Committee considered the fact that the Merger Agreement and the transactions contemplated by the Merger Agreement were the product of arm's-length negotiations between SHL and the Special Committee, that SHL held no prior interest in Raytel and that the Special Committee members had no interest in the transaction other than as stockholders and option holders of Raytel. The Special Committee considered the extensive process utilized to seek potential bidders, prior unsuccessful attempts to market our company, and the fact that the sale process had been publicly disclosed for a substantial period giving interested potential buyers ample opportunity to contact Houlihan Lokey or the Special Committee. The Special Committee considered the claims asserted by the RT/Balfour group and believes that it has followed a fair process designed to maximize stockholder value. The Special Committee considered that the high end of the RT proposal in which Balfour joined on December 17, 2001, of $7.50 to $9.50 was well below the SHL proposal and below the $10.25 per share offer price that the Special Committee accepted from SHL. The RT/Balfour bid was conditioned on entering into an exclusive negotiating process with RT/Balfour for a substantial period and on payment by Raytel of $300,000 of out-of-pocket expenses anticipated to be incurred by RT/Balfour in connection with due diligence and

13

    negotiating a definitive agreement. The other bidders who participated in the process did not ask for expense reimbursement as a condition to their willingness to participate in the process.

  •
  Potential Conflicts of Interest. The Special Committee considered the interests and potential conflicts of interest of some of our executive officers in the Offer and the merger. See "—Interests of Officers and Directors in the Merger."

  •
  Our Future Prospects. The Special Committee considered the fact that all holders of shares (except for Sub) will not participate in our future prospects. Because of the risks and uncertainties associated with our future prospects, the Special Committee concluded that accepting this proposal would be, in the judgment of the Special Committee, in the best interests of our stockholders.

  •
  Certainty of Value. The Special Committee considered the fact that the consideration to be received in the Offer and the merger would be cash, thus eliminating any uncertainties in valuing the consideration to be received by our stockholders. If any consideration were to be received in the form of stock, these uncertainties might be particularly acute in light of the recent volatility in the price of our common stock, as well as the volatility in the market prices of shares of comparable companies and in the Nasdaq stock market in general.

        The description set forth above is not intended to be exhaustive but merely summarizes the primary factors considered by the Special Committee and our board of directors. In view of its many considerations, neither the Special Committee nor our board of directors found it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered. In addition, individual members of the Special Committee or our board of directors may have given different weights to the various factors considered. The determination to unanimously recommend that Raytel's stockholders tender their shares pursuant to the Offer and approve the Merger Agreement and the transactions contemplated thereby was made after consideration of all of the factors as a whole.

Reasons of SHL and Sub for the Merger

        SHL's and Sub's reason for engaging in the merger is to increase its ownership of Raytel from approximately 81% to 100%. The acquisition of the shares of Raytel common stock was structured as a cash tender offer followed by a cash merger so as to effect a prompt and orderly transfer of ownership of Raytel from Raytel's public stockholders to SHL and to provide those stockholders with cash for all of their shares.

Recommendation of Our Board of Directors

        On February 7, 2002, the Raytel Board (all of whom were unaffiliated with SHL at that time), based upon the unanimous recommendation of the Special Committee, unanimously (i) determined that the Offer, the merger and the Merger Agreement are advisable and fair to, and in the best interests of, Raytel and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby and (iii) recommended that Raytel's stockholders accept the Offer, tender their shares and approve and adopt the Merger Agreement.

Opinion of Raytel's Financial Advisor

Overview

        Pursuant to a letter agreement dated September 25, 2001, the Special Committee retained Houlihan Lokey to act as its financial advisor in connection with the consideration of acquisition offers and, if requested, to render to the Special Committee and Raytel's board of directors an opinion with respect to the fairness, from a financial point of view, to Raytel or its stockholders of the consideration to be received in any such acquisition. The Special Committee interviewed several investment banking

14

firms to act as its financial advisor. The Special Committee retained Houlihan Lokey after considering, relative to the other firms interviewed, among other things, Houlihan Lokey's national reputation, depth of experience in health care acquisitions and capability of conducting a fairness analysis of any proposed transaction.

        Houlihan Lokey was engaged as the Special Committee's exclusive financial advisor to:

  •
  assist the Special Committee in determining whether to (a) pursue the proposal that had been received by the Special Committee from a group, referred to as the RT Group, that included Mr. Richard F. Bader, Raytel's chairman and chief executive officer, or (b) seek other acquisition proposals;

  •
  assist the Special Committee in negotiating the financial aspects and facilitate the consummation of any such acquisition; and

  •
  if requested, to render an opinion with respect to the fairness, from a financial point of view, to Raytel or its stockholders of the consideration to be received in any such acquisition.

Although Houlihan Lokey evaluated the aggregate consideration provided for in the Offer and the merger from a financial point of view, Houlihan Lokey was not requested to, and did not, recommend any specific consideration to be received in the Offer and the merger, which consideration was determined between SHL and the Special Committee.

        At the meetings of the Special Committee and Raytel's board of directors held on February 6, 2002, Houlihan Lokey rendered its verbal opinion that, based upon and subject to various factors, limitations and assumptions, the $10.25 to be paid pursuant to the Offer and the merger (the "Offer Price") was fair from a financial point of view to the Raytel stockholders. Houlihan Lokey sent written confirmation dated February 7, 2002 that as of such date, based upon and subject to various factors, limitations and assumptions, the Offer Price was fair from a financial point of view to the Raytel stockholders.

        Houlihan Lokey did not recommend any specific consideration to the Special Committee or Raytel's board of directors, or that any specific consideration constituted the only appropriate consideration for the Offer and the merger. In addition, Houlihan Lokey's opinion and presentations to the Special Committee and Raytel's board of directors was one of many factors taken into consideration by the Special Committee in making its decision to recommend approval of the Offer and the merger and the board of directors in making its decision to approve the merger. Consequently, the Houlihan Lokey analyses described below should not be viewed as determinative of the opinion of either the Special Committee or Raytel's board of directors with respect to the value of Raytel or whether the Special Committee or Raytel's board of directors would have been willing to agree to different consideration.

        The full text of Houlihan Lokey's opinion, which describes among other things the assumptions made, general procedures followed, matters considered and limitations on the review undertaken by Houlihan Lokey in rendering its opinion is attached as Annex B to this proxy statement. The summary of the Houlihan Lokey opinion in this proxy statement is qualified in its entirety by reference to the full text of the Houlihan Lokey opinion. Stockholders are urged to carefully read the opinion in its entirety. The Houlihan Lokey opinion is directed to the Special Committee and Raytel's board of directors and addresses only the fairness of the Offer Price from a financial point of view to the holders of shares of Raytel's common stock as of the date of the opinion. The Houlihan Lokey opinion does not address any other aspect of the Offer or the merger and does not constitute a recommendation to any holder of Raytel common stock as to whether or not to vote to adopt the Merger Agreement.

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        In arriving at its fairness opinion, Houlihan Lokey, among other things:

  •
  reviewed Raytel's annual reports on Form 10-K for the five fiscal years ended September 30, 2001 and Company-prepared interim management reports for the fiscal years ended September 30, 1998, 1999, 2000 and 2001, and the three-months ended December 31, 2000 and 2001, which Raytel's management identified as being the most current financial statements and interim management reports available as of the date of Houlihan Lokey's opinion;

  •
  reviewed a copy of the Agreement and Plan of Merger and the Stockholders Agreement, each in the form of drafts furnished to Houlihan Lokey on February 4, 2002 (which, for purposes of its fairness opinion, Houlihan Lokey assumed to be identical in all material respects to the agreements that were to be executed);

  •
  reviewed Raytel's Settlement Agreement with the Office of the Inspector General executed in September 2001 concerning Raytel's billing practices and other Medicare violations;

  •
  met with certain members of Raytel's senior management to discuss the operations, financial condition, future prospects and projected operations and performance of Raytel;

  •
  visited certain of Raytel's facilities and business offices;

  •
  had discussions with Raytel's legal counsel in connection with the New Jersey Claims;

  •
  reviewed a forecast prepared by Raytel's management and furnished to Houlihan Lokey with respect to Raytel's fiscal year ending September 30, 2002;

  •
  reviewed the historical market prices and trading volume for Raytel's publicly traded shares of common stock;

  •
  reviewed proposals and/or indications of interest received by Raytel;

  •
  reviewed certain other publicly available financial data for certain companies that Houlihan Lokey deemed comparable to Raytel, and publicly available prices and premiums paid in other transactions that Houlihan Lokey considered similar to the merger;

  •
  reviewed various financial data and other information related to SHL; and

  •
  conducted such other studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

Analyses

        Houlihan Lokey used several methodologies to assess the fairness, from a financial point of view, of the consideration to be received by the holders of shares of Raytel common stock in connection with the Offer and the merger. These methodologies provided an estimate as to the aggregate enterprise value (which represents the value of the shareholders' equity and interest-bearing debt) and price per share of Raytel's common stock. The following is a brief summary of the sources of information and material financial analyses used by Houlihan Lokey in connection with rendering its opinion. This summary includes the financial analyses used by Houlihan Lokey deemed by it to be material, but does not purport to be a complete description of the analyses performed by Houlihan Lokey in arriving at its opinion. This summary of financial analyses includes information presented in tabular format. In order to fully understand the financial analyses used by Houlihan Lokey, the table must be read together with the text of the summary. The table alone does not constitute a complete description of the financial analyses.

Sale Process

        A sale process was initiated and thereafter conducted in a fair and expeditious manner with an objective of maximizing the value of the consideration to be received by Raytel's public stockholders.

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The Special Committee and Houlihan Lokey conducted a process in which Houlihan Lokey solicited indications of interest from 39 unaffiliated parties in total, provided information to those indicating interest and executing confidentiality agreements, and permitted due diligence with those expressing further interest. Based on a review of all the proposals received from potential buyers as a result of this process, including the proposal received from the RT Group, the Special Committee and Raytel's board of directors determined that the offer received from SHL represented the highest and best offer submitted. Houlihan Lokey also reviewed certain information related to indications of interest and offers to purchase Raytel received prior to September 2001. None of these prior offers were superior to the offer received by Raytel from SHL. Houlihan Lokey also noted that other prospective acquirers could emerge after Raytel entered into the Merger Agreement. Under these circumstances such potential bidders would incur a termination fee of $1.75 million and expense reimbursement of up to a maximum of $750,000. The termination fee and such expenses collectively represented approximately 4.5 percent of the transaction value of the Offer and the merger, which Houlihan Lokey considered to be consistent with similar sized transactions.

Valuation Approaches Considered

        In addition to reviewing the previous proposals to purchase all or portions of Raytel and the proposals received through the sale process, Houlihan Lokey used a market multiple approach and public stock price approach in order to determine the estimated market value of Raytel. Houlihan Lokey utilized a comparable transaction approach as a secondary valuation method because of the limited number of relevant transactions involving reasonably similar segments of Raytel's business for which sufficient data were available for analysis. Houlihan Lokey considered but ultimately did not utilize a discounted cash flow analysis due to the absence of multi-year forecasts and long-range business plans for Raytel. The valuation analyses ultimately utilized required studies of the overall market, economic and industry conditions in which Raytel operates and the historical and projected future operating results of Raytel.

        Houlihan Lokey's valuation analysis was conducted on both a consolidated basis and a divisional (i.e., sum of parts) basis. The consolidated analysis estimated, on an aggregate basis, the value of Raytel's Cardiac Services, Diagnostic Imaging and Cardiovascular Diagnostic Facilities divisions, collectively referred to as the Divisions. The consolidated approach estimated the market value of Raytel within the context of a sale of Raytel in its entirety in a single transaction. The sum of parts analysis estimated the market value of each of Raytel's Divisions separately by considering the proceeds to be generated to the holders of shares of Raytel's common stock from the sale of each of the Divisions on a piecemeal basis in a series of separate transactions.

  Market Multiple Approach

        Houlihan Lokey reviewed certain financial information with respect to the following publicly traded comparable companies selected by Houlihan Lokey, collectively referred to as the Comparables, that conduct cardiac services, diagnostic imaging and cardiovascular/surgical center operations:

Cardiac Services	Diagnostic Imaging	Cardiovascular Diagnostic Facilities
American Medical Alert Corporation Compumed, Inc. Lifeline Systems, Inc. Radiologix, Inc.	Alliance Imaging, Inc. Caprius, Inc. Miracor Diagnostics, Inc.	Amsurg, Inc. Surgicare, Inc. United Surgical Partners, Inc.

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        Houlihan Lokey utilized the most recent publicly available information for the Comparables to calculate certain comparative financial ratios, including multiples of:

  •
  enterprise value (EV) to latest twelve months (LTM) earnings before interest, taxes, depreciation and amortization (EBITDA);

  •
  EV to LTM revenue;

  •
  EV to projected next fiscal year (NFY) EBITDA; and

  •
  EV to NFY revenues.

	LTM Valuation Multiples						NFY Valuation Multiples
	EV/LTM EBITDA			EV/LTM Revenue			EV/NFY EBITDA			EV/NFY Revenue
Comparables
	Low	High	Median	Low	High	Median	Low	High	Median	Low	High	Median
Cardiac Services	9.1x	15.7x	12.4x	0.9x	1.8x	1.8x	NA	NA	NA	NA	NA	NA
Diagnostic Imaging	4.9x	13.8x	7.4x	1.1x	3.3x	2.2x	7.3x	13.3x	10.3x	3.2x	3.3x	3.3x
Facilities	9.6x	14.4x	12.2x	2.6x	2.9x	2.8x	7.5x	11.8x	11.7x	2.4x	2.5x	2.5x
Consolidated	4.9x	15.7x	10.9x	0.9x	3.3x	2.2x	7.3x	13.3x	11.7x	2.4x	3.3x	2.5x

        Houlihan Lokey derived indications of the enterprise value of Raytel and each of its Divisions by applying selected revenue and EBITDA multiples to certain adjusted operating results for the latest twelve months and next fiscal year for Raytel. The appropriate multiples were selected based on a comparative analysis of Raytel to the Comparables. The comparative analysis gave consideration to historical and expected growth in revenue and profitability, size and degree of diversification, depth of management, financial and operating leverage and liquidity, among other factors. With respect to latest twelve months financial data, the adjusted operating results for Raytel utilized in the valuation analysis eliminated the effect of discontinued operations and other non-recurring or extraordinary items. For the next fiscal year data, adjustments were considered based on Raytel's performance through the first three months of its fiscal year ending September 30, 2002.

        Based on the above, the resulting indications of the enterprise value of Raytel ranged from approximately $50.0 million to $55.0 million on a consolidated basis, and $48.0 million to $54.0 million on a sum of the parts basis.

        After determining the enterprise value of Raytel, Houlihan Lokey made certain adjustments to determine equity value. For the consolidated valuation, such adjustments included:

  •
  a 20 percent control premium;

  •
  Raytel's current holdings of excess cash and cash equivalents;

  •
  debt obligations;

  •
  an estimate for a possible contingent liability associated with the New Jersey Claims;

  •
  the estimated value of Raytel's consulting agreement with Granada Hills Community Hospital; and

  •
  the dilutive effect of certain stock options outstanding.

        In addition to these adjustments, the sum of parts valuation analysis included an adjustment for estimated shut down costs, but did not include a provision for taxes to be paid on the sale of assets which was assumed to be a best case scenario. This assumption was based on consideration of Raytel's tax position after consultation with Raytel's tax advisors. After consideration of these adjustments, Houlihan Lokey estimated the equity value of Raytel using the market multiple approach to be in the range of $29.4 million to $37.2 million, or $9.27 per share to $11.16 per share under the consolidated

18

approach. Indications of equity value under the sum of parts approach were in the range of $28.0 million to $36.5 million, or $8.83 per share to $10.95 per share.

  Raytel Public Stock Price Approach

        Raytel's public stock price was also considered in the valuation of Raytel. Houlihan Lokey considered various prices of shares of Raytel's common stock in its analysis, including:

  •
  the price of Raytel's common stock as of February 5, 2002 (the date immediately prior to the date the fairness opinion was verbally communicated to the Special Committee);

  •
  a 30-day average;

  •
  a 3-month average; and

  •
  the price of Raytel's common stock one day prior to the announcement of Mr. Bader's initial proposal to purchase the Company.

        Adjustments were made to the observed stock prices, including the application of a 20 percent control premium, deduction for current debt obligations and an estimate for a possible contingent liability associated with the New Jersey Claims. After consideration of these adjustments, Houlihan Lokey estimated the equity value of the Company using the public stock price approach to be in the range of $18.3 million to $30.1 million, or $6.12 per share to $9.50 per share.

  Comparable Transactions Approach

        Although a comparable transactions approach was not utilized in Houlihan Lokey's analysis due to the limited number of relevant transactions involving businesses similar to the individual Divisions or Raytel as a whole for which sufficient data were available for analysis, valuation multiples derived from the identified transactions were considered on a supplemental basis to the multiples selected in the market multiple approach.

        One transaction was identified as comparable with respect to Raytel's Cardiac Services business. The relevant financial data disclosed for this transaction yielded an enterprise value to latest twelve months revenue multiple of 1.10x. Five transactions were identified as comparable with respect to Raytel's Diagnostic Imaging business. The relevant financial data disclosed for these transactions yielded the following multiples: (i) enterprise value to latest twelve months revenue ranged from 0.29x to 2.11x and (ii) enterprise value to latest twelve months EBITDA ranged from 2.50x to 4.20x. Only two of these five transactions disclosed EBITDA levels for such calculations. Three transactions were identified for Raytel's Cardiovascular Diagnostic Facilities business. The relevant financial data disclosed for these transactions yielded the following multiples: (i) enterprise value to latest twelve months revenue ranged from 0.38x to 2.90x and (ii) enterprise value to latest twelve months EBITDA was 7.2x, as only one of these three transactions disclosed EBITDA for such calculations. Based on a review of these results, it was determined that the valuation multiples observed in the comparable transactions approach generally supported those multiples observed in the market multiple approach.

Conclusion

        Based on the above analyses, Houlihan Lokey determined that the consideration of $10.25 per share in cash to be received by the holders of shares of Raytel's common stock was fair, from a financial point of view, to such holders.

        As a matter of general practice, Raytel does not publicly disclose forward-looking financial information. Nevertheless, in connection with its review, Houlihan Lokey considered financial projections for Raytel for its fiscal year ending September 30, 2002. These financial projections were prepared by the management of Raytel under market conditions as they existed as of approximately

19

August 31, 2001. In December 2001, Raytel's management provided Houlihan Lokey with updated projections to reflect certain legislative changes in certain Medicare reimbursement rates to be implemented in 2002. With the exception of this modification, the projections do not take into account any other circumstances or events occurring after the date they were prepared. Factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of Raytel, may cause the projections or the underlying assumptions to be inaccurate. As a result, projections should not be relied upon as necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on such projections.

        In arriving at its fairness opinion, Houlihan Lokey reviewed key economic and market indicators, including, but not limited to, growth in Gross Domestic Product, inflation rates, interest rates, unemployment rates and general stock market performance. Houlihan Lokey's opinion is based on the business, economic, market and other conditions as they existed and could be evaluated as of February 7, 2002, and on the projected financial information available to Houlihan Lokey as of such date. In rendering its opinion, Houlihan Lokey assumed and relied, without independent verification, on the accuracy and completeness of the financial and other information that was publicly available or provided to Houlihan Lokey by the management of Raytel. With respect to the forecasted data prepared by Raytel's management that Houlihan Lokey examined, Houlihan Lokey assumed that it was reasonably prepared and reflected the best current available estimates and good faith judgments of Raytel's management at the time of its preparation as to the future performance of Raytel and on the representations and warranties included in the Merger Agreement. Houlihan Lokey assumed that no material changes occurred in the information reviewed between the date the information was obtained or provided to Houlihan Lokey and the date of its fairness opinion. Houlihan Lokey also assumed, at the date of its opinion, that Raytel was not involved in any material transaction other than the merger, other publicly announced transactions and those activities undertaken in the ordinary course of conducting its respective businesses. Houlihan Lokey did not independently verify the accuracy or completeness of the information obtained or supplied to it and does not assume responsibility for it. Houlihan Lokey did not make or obtain any independent appraisal or valuation of the specific properties or assets of Raytel.

        The summary set forth above describes the material points of more detailed analyses performed by Houlihan Lokey in arriving at its fairness opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to partial analysis or summary description. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and the brief summary described above must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete view of the processes underlying the analyses set forth in Houlihan Lokey's fairness opinion. In its analysis, Houlihan Lokey made numerous assumptions with respect to Raytel, the Offer and the merger, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. However, there were no specific factors reviewed by Houlihan Lokey that did not support its opinion. Additionally, analyses relating to the value of businesses or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

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Professional Fees Paid to Houlihan Lokey

        As described above, the Special Committee retained Houlihan Lokey because Houlihan Lokey is a nationally recognized investment-banking firm with substantial experience in transactions similar to the merger. In connection with its investment-banking business, Houlihan Lokey is continually engaged in providing financial advisory services within the context of mergers and acquisitions, leveraged buyouts, business and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings and private placements of debt and equity securities.

        Pursuant to the letter agreement dated September 25, 2001, between the Special Committee and Houlihan Lokey, the Special Committee, on behalf of Raytel, agreed to pay Houlihan Lokey a fee of $1,040,000 in connection with the Offer and the merger, of which $250,000 was paid in connection with the fairness opinion rendered by Houlihan Lokey.

        The terms of the fee arrangement with Houlihan Lokey, which Houlihan Lokey and the Special Committee believe are customary in transactions of this nature, were negotiated at arms length between the Special Committee and Houlihan Lokey, and the Special Committee was aware of the nature of the fee arrangement, including the fact that a significant portion of the fees payable to Houlihan Lokey is contingent upon completion of a transaction. The portion of the fees payable to Houlihan Lokey in connection with its fairness opinion was not contingent upon completion of a transaction or predicated on the determination made in the opinion.

        Pursuant to the letter agreement, the Special Committee, on behalf of Raytel, also agreed to reimburse Houlihan Lokey for reasonable out-of-pocket expenses and to indemnify Houlihan Lokey against any and all losses, claims, damages, liabilities, costs and expenses arising out of, based upon, or in any way related to the services rendered under the agreement, except to the extent that such liabilities are found in a final court judgment to have resulted directly from Houlihan Lokey's knowingly fraudulent acts, gross negligence, bad faith, willful misfeasance or reckless disregard of its obligations or duties.

Interests of Officers and Directors in the Merger

        Certain members of Raytel's management and the directors of Raytel may be deemed to have interests in the transactions contemplated by the Merger Agreement that are in addition to their interests as stockholders of Raytel and option holders generally. The Special Committee of the Raytel board, consisting entirely of directors who are not members of our management or affiliated with SHL or Sub, were aware of these interests and considered them along with the matters described above in recommending the approval of the Merger Agreement to the Raytel board. The Raytel board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

  The Key Management Retention and Employment Agreements

        We entered into an Amended and Restated Employment Agreement, dated as of February 6, 2002, with Richard F. Bader, our chairman and chief executive officer, to clarify certain provisions of his existing agreement. We also entered into Key Management Retention Agreements, dated as of December 5, 2001 and February 6, 2002, with John F. Lawler, our vice president and chief financial officer, and Swapan Sen, our senior vice president, respectively, which agreements replaced earlier agreements with these individuals.

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        Mr. Bader's employment agreement, as amended, provides that he is entitled to a lump sum payment at the time of termination which is equal to twice his then current annual base salary if he terminates his employment for any reason within six weeks following a change of control; provided that Mr. Bader would be required to extend his employment period if requested by us for a transition period of up to six weeks following the effectiveness of the change of control, in which case Mr. Bader's right to terminate for any reason and receive the lump sum severance payment would begin at the end of the agreed-upon transition period and end six weeks thereafter. Mr. Bader resigned as an officer of Raytel on April 8, 2002, and is therefore entitled to a lump sum payment of $565,032 under his employment agreement. We did not request that Mr. Bader continue his employment for this six-week period.

        Mr. Sen's Key Management Retention Agreement provides that in the event of a change of control of our company during the 12 month term of the agreement and upon the fulfillment of other conditions, Mr. Sen will receive as a retention bonus a lump sum payment in the amount of $350,000. In order to receive the retention bonus, Mr. Sen must have been continuously employed from the date of the Key Management Retention Agreement to the date of the change of control and either (a) Mr. Sen must remain continuously employed by us or certain related entities during the 12 month period following the change of control, or (b) prior to the end of the 12 month period following the change of control, Mr. Sen's employment must be terminated by us other than for cause or by Mr. Sen following certain specified actions by us.

        Mr. Lawler's Key Management Retention Agreement provides that in the event of a change of control of our company during the 12 month term of the agreement and upon the fulfillment of other conditions, Mr. Lawler will receive as a retention bonus a lump sum payment in an amount equal to one-half of Mr. Lawler's annual salary (approximately $160,000) in effect on the date of the change of control, or approximately $80,000. In order to receive the retention bonus, Mr. Lawler must have been continuously employed from the date of the Key Management Retention Agreement to the date of the change of control and either (a) Mr. Lawler must remain continuously employed by us or certain related entities during the six month period following the change of control and must not have executed a qualifying employment agreement with any such entity during that period, or (b) prior to the end of the six month period following the change of control, Mr. Lawler's employment must be terminated by us other than for cause or by Mr. Lawler following certain specified actions by us.

        Under the terms of the Amended and Restated Employment Agreement and the Key Management Retention Agreements, a change of control occurred upon Sub's acceptance of and payment for shares in the Offer.

  Retention Bonuses

        In December 2001, our board of directors approved a cash bonus of $150,000 payable to Mr. Bader, conditioned upon the successful completion of the transactions contemplated by the Merger Agreement. Also, a pool of $200,000 was established for bonuses to other employees who are instrumental in the successful completion of the transaction. As of March 11, 2002, an amount of $178,000 was allocated to various employees, based on recommendations made by Mr. Bader in consultation with the other members of the Raytel board.

  Stock Options

        We maintain the following stock option plans: the 1983 Incentive Stock Option Plan, the 1990 Stock Option Plan, the 1995 Outside Directors Stock Option Plan and the 2000 Stock Option Plan. The Merger Agreement provides that, at the effective time of the merger, each outstanding and unexercised option to purchase shares of our common stock under the 1983 Incentive Stock Option Plan and the 1990 Stock Option Plan, whether or not then vested, will be converted into the right to receive from us

22

a cash amount for each option that is equal to (1) the excess, if any, of the $10.25 per share consideration paid per share in the Offer over the exercise price per share of the subject option multiplied by (2) the number of shares underlying the option. The Merger Agreement also provides that any options that remain outstanding under the 1995 Outside Directors Stock Option Plan and the 2000 Stock Option Plan at the time the Offer is completed will be canceled at such time in accordance with the terms of those plans. Under the terms of these two plans, all outstanding options became exercisable ten days prior to the date the Offer was completed, and all such options that were not exercised as of the time the Offer was completed were terminated. The table below shows, as to each of our directors and executive officers, the number of shares of our common stock subject to in-the-money options granted under these stock option plans on the date the Offer commenced. All of the in-the-money options granted to our directors and executive officers under the 1995 Outside Directors Stock Option Plan and the 2000 Stock Option Plan were exercised prior to April 2, 2002. The shares issued upon exercise were tendered in the subsequent offering period.

Name	Position	Number of Shares Granted(1)	Range of Exercise Price Per Share	Weighted Average Exercise Price Per Share	Aggregate Value of Stock Options(2)
Richard F. Bader	Chairman of the Board of Directors and Chief Executive Officer	23,842	$6.90	$6.90	$79,870.70
Jason Sholder	Senior Vice President and President, Raytel Medical Corporation, and Chief Operating Officer, Raytel Cardiac Services, Inc.	83,332	$5.42-$6.38	$6.09	$346,294.20
Swapan Sen	Senior Vice President, Raytel Medical Corporation, and President and Chief Operating Officer, Raytel Imaging Holdings, Inc.	71,899	$5.42-$6.90	$5.67	$329,605.25
John F. Lawler, Jr.	Vice President and Chief Financial Officer	2,500	$6.90	$6.90	$8,375.00
Gene I. Miller	Director	4,166	$6.90	$6.90	$13,956.10
Allan Zinberg	Director	4,000	$1.95-$6.00	$3.98	$25,100.00

(1)
Excludes all options with an exercise price of $10.25 or more.

(2)
Based on a value per share equal to the $10.25 per share offer price, less the exercise price of the option.

  Indemnification

        The Merger Agreement provides that from and after the effective time of the merger we will indemnify and hold harmless our current and former officers and directors and those of our wholly-owned subsidiaries in respect to claims made within six years following the effective time of the merger to the extent provided in our certificate of incorporation, bylaws and indemnity agreements. Any indemnification obligation will be subject to limitations imposed under applicable law and will be guaranteed by SHL.

        In addition, SHL will, or will cause us to, maintain in effect the current directors' and officers' liability insurance maintained by us, if available, for not less than six years after the effective time of

23

the merger with respect to matters occurring prior to the effective time. We will not be required to pay annual premiums for this insurance in excess of 200% of the annual premium currently paid by us. SHL, at its election, may cause coverage to be provided under a "tail" policy, so long as the terms are at least as favorable in the aggregate to the intended beneficiaries as the existing insurance coverage.

  Special Committee Compensation

        In connection with the formation of the Special Committee to consider and review the proposals we had received, our board of directors authorized the payment to each member of the Special Committee of a one-time fee of $35,000, as compensation for the time spent considering, and participating in negotiations and deliberations respecting, business combination proposals received by us. Our directors who comprise the Special Committee are Gene I. Miller and Allan Zinberg.

Completion and Effectiveness of Merger

        The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including approval of the proposed merger by the stockholders of Raytel. Except for stockholder approval, all other conditions to the merger have, to date, been satisfied. So long as (i) no law or regulation is enacted or deemed applicable to the merger which prevents or makes consummation of the merger unlawful, and (ii) no judgment, injunction, order or decree of a court or other governmental entity is in effect preventing the consummation of the merger, we will consummate the merger as promptly as possible following the special meeting by filing a certificate of merger with the Secretary of State of the State of Delaware.

Certain Federal Income Tax Consequences

        The exchange of Raytel common stock for cash pursuant to the merger will be a taxable transactions for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be taxable under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, a stockholder who receives cash as a result of the merger will generally recognize gain or loss equal to the difference between the adjusted basis of the shares exchanged and the amount of cash received therefor. Gain or loss will be calculated separately for each block of shares converted into cash in the merger.

        If shares converted in the merger are held by a stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if such stockholder's holding period for the shares exceeds one year. In the case of a tendering noncorporate stockholder, long-term capital gains will be eligible for a maximum U.S. federal income tax rate of 20%. In addition, there are limits on the deductibility of capital losses.

        A stockholder (other than certain exempt stockholders including, among others, corporations and certain foreign individuals) whose shares are converted in the merger may be subject to 30% backup withholding unless the stockholder provides its TIN and certifies under penalty of perjury that such TIN is correct (or properly certifies that it is awaiting a TIN) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the IRS. Each stockholder should complete and sign the Substitute Form W-9 that will be included as part of the letter of transmittal sent to stockholders following consummation of the merger so as to provide the information and certification necessary to avoid backup withholding.

        If backup withholding applies to a stockholder, the depositary is required to withhold 30% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to

24

the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return.

        The foregoing discussion is based on the Code, regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The foregoing discussion may not be applicable with respect to shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of shares who are subject to special tax treatment under the Code—such as non-U.S. persons, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations and financial institutions—and may not apply to a holder of shares in light of individual circumstances, such as holding shares as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction.

        The summary of tax consequences set forth above is for general information only and is based on the law in effect on the date hereof. The following summary does not purport to consider all aspects of United States federal income taxation that may be relevant to Raytel stockholders. Because individual circumstances may differ, stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the merger.

Accounting Treatment

        The merger will be accounted for using the purchase method of accounting with Sub as the acquiror.

Regulatory Approvals

        We do not believe that any material regulatory approvals, filings or notices are required by us in connection with the merger, other than filings or notices required under federal securities laws and the filing of a certificate of merger with the Secretary of State of the State of Delaware.

APPRAISAL RIGHTS

        Under Section 262 of the Delaware General Corporation Law ("DGCL"), even if the merger is approved by the holders of the requisite number of shares of Raytel common stock, you are entitled to exercise appraisal rights and obtain payment of the "fair value" for your shares, exclusive of any element of value arising from the expectation or accomplishment of the merger. In order to effectively exercise your appraisal rights, you must satisfy each of the following primary requirements:

  •
  You must hold shares in Raytel as of the date you make your demand for appraisal rights and continue to hold shares in Raytel through the effective date of the merger.

  •
  You must deliver to Raytel a written notice of your demand of payment of the fair value for your shares prior to the taking of the vote at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote against the proposed merger; neither voting against, abstaining from voting nor failing to vote in the proposed merger will, by itself, constitute a demand for appraisal within the meaning of Section 262 of the DGCL.

  •
  You must not have voted in favor of adoption of the Merger Agreement. A failure to vote or abstaining from voting will satisfy this requirement, but a vote in favor of the merger, by proxy or in person, or the return of a signed proxy that does not specify a vote against approval and adoption of the proposed merger, will constitute a waiver of your rights of appraisal and will nullify any previously filed demand for appraisal.

25

        If you fail to comply with any of the above conditions or otherwise fail to comply with the requirements of Section 262 of the DGCL, you will have no appraisal rights with respect to your shares. See Section 262 of the DGCL, a copy of which is attached hereto as Annex C.

        The address for purposes of making an appraisal demand is:

    Raytel Medical Corporation
    7 Waterside Crossing
    Windsor, Connecticut 06095-0727
    Attn: John F. Lawler, Jr.

        Only a holder of record of shares of Raytel common stock, or a person duly authorized and explicitly purporting to act on its, his or her behalf, is entitled to assert an appraisal right for the shares of Raytel common stock registered in its, his or her name. Beneficial owners who are not record holders and who wish to exercise appraisal rights are advised to consult promptly with the appropriate record holders as to the timely exercise of appraisal rights. A record holder, such as a broker, who holds shares of Raytel common stock as a nominee for others, may exercise appraisal rights with respect to the shares of Raytel common stock held for one or more beneficial owners, while not exercising such rights for other beneficial owners. In such a case, the written demand should set forth the number of shares as to which the demand is made. Where no shares of Raytel common stock are expressly mentioned, the demand will be presumed to cover all shares of Raytel common stock held in the name of such record holder.

        A demand for the appraisal of shares of Raytel common stock owned of record by two or more joint holders must identify and be signed by all of the holders. A demand for appraisal signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity must so identify the persons signing the demand.

        An appraisal demand may be withdrawn by a former stockholder within 60 days after the effective time of the merger, or thereafter with the approval of Raytel. Upon withdrawal of an appraisal demand, the former stockholder will be entitled to receive the $10.25 cash payment per share referred to above, without interest thereon.

        Within ten days after the effective time of the merger, Raytel, as the surviving corporation in the merger, will give written notice to each dissenting Raytel stockholder who has satisfied the requirements of Section 262 and has not voted for the proposed merger. Within 120 days after the effective time of the merger (the "120-Day Period"), any former stockholder who has properly demanded an appraisal and who has not withdrawn his or her demand as provided above (such stockholders being referred to collectively as the "Dissenting Stockholders") and Raytel each has the right to file in the Delaware Court of Chancery (the "Delaware Court") a petition (the "Petition") demanding a determination of the fair value of the shares held by all of the Dissenting Stockholders. If, within the 120-Day Period, no Petition shall have been filed as provided above, all rights to appraisal will cease and all of the Dissenting Stockholders will become entitled to receive the payment of $10.25 cash per share, without interest thereon, referred to above. We are not obligated to, and it is not currently expected that we will, file such a Petition. Any Dissenting Stockholder is entitled, within the 120-Day Period and upon written request to us, to receive from Raytel a statement setting forth the aggregate number of shares with respect to which demands for appraisal have been received and the aggregate number of Dissenting Stockholders.

        Upon the filing of the Petition, the Delaware Court may order that notice of the time and place fixed for the hearing on the Petition be mailed to Raytel and all of the Dissenting Stockholders, and be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as may be determined by the Delaware Court. The costs relating to these notices will be borne by Raytel.

26

        If a hearing on the Petition is held, the Delaware Court is empowered to determine which Dissenting Stockholders are entitled to an appraisal of their shares. The Delaware Court may require Dissenting Stockholders to submit their certificates representing shares for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court is empowered to dismiss the proceedings as to any Dissenting Stockholder who does not comply with this request. Accordingly, Dissenting Stockholders are cautioned to retain their share certificates pending resolution of the appraisal proceedings.

        After determination of the Dissenting Stockholders entitled to an appraisal, the Delaware Court will appraise the shares held by such Dissenting Stockholders at their fair value as of the effective time of the merger, exclusive of any element of value arising from the accomplishment or expectation of the merger. When the value is so determined, the Delaware Court will direct the payment by Raytel of such value, with interest thereon if the Delaware Court so determines, to the Dissenting Stockholders entitled to receive the same, upon surrender to Raytel by such Dissenting Stockholders of the certificates representing such shares.

        In determining fair value, the Delaware Court will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court, in quoting Tri-Continental Corp. v. Battye, stated that, in making this determination of fair value, the Delaware Court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In addition, the Delaware Supreme Court stated that elements of future value "which are known or susceptible of proof as of the day of the merger and not the product of speculation" may be considered, other than elements of future value arising from the accomplishment or expectation of the merger. The value so determined could be more than, less than or equal to the price paid pursuant to the merger.

        The Delaware courts may also, on application (i) assess costs among the parties as the Delaware courts deem equitable and (ii) order all or a portion of the expenses incurred by any Dissenting Stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Determinations by the Delaware courts are subject to appellate review by the Delaware Supreme Court.

        Dissenting Stockholders generally are permitted to participate in the appraisal proceedings. No appraisal proceedings in the Delaware courts shall be dismissed as to any Dissenting Stockholder without the approval of the Delaware court, and this approval may be conditioned upon terms which the Delaware court deems just.

        From and after the effective time of the merger, former holders of Raytel common stock are not entitled to vote their shares for any purpose and are not entitled to receive payment of dividends or other distributions on the shares.

        The foregoing description is not, and does not purport to be, a complete summary of the applicable provisions of Section 262 of the DGCL and is qualified in its entirety by reference to the text of Section 262 of the DGCL which is set forth in its entirety in Annex C hereto. Any stockholder considering demanding an appraisal is advised to consult legal counsel. Failure to follow precisely all of the steps required by Section 262 of the DGCL will result in the loss of your appraisal rights. The process of dissenting requires strict compliance with technical prerequisites.

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CHANGE OF CONTROL

        On April 2, 2002, Sub accepted for payment 2,302,558 shares of Raytel common stock validly tendered in the Offer at an aggregate purchase price of approximately $24 million using funds provided to Sub by SHL and its subsidiaries. From April 2, 2002 through April 9, 2002, Sub accepted for payment an additional 105,448 shares of Raytel common stock validly tendered in the subsequent offering period at an aggregate purchase price of approximately $1.1 million using funds provided to Sub by SHL and its subsidiaries. Consequently, SHL, as the sole beneficial owner of Sub, may be deemed to own beneficially an aggregate of 2,408,006 shares, or approximately 80.57% of the outstanding shares of common stock of Raytel. Pursuant to the Merger Agreement, Sub was entitled, upon purchase of and payment for shares under the Offer, to designate such number of directors to the Raytel board of directors as would give Sub representation proportionate to its ownership interest. Pursuant thereto, effective April 2, 2002, Brian Alperstein, Erez Alroy, Yariv Alroy and James Nolan were appointed to the Raytel board of directors, and, with Mr. Bader's resignation as a director effective April, 8, 2002, constitute a majority of Raytel's six member board of directors.

SOURCE AND AMOUNT OF FUNDS

        Sub estimates that the total amount of funds required to purchase all of the outstanding shares of Raytel common stock not owned by Sub pursuant to the merger and to pay related fees and expenses will be approximately $10.1 million. The merger is not conditioned upon Sub entering into any financing arrangements. Sub has obtained all necessary funds from loans from SHL TeleMedicine North America, Inc., its sole stockholder ("SHL NA"). With respect to the intercompany loan from SHL NA, Sub has advised Raytel that (i) SHL NA obtained the funds for the intercompany loan from an equity contribution by SHL NA's sole stockholder and a $24,000,000 loan from Bank Leumi USA pursuant to a Loan Agreement, dated as of April 2, 2002, (ii) the loan bears interest at LIBOR (six month) plus a margin of 0.57%, (iii) the loan is unsecured, and (iv) $5,000,000 principal amount of the loan is due April 2, 2003, and the balance is due April 2, 2004.

THE TRANSACTION DOCUMENTS

The Merger Agreement

        The following is a summary of certain provisions of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement which is included as Annex A to this proxy statement. The Merger Agreement should be read in its entirety for a more complete description of the matters summarized below.

        Tender Offer.    The Merger Agreement provided for the commencement of the Offer on or before February 22, 2002. The Offer commenced on February 22, 2002 and expired at 5:00 p.m., New York City time, on April 1, 2002. On April 2, 2002, Sub accepted for payment and paid for 2,302,558 shares of Raytel common stock. From April 2, 2002 through April 9, 2002, Sub accepted for payment and paid for an additional 105,448 shares of Raytel common stock validly tendered in a subsequent offering period. As a result, Sub now owns 2,408,006 shares of Raytel common stock representing approximately 80.57% of the outstanding Raytel shares.

        The Merger.    The Merger Agreement provides that, at the time the merger is consummated (the "Effective Time") and upon the terms and subject to the conditions of the Merger Agreement, Sub will be merged with and into Raytel. Following the merger, Raytel will continue as the surviving corporation (the "Surviving Corporation") and will be an indirect wholly-owned subsidiary of SHL. Raytel has agreed that if approval of Raytel's stockholders is required by applicable law to consummate the merger, Raytel will cause a meeting of its stockholders to be duly called and held as soon as practicable following the date on which Sub completes the purchase of shares pursuant to the Offer, for the

28

purpose of voting on the approval and adoption of the Merger Agreement and the merger. Raytel has also agreed, if required and at SHL's request, as soon as practicable following the expiration of the Offer, to, among other things, prepare and file a preliminary proxy statement with the SEC, use its reasonable best efforts to respond to any comments of the SEC and cause a definitive proxy statement to be mailed to Raytel's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC staff.

        Certificate Of Incorporation And Bylaws.    The Merger Agreement provides that the certificate of incorporation of Raytel, as in effect immediately prior to the Effective Time, will be amended in the merger to read as set forth in Exhibit 2.05 to the Merger Agreement, which is set forth in Annex A, and as so amended will be the certificate of incorporation of the Surviving Corporation. The bylaws of Sub at the Effective Time will be the bylaws of the Surviving Corporation.

        Directors And Officers.    Pursuant to the Merger Agreement, and subject to applicable law, the directors of Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of Raytel immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. However, upon the request of SHL or Sub, Raytel will cause any officers of Raytel to be removed at the Effective Time.

        Conversion Of Shares.    Pursuant to the Merger Agreement, (i) each share of Raytel common stock issued and outstanding immediately prior to the Effective Time (other than shares held by (a) Raytel or SHL or any of their respective subsidiaries, all of which will be canceled, and (b) stockholders who are entitled to and have properly exercised their appraisal rights under the DGCL) will be converted automatically into the right to receive a cash amount equal to $10.25 per share, without interest thereon (the "merger consideration"), and (ii) each share of common stock of Sub outstanding immediately prior to the Effective Time will be converted into and become one fully paid and non-assessable share of common stock of the Surviving Corporation, and such shares will be the only outstanding shares of capital stock of the Surviving Corporation. Stockholders who perfect their right to appraisal of their shares under the DGCL will be entitled to the amounts determined pursuant to such proceeding.

        Option Plans.    The Merger Agreement provides that at the Effective Time each outstanding option or warrant to purchase shares of Raytel common stock (an "Option" and, collectively "Options"), whether granted under Raytel's existing option plans or otherwise and whether or not then vested or exercisable, will be converted into the right to receive from Raytel an amount of cash equal to the product of (i) the number of shares subject to the Option and (ii) the excess, if any, of $10.25 over the exercise price per share of such Option, less any tax withholding required (the "Option Payment"). All Options, whether or not those Options are converted into cash according to the formula described above, will be canceled and/or terminated. Option Payments will be paid as soon as practicable following the Effective Time.

        Payment for Shares.    Prior to the Effective Time, Sub will appoint a bank or trust company reasonably satisfactory to us as the paying agent. Promptly after the Effective Time, the paying agent will mail a letter of transmittal and other instructional materials to you and the other Raytel stockholders. The letter of transmittal and other materials will tell you how to surrender your Raytel common stock certificates in exchange for the $10.25 per share cash merger consideration. You will not be entitled to receive the cash merger consideration until you send your Raytel common stock certificates to the paying agent, along with a properly completed and signed letter of transmittal. SHL has agreed to cause the cash necessary to pay the cash merger consideration to each holder of Raytel common stock to be made available to the paying agent.

        You should not return your stock certificates with the enclosed proxy card. You should also not send your stock certificates to us or to SHL or Sub. Please keep your stock certificates until you

29

receive a letter of transmittal from the paying agent after the effective time of the merger, and follow the instructions contained in the letter of transmittal.

        If your shares are held in a name other than the name registered in our transfer records, you will have to provide the paying agent with evidence that the shares have been transferred and that any applicable transfer taxes have been paid.

        Our transfer records will close, and we will not register transfers of shares of Raytel common stock on our books, after the Effective Time. If shares are presented for transfer after that time, they will be surrendered and canceled, and the cash merger consideration will be paid to the person who is registered as the holder of the shares on our books.

        If you have lost a certificate, or if your certificate has been stolen or destroyed, in order to receive the cash merger consideration you will have to sign an affidavit stating that your certificate was lost, stolen or destroyed. In addition, if the Surviving Corporation requires, you may have to post a bond indemnifying the Surviving Corporation against any claims made against it with respect to the lost, stolen or destroyed certificate.

        The Surviving Corporation will deduct and withhold from the cash merger consideration any amounts that it is required to deduct and withhold under applicable tax law. All amounts so withheld will be treated for all purposes of the Merger Agreement as having been paid to the applicable Raytel stockholder.

        One year after the Effective Time, the paying agent will deliver to the Surviving Corporation any amount of the cash merger consideration that has not been paid to the former stockholders of Raytel. After that time, the former Raytel stockholders will have to surrender their certificates to the Surviving Corporation to receive the cash merger consideration. Any such stockholder will be deemed a general creditor of the Surviving Corporation for such purpose. Neither SHL, the Surviving Corporation nor the paying agent will be liable to any former Raytel stockholder for any amount of the cash merger consideration properly delivered to a public official under any abandoned property, escheat or similar law.

        Representations and Warranties.    Pursuant to the Merger Agreement, Raytel has made customary representations and warranties to SHL and Sub with respect to, among other matters, its organization and qualification, subsidiaries, capitalization, corporate authorization, governmental authorization, non-contravention, required filings with the SEC, information to be included in the Offer documents, the proxy statement or the other documents required to be filed with the SEC or any other governmental authority relating to the Offer and the merger, absence of certain changes or events, litigation, compliance with law, taxes, employee benefit plans, environmental matters, intellectual property, title and condition of properties, insurance, material contracts, employment matters, finders' fees, opinion of Raytel's financial advisor, voting requirements, books and records, certain business practices, interests of officers and directors, provider/supplier status, Medicare secondary payor compliance, overpayments, settlement agreements, the rights agreement and full disclosure.

        SHL and Sub have made customary representations and warranties in the Merger Agreement to Raytel with respect to, among other matters, their organization, corporate authorization, governmental authorization, non-contravention, information to be included in the Offer documents, the proxy statement or the other documents required to be filed with the SEC or any other governmental authority relating to the Offer and the merger, litigation, financing for the transaction, Sub's operations, finders' fees and full disclosure.

        Covenants.    The Merger Agreement obligates Raytel and its subsidiaries, from the date of the Merger Agreement until the Effective Time, unless SHL otherwise agrees in writing, to (i) conduct their business in the ordinary course consistent with past practice and (ii) use commercially reasonable best efforts to preserve intact their business organizations, goodwill and relationships with third parties,

30

to keep available the services of their officers and employees and to maintain existing relations with customers, suppliers, officers, employees, creditors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time.

        The Merger Agreement also contains specific covenants as to certain activities of Raytel and its subsidiaries during the period from the date of the Merger Agreement until the Effective Time, which provide that Raytel will not (and will not permit any of its subsidiaries to) take certain actions without the prior written consent of SHL, including, among other things and subject to certain exceptions, the making of dividends and other distributions on its capital stock, changing its capital structure, repurchasing or redeeming its capital stock, issuing or selling its securities, amending its organizational documents, acquiring any company or purchasing any material assets, disposing of any material assets, making capital expenditures, incurring any indebtedness (other than under its existing credit facility), adopting any new benefit plans or increasing compensation, entering into new employment contracts, paying bonuses, changing accounting policies, settling litigation or other liabilities, canceling material insurance policies, entering into or amending material agreements or waiving or amending the Rights Agreement pursuant to which it issued preferred stock purchase rights or redeeming the preferred stock purchase rights.

        The Merger Agreement also provides that Raytel, SHL and Sub will not take any action: (i) that would or could reasonably be expected to make any of their respective representations and warranties set forth in the Merger Agreement that are qualified as to materiality to become untrue or incorrect in any respect; or (ii) that would or could reasonably be expected to make any such representations and warranties that are not so qualified to become untrue or incorrect in any material respect.

        Access to Information.    The Merger Agreement provides that, during the period after the execution of the Merger Agreement and prior to the Effective Time, Raytel will, and will cause its subsidiaries to, afford to SHL and its counsel, financial advisors, auditors and other authorized representatives access, upon reasonable notice at reasonable times, to the offices, properties, books and records and contracts and agreements of Raytel and its subsidiaries.

        Pursuant to the terms of the Merger Agreement, except as required by applicable law, SHL and Sub will hold, and will cause their respective officers, directors, employees, accountants, counsel, consultants, advisors, agents and affiliates to hold in confidence, all documents and information concerning Raytel or any of its subsidiaries furnished to SHL or its affiliates in connection with the transactions in accordance with the terms of the confidentiality agreement described below.

        Indemnification; Directors' and Officers' Insurance.    Pursuant to the Merger Agreement, from and after the Effective Time the Surviving Corporation will indemnify and hold harmless (including the advancement of expenses) the current and former directors and officers of Raytel and its wholly-owned subsidiaries (the "Indemnified Parties") in respect of claims made within six years following the Effective Time for acts or omissions occurring on or prior to the Effective Time to the extent provided in Raytel's certificate of incorporation, bylaws and indemnity agreements in effect on the date of the Merger Agreement. However, such indemnification is subject to any limitation imposed from time to time under applicable law. In addition, the parties have agreed that the certificate of incorporation and bylaws of the Surviving Corporation cannot be amended, repealed or otherwise modified in any manner adverse to persons who, as of the date of the Merger Agreement, are Indemnified Parties, without the prior written consent of any such persons, for a period of six years from and after the Effective Time and shall contain indemnification and exculpation provisions which are no less favorable to the Indemnified Parties than those provisions contained in Raytel's certificate of incorporation and bylaws as in effect immediately prior to the date of the Merger Agreement. Any determination required to be made with respect to whether any Indemnified Party may be entitled to indemnification will, if requested by such Indemnified Party, be made by independent legal counsel selected by the Surviving Corporation and reasonably satisfactory to the Indemnified Party.

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        In addition, the Merger Agreement provides that for six years after the Effective Time, SHL shall maintain, or cause the Surviving Corporation to maintain, with respect to matters occurring prior to the Effective Time, directors' and officers' liability insurance policies comparable to those currently maintained by Raytel for the benefit of persons currently covered by Raytel's directors' and officers' liability insurance policies (except to the extent any provisions in such insurance policies are no longer generally available in the market). However, the Surviving Corporation will not be required to pay in any one year an amount in excess of 200% of the aggregate annual premiums currently paid by Raytel for such insurance (which annual premium Raytel represented is $109,000) in order to maintain such directors' and officers' liability insurance policies. Furthermore, the parties have agreed that if the annual premium costs necessary to maintain such insurance coverage exceed such amount, the Surviving Corporation is only obligated to obtain as much coverage as can be obtained for an annual premium equal to 200% of the current premium. SHL may satisfy its obligations under this provision by purchasing a "tail" policy under Raytel's existing directors' and officers' insurance policy.

        The Merger Agreement provides that these indemnification provisions will survive the consummation of the merger at the Effective Time, are intended to benefit Raytel, SHL, the Surviving Corporation and the Indemnified Parties, and will be binding on all successors and assigns of SHL and the Surviving Corporation. In the event that SHL or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors or assigns of SHL or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this provision.

        Certain Employee Benefits.    The Merger Agreement provides that for at least one year after the Effective Time, the Surviving Corporation will provide benefits (other than equity-based compensation), including health and welfare benefits, to employees of Raytel and its subsidiaries who continue their employment after the Effective Time (each, a "Continuing Employee") which are generally not less favorable in the aggregate to such Continuing Employee than the benefits being provided to such Continuing Employee immediately prior to the Effective Time. The Surviving Corporation will recognize the service of each Continuing Employee through the Effective Time as if such service had been performed with the Surviving Corporation for purposes of eligibility and vesting under the Surviving Corporation's benefit plans.

        In addition, pursuant to the terms of the Merger Agreement, the Surviving Corporation must honor Raytel's severance and bonus obligations arising under the agreements and bonus arrangements identified to Sub. The parties have agreed that the transactions contemplated by the Merger Agreement constitute a "change in control" for all purposes under such agreements and bonus arrangements.

        Conditions to Consummation of the Merger.    The respective obligations of Sub, SHL and Raytel to complete the merger are subject to the satisfaction or waiver, at or before the Effective Time, of each of the following conditions:

  •
  the Merger Agreement must have been approved and adopted by the required vote of the stockholders of Raytel in accordance with the DGCL; and

  •
  there must not be any statute, rule or regulation enacted, promulgated or deemed applicable to the merger by any governmental entity preventing the consummation of the merger or making the consummation thereof unlawful, and there must not be in effect any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the merger; provided, however, that each of the parties must have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

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        Termination.    The Merger Agreement may be terminated, and the merger may be abandoned, at any time prior to the Effective Time, whether before or after approval of the merger by the stockholders of Raytel:

  (a)
  by mutual written consent of SHL, Sub and Raytel;

  (b)
  by either Raytel or SHL if any court of competent jurisdiction or other governmental entity has restrained, enjoined, prohibited or otherwise made illegal the acceptance for payment of, or payment for, shares pursuant to the merger by an order (other than a temporary restraining order), decree, ruling or other action which has become final and nonappealable; or

  (c)
  by Raytel if SHL or Sub have made a material misrepresentation or breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to SHL or Sub, as applicable.

        Amendment.    The Merger Agreement may be amended by the parties at any time before or after any required approval of the merger by Raytel stockholders. However, after any such stockholder approval, no amendment may be made that by law requires further approval by such stockholders without the further approval of such stockholders. Any amendment to the Merger Agreement must be in writing signed on behalf of each of the parties; provided that any amendment will require the approval of a majority of the directors then in office who were directors of Raytel on February 7, 2002, the date the Merger Agreement was signed, or are otherwise not affiliates of SHL.

        Waiver.    The parties may, at any time prior to the Effective Time, (i) extend the time for the performance of any of the obligations of the other parties, (ii) waive any inaccuracies in any representations and warranties on the part of the other parties or (iii) waive compliance with any of the agreements or conditions contained therein on the part of the other parties.

The Stockholders' Agreement

        The following is a summary of material provisions of the Stockholders' Agreement (the "Stockholders' Agreement"), dated as of February 7, 2002, by and among SHL, Sub and Raytel's directors and executive officers. The summary is not a complete description of the terms and conditions of the Stockholders' Agreement and is qualified in its entirety by reference to full text of such agreement filed with the SEC as an exhibit to the Schedule TO filed by SHL and Sub on February 22, 2002 (the "Schedule TO"), which is incorporated by reference herein. The Stockholders' Agreement should be read in it entirety for a more complete description of the matters summarized below. The Stockholders' Agreement may by examined, and copies obtained, as set forth under "Where Can You Find More Information" below.

        As a condition and inducement to SHL's and Sub's entering into the Merger Agreement, each of Richard F. Bader, Raytel's then chairman and chief executive officer, Jason Sholder, Raytel's senior vice president and president and chief operating officer of Raytel Cardiac Services, Swapan Sen, Raytel's senior vice president and president and chief operating officer of Raytel Imaging Holdings, John F. Lawler, Jr., Raytel's vice president and chief financial officer, Gene I. Miller, a director of Raytel, and Allan Zinberg, a director of Raytel (each, a "Stockholder"), entered into the Stockholders' Agreement concurrently with the execution and delivery of the Merger Agreement. The Stockholders owned an aggregate of 188,010 Raytel shares (excluding shares subject to Options), representing approximately 6.4% of the Raytel shares outstanding on February 7, 2002, and in-the-money options to purchase an aggregate of 189,739 Raytel shares (representing approximately 5.1% of the outstanding shares on a fully-diluted basis).

33

        Each Stockholder agreed to, among other things, (i) tender all of their shares of Raytel common stock to Sub in the Offer, and (ii) vote such their shares of Raytel common stock in the favor of the merger and against any other mergers, recapitalizations, business combinations, sales of assets, liquidations or similar transactions involving Raytel. Each Stockholder also granted an irrevocable proxy to SHL with regard to such party's shares. Each Stockholder tendered their shares of Raytel common stock (including shares issued upon exercise of options) to Sub and Sub accepted such shares for payment pursuant to the Offer. Since Sub now owns these shares and will vote such shares in favor of the approval of the proposed merger, Sub does not intend to utilize the proxy right granted by the Stockholders.

The Confidentiality Agreement

        The following is a summary of material terms of the Confidentiality Agreement, dated November 29, 2001, by and between Houlihan Lokey, on behalf of Raytel, and SHL (the "Confidentiality Agreement"), a copy of which is filed as an exhibit to the Schedule TO. The summary is not a complete description of the terms and conditions of the Confidentiality Agreement and is qualified in its entirety by reference to full text of such agreement filed with the SEC as an exhibit to the Schedule TO, which is incorporated by reference herein. The Confidentiality Agreement should be read in its entirety for a more complete description of the matters summarized below. The confidentiality Agreement may be examined, and copies obtained, as set forth under "Where You Can Find More Information" below.

        The Confidentiality Agreement contains customary provisions pursuant to which, among other things, SHL agreed, on behalf of itself and its representatives, subject to limited exceptions, to maintain the confidentiality of nonpublic, confidential or proprietary information furnished to it and to use the confidential information solely in connection with evaluating a business combination with Raytel. The Confidentiality Agreement also provides that for a period of one year after the date of the agreement, SHL will not, without Raytel's prior written consent, directly or indirectly solicit to employ or employ any of Raytel's officers or employees, except under the conditions provided in the Confidentiality Agreement.

        The Merger Agreement provides that certain information exchanged pursuant to the Merger Agreement will be subject to the Confidentiality Agreement.

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth certain information known to Raytel with respect to the beneficial ownership of its common stock as of April 10, 2002 by (i) each person known by Raytel to be a

34

beneficial owner of five percent or more of Raytel's common stock, (ii) each of Raytel's current directors and executive officers and (iii) all current directors and executive officers as a group.

Name and Address Outstanding	Number of Shares(1)	Percent of Total Shares
SHL TeleMedicine Acquisition Corp.(2) c/o Brian Alperstein Lasa, Monroig & Veve, 2121 K Street, N.W., Suite 800, Washington, DC 20037	2,408,006	80.6%
Rory Riggs(3) 595 Madison Avenue, 19th Floor New York, NY 10022	342,516	11.7%
Allan Zinberg	0	*
Swapan Sen	0	*
Jason Sholder	0	*
Gene I. Miller	0	*
John F. Lawler, Jr.	0	*
David E. Wertheimer, M.D.	0	*
Erez Alroy(4)	0	*
Yariv Alroy(5)	0	*
Brian Alperstein	0	*
James Nolan(6)	0	*
All executive officers and directors as a group (10 persons)	0	*

*
Less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable, or will become exercisable within 60 days after April 10, 2002, are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. In general, options granted under our 1983 Stock Option Plan and 1990 Stock Option Plan are exercisable to the extent they are vested. Options (or shares issued upon exercise thereof) vest over a period of two to four years from the date of grant. Unless otherwise indicated in the footnotes to this table, Raytel believes that the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable except as noted below. As of April 10, 2002, we had 2,919,822 shares of common stock outstanding.

(2)
Sub is wholly-owned by SHL TeleMedicine North America, Inc., a Delaware corporation ("SHL NA"). All of the common equity of SHL NA is owned by SHL TeleMedicine B.V., a Dutch limited liability company ("SHL BV"). All of the common equity of SHL BV is owned by SHL TeleMedicine International Ltd., an Israeli corporation ("SHL International"). All the common equity of SHL International is owned by SHL. Accordingly, each of SHL, SHL International, SHL BV and SHL NA may be deemed to beneficially own the Raytel shares owned by Sub by virtue of its power to vote and dispose of the shares of its direct wholly-owned subsidiary.

(3)
Consists of 342,516 shares held by Balfour LLC, of which Mr. Riggs is the sole member. Based on information contained in a Schedule 13D filed by such person with the SEC.

35

(4)
Mr. Erez Alroy is a Co-President of SHL, Sub, SHL International and SHL NA and a director of SHL International, and therefore may be deemed to beneficially own the Raytel shares owned by Sub, but disclaims such ownership.

(5)
Mr. Yariv Alroy is a Co-President of SHL, Sub, SHL International and SHL NA and a director of SHL, Sub and SHL NA, and therefore may be deemed to beneficially own the Raytel shares owned by Sub, but disclaims such ownership.

(6)
Mr. Nolan is a director of SHL, Sub and SHL NA, and therefore may be deemed to beneficially own the Raytel shares owned by Sub, but disclaims such ownership.

        To Raytel's knowledge, each beneficial owner of more than 10% of Raytel's capital stock filed all reports and reported all transactions on a timely basis with the SEC, National Association of Securities Dealers, Inc. and Raytel.

OTHER MATTERS

        We know of no other matters that will be presented for consideration at the special meeting. If any other matters properly come before the special meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the our Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

WHERE YOU CAN FIND MORE INFORMATION

        Raytel is subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, is obligated to file reports and other information with the SEC relating to its business, financial condition, and other matters. Information as of particular dates concerning Raytel's directors and officers, their remuneration, stock options granted to them, the principal holders of Raytel's securities, any material interests of such persons in transactions with Raytel, and other matters is required to be disclosed in reports, proxy statements or other filings distributed to Raytel's stockholders and filed with the SEC. Such reports, proxy statements, and other information should be available for inspection at the SEC's Public Reference Room, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies should be obtainable upon payment of the SEC's customary charges by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a world wide web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC. The following documents contain important information about us and our financial condition.

Raytel SEC Filings (File No. 02-014305)	Period/Filing Date
Annual Report on Form 10-K	December 31, 2001
Amended Annual Report on Form 10-K/A	January 28, 2002
Solicitation/Recommendation Statement on Schedule 14D-9	February 8, 2002
Current Report on Form 8-K	February 15, 2002
Quarterly Report on Form 10-Q	February 19, 2002
Solicitation/Recommendation Statement on Schedule 14D-9	February 22, 2002
Amended Solicitation/Recommendation Statement on Schedule 14D-9/A	February 28, 2002
Amended Solicitation/Recommendation Statement on Schedule 14D-9/A	March 12, 2002
Current Report on Form 8-K	April 9, 2002

36

        The documents above and other Raytel reports, statements and filings also are available from us without charge by requesting them in writing or by telephone from Raytel at the following address:

  Raytel Medical Corporation
  7 Waterside Crossing
  Windsor, Connecticut 06095-0727
  Attn: John F. Lawler, Jr.

37

Annex A

AGREEMENT AND PLAN OF MERGER

dated as of

February 7, 2002

among

RAYTEL MEDICAL CORPORATION,

SHL TELEMEDICINE LTD.

and

SHL TELEMEDICINE ACQUISITION CORP.

ii

iii

INDEX OF DEFINED TERMS

Term	Section
Acquisition Proposal	6.05(d)
Affiliate	9.17(a)
Agreement	Recitals
Beneficially	9.17(b)
Business Day	9.17(c)
Certificates	3.03(a)
CIA	4.28
Closing	2.03
Code	4.11(b)
Company	Recitals
Company Board	Recitals
Company Common Stock	Recitals
Company Disclosure Memorandum	Article 4
Company Intellectual Property	4.14(a)
Company SEC Reports	4.06(a)
Company Stockholder Meeting	6.03(a)
Confidentiality Agreement	6.04(c)
Continuing Directors	1.03(a)
Continuing Employee	6.08
DGCL	Recitals
Dissenting Shares	3.02
Dow Jones News Release	4.06(a)
Effective Time	2.02
Employee Plan	4.12(a)
Environmental Laws	4.13
ERISA	4.12(a)
ERISA Affiliate	4.12(f)
Exchange Act	1.01(a)
Expenses	8.03(b)
Filed Company SEC Reports	4.06(a)
GAAP	4.06(b)
Governmental Entity	4.04
Health Benefit Law	4.10
Houlihan Lokey	1.02(a)
Indemnified Parties	6.07(a)
Information Statement	4.07
Initial Expiration Date	1.01(a)
IRS	4.11(a)
Law	9.17(d)
License Agreements	4.14(c)
Liens	4.01
Material Adverse Effect	9.17(f)
Material Company Intellectual Property	4.14(a)
Material Contract	4.17(a)
Merger	Recitals
Merger Consideration	3.01(a)(i)
Minimum Condition	1.01(a)

i

Offer	Recitals
Offer Completion Date	6.03(a)
Offer Documents	1.01(c)
Offer Price	Recitals
Option	3.04(a)
Option Consideration	3.04(a)
Option Plan	3.04(a)
Parent	Recitals
Paying Agent	3.03(a)
Payment Fund	3.03(a)
Permits	4.10
Person	9.17(g)
PPO	4.10
Proxy Statement	4.04
Purchaser	Recitals
Rights Agreement	4.29
Schedule 14D-9	1.02(b)
Schedule TO	1.01(c)
SEC	1.01(b)
Securities Act	4.06(a)
Settlement Agreements	4.28
Shares	Recitals
Software	4.14(a)
Special Committee	Recitals
Stockholders' Agreement	Recitals
Subsidiary	9.17(h)
Superior Proposal	6.05(d)
Surviving Corporation	2.01
Tax Return	4.11(a)
Taxes	4.11(a)
Taxing Authority	4.11(a)
Termination Fee	8.03(b)
Trade Secrets	4.14(a)
Transactions	1.02(a)
Voting Debt	4.02(c)

ii

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of February 7, 2002 among Raytel Medical Corporation, a Delaware corporation (the "Company"), SHL TeleMedicine Ltd., an Israeli corporation ("Parent"), and SHL TeleMedicine Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("Purchaser").

        WHEREAS, the respective Boards of Directors of Parent, Purchaser and the Company have determined that it would be advisable and in the best interests of their respective stockholders for Parent to acquire the Company on the terms and conditions set forth herein;

        WHEREAS, to effectuate the acquisition, it is proposed that Purchaser commence a cash tender offer, as it may be amended from time to time as permitted under this Agreement (the "Offer"), to purchase all of the issued and outstanding shares of Common Stock, $.001 par value per share, of the Company (the "Company Common Stock"), together with the associated preferred share purchase rights issued pursuant to the Rights Agreement (as hereinafter defined) (each share of Company Common Stock, together with the associated preferred share purchase right, is hereinafter referred to as a "Share") at a purchase price, net to seller in cash, without interest, of $10.25 per Share (such price, or any such higher price per Share as may be paid in the Offer, is referred to herein as the "Offer Price"), upon the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, in furtherance of such acquisition, the Board of Directors of each of Parent, Purchaser and the Company have approved this Agreement and the merger following the Offer pursuant to which Purchaser shall merge with and into the Company (the "Merger") and the outstanding Shares not owned directly or indirectly by Parent or the Company or any of their respective Subsidiaries and other than Dissenting Shares (as hereinafter defined) shall be converted into the right to receive the Offer Price in cash, without interest, all in accordance with the General Corporation Law of the State of Delaware ("DGCL") and upon the terms and subject to the conditions set forth herein;

        WHEREAS, the Board of Directors of the Company (the "Company Board"), upon the recommendation of a special committee of the Company Board comprised of independent directors (the "Special Committee"), has determined that the consideration to be paid for each Share is fair to all holders of such shares and has resolved to recommend that the holders of such Shares tender all of their Shares pursuant to the Offer and approve and adopt this Agreement and the Merger upon the terms and subject to the conditions set forth herein; and

        WHEREAS, contemporaneously with the execution and delivery of this Agreement, as a condition and an inducement to the willingness of Parent and Purchaser to enter into this Agreement, each director and executive officer of the Company has executed and delivered to Parent an agreement pursuant to which they have agreed to take certain actions with respect to the Offer and the Merger (the "Stockholders' Agreement");

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE 1
THE OFFER

        Section 1.01    The Offer.    (a) Provided that this Agreement shall not have been terminated in accordance with Article 8 and none of the events set forth in Annex A hereto shall have occurred and be continuing, Parent shall cause Purchaser to, as promptly as practicable, and, in any event, within ten (10) Business Days of the date hereof, commence (within the meaning of Rule 14d-2(a) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) the Offer to purchase any and all outstanding Shares, at a price per Share equal to the Offer Price, net to the seller in cash, without interest, subject to reduction for any applicable withholding taxes and, if such payment is to be made other than to the registered holder, any applicable stock transfer or other similar taxes payable by such holder. The Offer will be made pursuant to an offer to purchase and related letter of transmittal containing the terms and conditions set forth in this Agreement and Annex A hereto. The initial expiration date of the Offer shall be the twentieth Business Day from and after the date the Offer is commenced as determined in accordance with Rule 14d-2(a) under the Exchange Act (the "Initial Expiration Date"). The obligation of Purchaser to accept for payment, purchase and pay for any Shares validly tendered pursuant to the Offer and not withdrawn shall be subject only to the satisfaction of (i) the condition that at least a majority of the shares of Company Common Stock outstanding on a fully-diluted basis assuming the exercise of all options, warrants, rights and convertible securities outstanding on the date the Offer expires (taking into account any shares of Company Common Stock owned by Parent or Purchaser or any affiliate of Parent or Purchaser on the date such Shares are purchased pursuant to the Offer) have been validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Condition") and (ii) the other conditions set forth in Annex A hereto; provided, however, that Purchaser expressly reserves the right to waive any of the conditions to the Offer (other than the Minimum Condition) and to make any change in the terms or conditions of the Offer (other than the Minimum Condition) in its sole discretion, subject to Section 1.01(b).

        (b)  Purchaser expressly reserves the right to modify the terms of the Offer; provided, however, that without the prior written consent of the Company, neither Parent nor Purchaser will (i) decrease the Offer Price, (ii) decrease the number of Shares sought in the Offer, (iii) change the form of consideration payable in the Offer, (iv) impose conditions to the Offer in addition to the Minimum Condition and the other conditions set forth in Annex A, (v) except as provided below or required by any rule, regulation, interpretation or position of the Securities and Exchange Commission ("SEC") applicable to the Offer, change the expiration date of the Offer, or (vi) otherwise amend or change any term or condition of the Offer in a manner adverse to the holders of Shares. Notwithstanding anything in this Agreement to the contrary, without the consent of the Company, Purchaser shall have the right to extend the Offer beyond the Initial Expiration Date in the following events: (i) from time to time, but in no event later than the date that is ten (10) Business Days from the Initial Expiration Date (or extended expiration date of the Offer, if applicable), if, at the Initial Expiration Date (or extended expiration date of the Offer, if applicable), one or more of the conditions to the Offer shall not have been satisfied or waived, until such conditions are satisfied or waived; provided, however, that the expiration date of the Offer may not extend beyond the 60th day after commencement of the Offer; (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable Law (as hereinafter defined); or (iii) if all of the conditions to the Offer are satisfied or waived but the number of Shares validly tendered and not withdrawn is less than ninety percent (90%) of the then outstanding number of Shares; provided, however, that the expiration date of the Offer may not extend beyond the 60th day after the commencement of the Offer. In the event the Minimum Condition is satisfied and the Purchaser purchases Shares pursuant to the Offer, the Purchaser may, in its sole discretion, provide a "subsequent offering period" in accordance with Rule 14d-11 under the Exchange Act. Upon the satisfaction or waiver of all the conditions to the Offer and subject to the terms and conditions of this Agreement, Purchaser will accept for payment, purchase and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as reasonably practicable after the expiration of the Offer.

        (c)  As soon as reasonably practicable on the date of commencement of the Offer, Parent and Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with any amendments or supplements thereto, the "Schedule TO"), which shall contain or incorporate by reference the offer to purchase and forms of the related letter of transmittal and such other ancillary documents and instruments pursuant to which the Offer will be made (such Schedule TO and such documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Parent and Purchaser agree that the Offer Documents will comply as to form and content in all material respects with the applicable provisions of the federal securities Laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Purchaser with respect to information supplied by the Company in writing for inclusion in the Offer Documents. Parent, Purchaser and the Company each agree to correct promptly any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect and to supplement the information provided by it for use in the Schedule TO or the other Offer Documents to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and Purchaser agree to take all steps necessary to cause the Offer Documents as so corrected or supplemented to be filed with the SEC and to be disseminated to holders of Shares of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their being filed with the SEC. Parent and Purchaser agree to provide to the Company and its counsel any comments or other communications which Parent, Purchaser or their counsel may receive from the staff of the SEC with respect to the Offer Documents promptly after receipt thereof, and Parent and Purchaser shall consult with and provide to the Company and its counsel a reasonable opportunity to review and comment on the response of Purchaser and Parent prior to responding to the SEC.

        (d)  Parent shall provide or cause to be provided to Purchaser on a timely basis the funds necessary to accept for payment, and pay for, any Shares that Purchaser becomes obligated to accept for payment, and pay for, pursuant to the Offer.

        Section 1.02    Company Action.    (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Company Board, at a meeting duly called and held, has unanimously, upon the unanimous recommendation of the Special Committee, (i) determined that this Agreement and the transactions contemplated hereby, including, without limitation, the Offer, the Merger and the purchase of Shares contemplated by the Offer (collectively the "Transactions"), are advisable and fair to and in the best interests of the Company and the Company's stockholders, (ii) approved of and adopted this Agreement and the Transactions in accordance with the requirements of the DGCL so that the provisions of Section 203 of the DGCL are not applicable to the Transactions provided for, referred to or contemplated by, this Agreement, and (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares pursuant to the Offer and approve and adopt this Agreement and the Merger. Notwithstanding the foregoing, such recommendation may be withdrawn, modified or amended as permitted by Section 6.05(c). The Company hereby consents to the inclusion in the Offer Documents, the Schedule 14D-9 (as hereinafter defined) and the Proxy Statement (as hereinafter defined), if any, of such recommendation of the Company Board, subject, however to the Company's right to withdraw such recommendation as herein provided. The Company represents and warrants that the Company Board has received the written opinion of Houlihan Lokey Howard & Zukin Capital ("Houlihan Lokey"), stating that, as of the date of such opinion, the proposed consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view. The Company acknowledges that a Stockholders' Agreement is being executed and delivered contemporaneously herewith by each of its directors and executive officers.

        (b)  As soon as reasonably practicable on the date of commencement of the Offer, and concurrently with or promptly following the filing by Parent and Purchaser of the Schedule TO, the Company shall file with the SEC and disseminate to holders of Shares, in each case as and to the extent required by applicable federal securities Laws, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") that shall reflect the recommendation of the Board of Directors referred to in clause (iii) of Section 1.02(a) hereof. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities Laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Purchaser in writing for inclusion in the Schedule 14D-9. The Company, Parent and Purchaser each agree to correct promptly any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect and to supplement the information provided by it for use in the Schedule 14D-9 to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected or supplemented to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal and state securities Laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC. The Company agrees to provide to Parent and its counsel any comments or other communications which the Company or its counsel may receive from the staff of the SEC with respect to the Schedule 14D-9 promptly after receipt thereof, and the Company shall consult with and provide to Parent and its counsel a reasonable opportunity to review and comment on the response of the Company prior to responding to the SEC. Parent, Purchaser and the Company each hereby agree to provide promptly such information necessary to prepare the exhibits and schedules to the Schedule 14D-9 and the Offer Documents which the respective party responsible therefor may reasonably request.

        (c)  The Company will cause its transfer agent promptly to furnish Parent and Purchaser with a list of the Company's stockholders, mailing labels and any available listings or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories as of a recent date and to provide to Parent and Purchaser such additional information (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent or Purchaser or their agents may reasonably request in connection with the Offer. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Purchaser and each of their affiliates, associates and agents will hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement is terminated, will deliver, and will cause their agents to deliver, to the Company all copies and any extracts or summaries from such information then in their possession or control.

        Section 1.03    Directors.    (a) Promptly following the purchase of and payment for the number of Shares that satisfies the Minimum Condition, and from time to time thereafter, Purchaser shall be entitled to designate for election as directors of the Company such number of directors, rounded up to the next whole number, as is equal to the product of the total number of directors of the Company constituting the whole Company Board (giving effect to any increase in the number of directors in order to comply with this Section 1.03) and the percentage that the voting power of Shares beneficially owned by Parent and Purchaser (including Shares paid for pursuant to the Offer), upon such payment, bears to the total voting power of Shares then outstanding, and the Company shall take all action necessary to cause Purchaser's designees to be elected or appointed to the Company Board, including, without limitation, increasing the number of directors and seeking and accepting resignations of incumbent directors. At such time, the Company will also, upon the request of Parent or Purchaser, cause individual directors designated by Purchaser to constitute the number of members, rounded up to the next whole number, on (i) each committee (or similar body) of the Company Board other than the

Special Committee and (ii) the board of directors (or similar body) of each Subsidiary (as hereinafter defined) of the Company, and each committee (or similar body) thereof, that represents the same percentage as Purchaser's designees represent on the Company Board. Notwithstanding the foregoing, in the event that Purchaser's designees are appointed or elected to the Company Board, the Company Board shall at all times until the Effective Time (as hereinafter defined) have at least two directors who are directors on the date of this Agreement or otherwise not affiliates of Parent (the "Continuing Directors"); provided that in the event that the number of Continuing Directors shall be reduced below two for any reason whatsoever, the Company Board shall cause the person designated by the remaining Continuing Director to fill such vacancy and such person shall be deemed to be a Continuing Director for all purposes of this Agreement or, if no Continuing Directors then remain, the other directors of the Company then in office shall designate two persons to fill such vacancies who are not officers, directors, employees or affiliates of the Company or Parent or any of their respective Subsidiaries and such persons shall be deemed to be Continuing Directors for all purposes of this Agreement. Prior to the Effective Time, the Continuing Directors shall have the authority to retain such counsel and other advisors at the expense of the Company as are reasonably necessary to the exercise of their duties in connection with this Agreement, subject to approval by the Company of the terms of such retention, which approval shall not be unreasonably withheld or delayed. In addition, prior to the Effective Time, the Continuing Directors shall have the authority to institute any action, on behalf of the Company, to enforce performance of this Agreement.

        (b)  The Company's obligations to appoint Purchaser's designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions and shall include in the Schedule 14D-9 (or an amendment thereto or an information statement pursuant to Rule 14f-1 if Purchaser has not theretofore designated directors) such information with respect to the Company and its officers and directors as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section. Parent and Purchaser shall supply to the Company, and be solely responsible for, any information with respect to themselves and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. The provisions of this Section 1.03 are in addition to and shall not limit any rights which Purchaser, Parent or any of their affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

        (c)  Following the election or appointment of Purchaser's designees pursuant to Section 1.03(a) and until the Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize (and such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other directors of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement, any extension of time for performance of any obligation or action hereunder by Parent or Purchaser, any waiver of any condition to the Company's obligations hereunder or any of the Company's rights hereunder; provided, that if there shall be no Continuing Directors, such approval may only be effected by a majority vote of the entire Company Board.

ARTICLE 2
THE MERGER

        Section 2.01    The Merger.    At the Effective Time (as hereinafter defined) and upon the terms and subject to the conditions of this Agreement, Purchaser shall be merged with and into the Company in accordance with applicable Law, whereupon the separate existence of Purchaser shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

        Section 2.02    Effective Time.    The Merger shall become effective at such time as a certificate of merger executed in accordance with the relevant provisions of the DGCL is duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time as may be specified in the certificate of merger (the "Effective Time"). Subject to the terms and conditions of this Agreement, Parent, Purchaser and the Company shall cause the Effective Time to occur as soon as practicable after the earlier of the Company Stockholder Meeting (as hereinafter defined) or the purchase by Purchaser pursuant to the Offer of ninety percent (90%) or more of the Shares.

        Section 2.03    Closing.    Unless this Agreement shall have been terminated and the Transactions contemplated herein abandoned pursuant to Section 8.01 and subject to the satisfaction and waiver of the conditions set forth in Article 7, the closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103, unless the parties agree to another time, date or place in writing. At the Closing, subject to satisfaction or waiver of all of the conditions to the Merger set forth in Article 7, the Purchaser and the Company shall cause the certificate of merger to be filed with the Secretary of State of the State of Delaware in accordance with the DGCL and make all other filings, if any, required by applicable Law in connection with the Merger.

        Section 2.04    Effects of the Merger.    From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

        Section 2.05    Certificate of Incorporation.    At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended in the Merger to read in its entirety as set forth on Exhibit 2.05 hereto and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

        Section 2.06    Bylaws.    The bylaws of the Purchaser at the Effective Time shall be the bylaws of the Surviving Corporation, until amended in accordance with applicable Law.

        Section 2.07    Directors and Officers.    From and after the Effective Time, until successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal, in accordance with applicable Law, the directors of Purchaser at the Effective Time shall be the directors of the Surviving Corporation and the officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation; provided that, upon the request of Parent or Purchaser, the Company shall cause any officers of the Company to be removed at the Effective Time.

ARTICLE 3
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

        Section 3.01    Conversion of Company Common Stock.    (a) At the Effective Time, by virtue of the Merger and without any other action on the part of the holder thereof:

            (i)  each Share outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with Section 3.01(a)(iii) below and Dissenting Shares (as hereinafter defined)) shall be converted into the right to receive the Offer Price, net to the seller in cash, without interest (the "Merger Consideration"), upon the surrender of the certificate representing such Share; and

          (ii)  each share of common stock of Purchaser outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock of the Surviving Corporation and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

          (iii)  each Share that is held by the Company in its treasury and all Shares that are owned, directly or indirectly, by Parent or the Company or any of their respective Subsidiaries shall automatically be canceled and retired and shall cease to exist and shall not be converted into the right to receive the Merger Consideration or any other consideration whatsoever.

        (b)  At the Effective Time, holders of Shares shall cease to be, and shall have no voting or other rights as, stockholders of the Company, other than to receive the Merger Consideration and any dividend or other distribution with respect to Shares with a record date occurring prior to the Effective Time. From and after the Effective Time, there shall be no transfers on the stock transfer records of the Company of any Shares that were outstanding immediately prior to the Effective Time.

        Section 3.02    Dissenting Shares.    Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has complied with the relevant provisions of Section 262 of the DGCL, if such Section 262 provides for appraisal rights for such Shares in the Merger ("Dissenting Shares"), shall not be converted into or be exchangeable for the right to receive the Merger Consideration as provided in Section 3.01(a)(i) and instead such holder of Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration to which such holder would have been entitled but for the prior status of such shares as Dissenting Shares, without interest or dividends thereon, upon the surrender in the manner provided in Section 3.03 of the certificate(s) which formerly represented Shares. The Company shall give Parent prompt written notice of any demands received by the Company for appraisal of Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders' rights of appraisal and, prior to the Effective Time, Parent shall have the right to direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

        Section 3.03    Payment for Shares in the Merger.    (a) Prior to the Effective Time, Parent shall appoint an agent (the "Paying Agent") located in the United States reasonably acceptable to the Company for the purpose of exchanging certificates representing Shares (the "Certificates") for the Merger Consideration. Parent shall make available or cause to be made available from time to time to the Paying Agent amounts sufficient to provide all funds necessary for the Paying Agent to make payments pursuant to Section 3.03(c) (such cash being hereinafter referred to as the "Payment Fund"). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation pending payment thereof by the Paying Agent to the holders of record of Shares. Earnings from such investment shall be the sole and exclusive property of Parent and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of record of Shares.

        (b)  As soon as reasonably practicable after the Effective Time, Parent will cause the Paying Agent to send to each holder of record of Shares at the Effective Time (other than holders of Shares referred to in Section 3.01(a)(iii)) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates representing such Shares to the Paying Agent and will be in such form and have such other provisions as Parent reasonably specifies) and instructions for use in effecting the surrender of Certificate(s) for payment of the Merger Consideration for the Shares represented thereby.

        (c)  Each holder of record of Shares that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon surrender to the Paying Agent of one or more Certificates, together with a properly completed letter of transmittal, the Merger Consideration, without interest thereon, in respect of each Share represented by such Certificates. Until so surrendered, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest shall be paid or accrued on any amount payable upon surrender of any Certificate.

        (d)  If any portion of the Merger Consideration is to be paid to a Person (as hereinafter defined) other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable.

        (e)  Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 3 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax Law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

        (f)    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 3.

        (g)  At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 3.

        (h)  Any portion of the Payment Fund (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares one year after the Effective Time shall be paid by the Paying Agent to the Surviving Corporation, upon demand, and any such holder who has not exchanged Shares for the Merger Consideration in accordance with this Section 3.03 prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of such Shares, without any interest thereon. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar Laws.

        (i)    The Surviving Corporation shall pay all charges and expenses of the Paying Agent.

        Section 3.04    Stock Options.    (a) As of the Effective Time, each outstanding stock option or warrant to purchase shares of Company Common Stock (an "Option" and, collectively, the "Options"), whether granted under the Company's 1983 Incentive Stock Option Plan, 1990 Stock Option Plan, 1995 Outside Directors Stock Option Plan or 2000 Stock Option Plan (collectively, the "Option Plans") or otherwise, whether or not then vested or exercisable, shall be converted into the right to receive from the Company an amount of cash equal to the product of (i) the number of shares of Company Common Stock subject to the Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock of such Option (the "Option Consideration"). Prior to the Offer Completion Date (as hereinafter defined), the Company shall take all steps necessary to give written notice to each holder of an Option that (i) all options held by such holder that were granted under the Company's 1995 Outside Directors Stock Option Plan and 2000 Stock Option Plan shall be canceled effective as of the Offer Completion Date and (ii)(A) all other Options held by such holder shall be canceled effective as of the Effective Time and (B) the Option Consideration, if any, for all such Options held by such holder shall be payable as described in Section 3.04(b). Neither the Parent nor the Surviving Corporation shall assume or substitute for Options pursuant to the Transactions contemplated hereby. The Company Board or any committee thereof responsible for the administration of the Option Plans shall take any and all action necessary to effectuate the matters described in this Section 3.04 on or before the Offer Completion Date.

        (b)  With respect to Options that remain outstanding following the Offer Completion Date (it being understood that options granted under the Company's 1995 Outside Directors Stock Option Plan and 2000 Stock Option Plan terminate as of the Offer Completion Date), the Option Consideration shall be payable by the Company to each holder promptly following the Effective Time, only after (i) verification by the Company and Purchaser of the ownership and terms of the particular Option by reference to the Company's records, and (ii) delivery of a written instrument duly executed by the holder of the applicable Option, in a form provided by the Company and acceptable to Purchaser and setting forth (x) the aggregate number of Options owned by the Person and their respective issue dates and exercise prices, (y) a representation by the Person that he or she is the owner of all Options described pursuant to clause (x) and that none of those Options has expired or ceased to be exercisable (or would have expired or ceased to be exercisable, assuming such Options had fully vested), and (z) a confirmation of, and consent to, the cancellation of all Options held by such Person effective as of the Effective Time.

        (c)  Any amounts payable pursuant to this Section 3.04 shall be subject to any required withholding of taxes and shall be paid without interest.

        (d)  Prior to the Effective Time, the Company shall take all action reasonably necessary to approve the disposition of the Options in accordance with this Section 3.04 so as to exempt such dispositions under Rule 16b-3 under the Exchange Act.

        (e)  The Company shall terminate its 1996 Employee Stock Purchase Plan (the "ESPP") on or before the Offer Completion Date Date. Prior to the Offer Completion Date, all accumulated employee salary deductions shall be applied to the purchase of whole shares of Company Common Stock in accordance with the terms of the ESPP and any remaining employee salary deductions shall be returned to participants without interest. The Company shall immediately amend or take such other necessary action under, effective as of the date hereof, the ESPP to adjust the purchase date of the current offering period to a date before the Offer Completion Date and to suspend any new offering periods, any additional salary deductions in the current offering period and the restrictions on resale set forth in section 12.4 of the ESPP. The Company shall promptly notify Parent of the number of shares of Company Common Stock hereafter acquired under the ESPP.

        Section 3.05    Adjustments.    Subject to Section 6.01(b), if, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the disclosure memorandum delivered by the Company to Parent concurrently with the execution of this Agreement (the "Company Disclosure Memorandum") (with specific reference to the section or subsection of this Agreement to which the information stated in such disclosure relates; provided, however, that a matter disclosed in reference to any particular section or subsection will be deemed to be disclosed for purposes of any other sections or subsections of this Agreement, even if there is no express cross-reference, if the matter is disclosed in such a way to make its relevance to such other sections or subsections readily apparent), the Company represents and warrants to Parent and Purchaser as follows:

        Section 4.01    Organization and Qualification; Subsidiaries.    The Company and each of its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or organized and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect (as hereinafter defined) on the Company. Section 4.01 of the Company Disclosure Memorandum lists each Subsidiary of the Company. Unless the context otherwise requires, when used herein "Subsidiary" refers to each Subsidiary of the Company. The Company has made available to Parent complete and correct copies of its certificate of incorporation and bylaws and the certificates of incorporation and bylaws (or comparable documents for any other legal entity) of its Subsidiaries, in each case as amended to the date hereof. All of the outstanding shares of capital stock or other ownership interests of each such Subsidiary have been validly issued and are duly authorized, fully paid and nonassessable and are owned by the Company, by a wholly-owned Subsidiary of the Company or by the Company and one or more wholly-owned Subsidiaries, in each case, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities Laws. Other than ownership of the capital stock or other ownership interests of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity. Neither the Company nor any of its Subsidiaries is subject to any obligation or requirement to make any loan, capital contribution, investment or similar expenditure to or in any Person, except for loans, capital contributions, investments or similar expenditures by the Company or any Company Subsidiary to any Company Subsidiary. Except as provided by applicable Law, there are no restrictions of any kind which prevent the payment of dividends by any Subsidiary.

        Section 4.02    Capitalization.    (a) The authorized capital stock of the Company consists of 20,000,000 shares of common stock, $.001 par value per share, and 2,000,000 shares of preferred stock, $.001 par value per share, of which 300,000 shares have been designated Series A Preferred Stock. As of February 4, 2002 there were outstanding: 2,919,822 shares of Company Common Stock; no shares of preferred stock; and Options to purchase an aggregate of 454,724 shares of Company Common Stock. Since February 4, 2002, there have been no issuances of shares of the capital stock of the Company or any other securities of the Company other than issuances of Company Common Stock pursuant to Options outstanding on February 4, 2002, and no Options have been granted. All shares of Company Common Stock outstanding as of the date hereof have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Company Common Stock issuable upon exercise of outstanding Options have been duly authorized and, when issued in accordance with the terms thereof, will be validly issued, fully paid and nonassessable. Section 4.02(a) of the Company Disclosure Memorandum lists each outstanding Option, the holder thereof, the number of shares issuable thereunder, the grant or issue date, exercise price and expiration date, and indicates whether the holder thereof was an employee of the Company or one of its Subsidiaries at the time of grant. All of such Options have been granted to directors and employees of the Company and only in the ordinary course of business consistent with past practice. The Company has delivered to Parent complete and correct copies of all plans pursuant to which Options were granted and all forms of Options. Following the Effective Time no holder of Options will have any right to receive shares of common stock of the Surviving Corporation upon exercise of Options.

        (b)  Except as set forth in Section 4.02(a) and except for the Rights Agreement and the ESPP, (i) there are no outstanding shares of capital stock or voting securities of the Company, (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock of the Company or any Company Subsidiary obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt (as hereinafter defined) of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (iii) there are no outstanding rights, commitments, agreements or undertakings obligating the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Shares or the capital stock of the Company or any Company Subsidiary or any affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other entity.

        (c)  There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any Company Subsidiary.

        (d)  There are no contracts, voting trusts or other agreements or understandings (other than the Stockholders' Agreement) to which the Company or any of its Subsidiaries is a party or by which it is bound with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries.

        Section 4.03    Corporate Authorization.    (a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to approval, if necessary, of the Merger by the Company's stockholders in accordance with the DGCL, to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to approval, if necessary, of the Merger by the Company's stockholders in accordance with the DGCL and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and is subject to general principles of equity.

        (b)  Assuming the accuracy of the representation and warranty set forth in the last sentence of Section 5.03, the action of the Company Board in approving this Agreement (and the transactions provided for herein) is sufficient to render inapplicable to this Agreement (and the transactions provided for herein) the provisions of Section 203 of the DGCL. No other state takeover statute is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

        Section 4.04    Governmental Authorization.    No consent, approval, notice to, permit, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative agency, government contractor (including Medicare carriers and intermediaries and the National Supplier Clearinghouse), commission or other governmental or regulatory authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except (a) for the filing with the SEC of (i) the Schedule 14D-9 and other filings required by Rule 14d-9(a) under the Exchange Act, (ii) a proxy statement relating to the approval by the Company's stockholders of this Agreement (as amended or supplemented from time to time, the "Proxy Statement"), if required, and (iii) such reports, information statements and other filings under the Exchange Act or applicable rules and regulations of Nasdaq as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (b) the filing of the certificate of merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (c) as may be required by any applicable state securities or "blue sky" Laws or state takeover Laws, (d) such filings, consents, approvals, orders, registrations and declarations as may be required under the Laws of any foreign country in which the Company or any of its Subsidiaries conducts any business or owns any assets, (e) such consents, approvals, notices to, orders, authorizations, registrations, declarations and filings required by any Health Benefit Law (as hereinafter defined), all of which are listed on Schedule 4.04 of the Company Disclosure Memorandum, and (f) such other consents, approvals, notices to, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

        Section 4.05    Non-contravention.    The execution and delivery of this Agreement by the Company does not, and performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not, contravene, conflict with, constitute or result in any violation, default or breach of or require the consent, waiver or notice under any term or provision of, cause or permit the termination, cancellation, reduction, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under (a) the certificate of incorporation or by-laws of the Company, (b) the comparable charter or organizational documents of any Company Subsidiary, (c) assuming compliance with the matters referred to in Section 4.04, any provision of any applicable Law, regulation, judgment, injunction, order or decree, or (d) any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets, or business of the Company and its Subsidiaries, except, in the case of clauses (c) and (d), for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

        Section 4.06    SEC Reports; Financial Statements.    (a) The Company has filed with the SEC all reports, schedules, forms, statements and other documents required to be filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act since October 1, 1999, including the financial statements, exhibits and schedules provided therein or incorporated by reference therein (the "Company SEC Reports"). No Subsidiary is required to file any form, report, registration statement, prospectus or other document with the SEC. As of their respective dates, the Company SEC Reports complied, and all similar documents filed prior to the Effective Time will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and none of the Company SEC Reports contained, nor will any similar document filed after the date of this Agreement contain, any untrue statement of a material fact or omitted, nor will any similar document filed after the date of this Agreement omit, to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Reports has been revised or superseded by a later-filed Filed Company SEC Report, as of the date hereof none of the Company SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company SEC Reports, together with any public announcements in a news release issued by the Dow Jones news service, PR Newswire or any equivalent service (collectively, a "Dow Jones News Release") made by the Company after the date hereof taken as a whole, as of the Effective Time will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances existing as of the Effective Time, not misleading. For purposes of this Agreement, a "Filed Company SEC Report" shall mean a Company SEC Report filed by the Company and publicly available prior to the date of this Agreement.

        (b)  The consolidated financial statements of the Company included or incorporated by reference in the Company SEC Reports, in each case: complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as of their respective dates, were prepared in accordance with United States generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes to such financial statements) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the date thereof and the consolidated results of their operations and cash flows for the period then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments not material, individually or in the aggregate, in amount). The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

        (c)  Except as set forth in the Company Disclosure Memorandum or disclosed in the financial statements included in the Company's annual report on Form 10-K for the fiscal year ended September 30, 2001 and except for liabilities and obligations incurred (i) under this Agreement or in connection with the Transactions, or (ii) since September 30, 2001 in the ordinary course of business (none of which is a liability for breach of contract, breach of warranty, tort, infringement claim or lawsuit), neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued, absolute, contingent, due, to become due, determined, determinable, asserted, unasserted or otherwise).

        (d)  All accounts receivable of the Company and its Subsidiaries have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with SEC regulations and GAAP applied on a consistent basis and are not subject to valid defenses, setoffs or counterclaims. The Company's reserve for contractual allowances and doubtful accounts is adequate and has been calculated in a manner consistent with past practices. Since September 30, 2001, neither the Company nor any of its Subsidiaries has modified or changed in any material respects its sales practices or methods including, without limitation, such practices or methods in accordance with which the Company and any of its Subsidiaries sell goods, fill orders or record sales.

        (e)  All accounts payable of the Company and its Subsidiaries are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable. Since September 30, 2001, the Company and its Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

        Section 4.07    Information Supplied.    None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9, the information statement to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (as amended or supplemented from time to time, the "Information Statement") or the Proxy Statement will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times such documents are filed with the SEC and first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the date it is first mailed to the Company's stockholders and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by Parent or Purchaser specifically for inclusion or incorporation by reference therein. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

        Section 4.08    Absence of Certain Changes or Events.    Since September 30, 2001, except as set forth in the Company Disclosure Memorandum or in the Filed Company SEC Reports filed since such date, (i) the business of the Company and its Subsidiaries has been conducted only in the ordinary course and no Material Adverse Effect on the Company has occurred; (ii) there has not been any modification, amendment, suspension, debarment or termination of any licenses, accreditations, certifications, or Medicare or Medicaid participation or enrollment, any modifications, amendments, suspensions or terminations of any coverage or coding determinations of any items or services furnished by the Company, its Subsidiaries or any affiliate of any of them; and (iii) the Company has not taken any action that would have been prohibited under Section 6.01(b) hereof, if such section applied to the period between September 30, 2001 and the date hereof.

        Section 4.09    Litigation.    Except to the extent specifically disclosed with respect to a particular matter in the Company Disclosure Memorandum or in the Filed Company SEC Reports, there is no suit, claim, investigation, action or proceeding pending or, to the knowledge of the Company, overtly threatened against or affecting the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company (it being understood that this representation does not include any litigation of the nature described in paragraph (a) of Annex A), and, to the Company's knowledge, no facts exist which could reasonably be expected to give rise to any suit, claim, investigation, action or proceeding that, if asserted, could reasonably be expected to have such effect. There is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, a Material Adverse Effect on the Company.

        Section 4.10    Compliance with Laws.    Except as disclosed in the Company Disclosure Memorandum or in the Filed Company SEC Reports, the Company and its Subsidiaries have been, and are, in compliance in all material respects with all Laws applicable to their respective businesses or operations, including all Medicare, Medicaid and CHAMPUS provisions and Health Benefit Laws, and each Material Contract (as hereinafter defined) complies in all material respects with all applicable Laws. Since January 1, 1998, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity regarding (i) any actual or possible material violation of, or material failure to comply with, any Law or (ii) any investigation, review or inquiry regarding any possible default or violation. Each of the Company and its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights of or with all Governmental Entities, including all authorizations under Environmental Laws (as hereinafter defined), Health Benefit Laws and those applicable to a Medicare or Medicaid provider or supplier or a preferred provider organization ("PPO") ("Permits"), necessary for it to own, lease or operate its properties and assets and to carry on its business and operations as now conducted and as currently proposed to be conducted, except where the absence thereof has not had, and could not reasonably be expected to have, a Material Adverse Effect on the Company (provided that such exception shall not apply to Permits under Health Benefit Laws and those applicable to a Medicare or Medicaid provider or supplier or a PPO). There has occurred no material default under, or material violation of, any such Permit, or, to the Company's knowledge, the need for any new or additional Permits the failure of which to obtain, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company. The Merger, in and of itself, will not cause the revocation or cancellation of any such Permit that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Company. For purposes of this Agreement, the term "Health Benefit Law" means all Laws relating to the licensure, certification, qualification or authority to transact business relating to the provision of, payment for or administration of health benefits and insurance, including ERISA (as hereinafter defined), the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Health Insurance Portability and Accountability Act of 1996, and laws relating to the regulation of health maintenance organizations, workers compensation, managed care organizations, insurance, PPOs, point-of-service plans, certificates of need, third-party administrators, utilization review, coordination of benefits, reimbursement, Medicare and Medicaid coverage, participation in federal employee health benefit programs, healthcare fraud and abuse and patient referrals.

        Section 4.11    Taxes.    (a) "Taxes" means any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, business, transfer and recording taxes, fees and charges, and any other taxes, assessments or similar charges imposed by the Internal Revenue Service (the "IRS") or any taxing authority (whether domestic or foreign, including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)) (a "Taxing Authority"), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "Tax Return" means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

        (b)  The Company and each of its Subsidiaries and each affiliated group (within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code")) of which the Company or any of its Subsidiaries is or has been a member has timely filed all material Tax Returns which it has been required to file, or requests for extensions to file such Tax Returns have been timely filed and granted and have not expired, and all such Tax Returns are complete and accurate in all material respects. The Company and each of its Subsidiaries has paid (or has had paid on its behalf) all material Taxes which have become due and payable by it and has made adequate provision in reserves established in its financial statements and accounts for all Taxes which have accrued but are not yet due and payable.

        (c)  No audits or other administrative proceedings or court proceedings are pending or, to the knowledge of the Company, threatened with respect to Taxes or Tax Returns of the Company or its Subsidiaries.

        (d)  No deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of the assessment and collection of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The federal income Tax Returns of the Company have been examined and settled with the IRS (or the applicable statutes of limitations for the assessment of federal income Taxes for such period has expired) for all fiscal years through September 30, 1997.

        (e)  None of the Company and its Subsidiaries is a party to any Tax allocation, Tax indemnity, Tax sharing or similar arrangement or agreement (whether or not in writing) other than between or among themselves.

        (f)    None of the Company and its Subsidiaries has been a member of an affiliated group filing a consolidated U.S. federal Tax Return (other than an affiliated group, the common parent of which is the Company).

        (g)  No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet due.

        (h)  Neither the Company nor any of its Subsidiaries has entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision or any similar provision of state, local or foreign Tax law.

        (i)    The Company and its Subsidiaries have withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

        (j)    No claim has been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns to the effect that the Company or any of its Subsidiaries is or may be subject to Taxation by that jurisdiction.

        (k)  Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

        Section 4.12    Employee Benefit Plans.    (a) Section 4.12 of the Company Disclosure Memorandum lists each of the following plans, contracts, policies and arrangements which is or, within six years prior to the date of this Agreement, was maintained, sponsored, contributed to, or otherwise provided or made, by the Company or any of its Subsidiaries for the benefit of, or with, any current or former employee, director or other personnel (or any dependents or beneficiaries of such individuals): (i) any "employee benefit plan," (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), whether or not subject to the provisions of ERISA, (ii) any personnel policy and (iii) any employment, consulting, collective bargaining, stock option, stock bonus, stock purchase, phantom stock, incentive, bonus, deferred compensation, excess benefit, retirement, supplemental retirement, severance, vacation, holiday, dependent care, employee assistance, fringe benefit, cafeteria, medical, dental, vision, hospitalization, accident, disability, sick leave, death benefit, life, golden parachute, post-retirement or other compensatory plan, contract, policy or arrangement which is not an employee benefit plan as defined in Section 3(3) of ERISA (each such plan, contract, policy and arrangement described in (i), (ii) or (iii) above being herein referred to as an "Employee Plan").

        (b)  With respect to each Employee Plan, the Company has made available to Parent true and complete copies of (i) all written materials governing or describing the Employee Plan and/or any related funding arrangements (including, without limitation, any amendments, trust agreements, insurance company contracts or summary plan descriptions) or, if there are no such written materials, a summary description of the Employee Plan; and (ii), where applicable, (A) the last two annual reports (5500 series) filed with the IRS or the Department of Labor; (B) the most recent balance sheet and financial statement; (C) the most recent actuarial report, plan audit or valuation statement; and (D) the most recent determination letter issued by the IRS, as well as any other determination letter, private letter ruling, opinion letter or prohibited transaction exemption issued by the IRS or the Department of Labor within the last six years and any application therefor which is currently pending.

        (c)  Each Employee Plan has been maintained and administered in accordance with its terms and in all material respects in compliance with the provisions of applicable Law, including, without limitation, applicable disclosure, reporting, funding and fiduciary requirements under ERISA and the Code. All contributions, insurance premiums, benefits and other payments required to be made to or under each Employee Plan with respect to all periods through the Effective Time shall have been made prior to the Closing (on a pro-rata basis where such payments are otherwise discretionary at year end) or accrued on the Company's financial statements in accordance with GAAP. With respect to each Employee Plan, (i) no application, proceeding or other matter is pending before the IRS, the Department of Labor or any other Governmental Entity, (ii) no action, suit, proceeding or claim (other than routine claims for benefits) is pending or to the knowledge of the Company overtly threatened, and (iii) to the knowledge of the Company, no facts exist which could reasonably be expected to give rise to an action, suit, proceeding or claim which, if asserted, could reasonably be expected to result in a material liability or expense to the Company or any of its Subsidiaries or the assets of any plan.

        (d)  With respect to each Employee Plan which is an "employee benefit plan" within the meaning of Section 3(3) of ERISA or which is a "plan" within the meaning of Section 4975(e) of the Code, there has occurred no transaction which is prohibited by Section 406 of ERISA or which constitutes a "prohibited transaction" under Section 4975(c) of the Code and with respect to which a prohibited transaction exemption has not been granted and is not currently in effect.

        (e)  With respect to each funded Employee Plan which is an "employee pension plan" (within the meaning of Section 3(2) of ERISA), (i) the Employee Plan has, since its inception, been a qualified plan under Section 401(a) of the Code, and its related trust has, since its inception, been exempt from federal income taxation under Section 501(a) of the Code, (ii) a favorable IRS determination letter is currently in effect and, since the date of the last determination letter, the Employee Plan has not been amended or operated in a manner which would adversely affect its qualified status and no event has occurred which has caused or could reasonably be expected to cause the loss of such status, and (iii) there has been no termination or partial termination within the meaning of Section 411(d)(3) of the Code. Each Employee Plan intended to qualify under Section 401(a) of the Code has either obtained from the IRS a favorable determination, opinion, advisory or notification letter, as applicable, as to its qualified status pursuant to Revenue Procedures 99-23, 2000-25 and 2001-55, or has time remaining to apply pursuant to such Revenue Procedures for such a determination letter and to make any amendments necessary to obtain a favorable determination, or has established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer.

        (f)    Neither the Company nor any ERISA Affiliate has ever maintained or been obligated to contribute to an employee pension plan (including, without limitation, any "multiemployer plan" (within the meaning of Section 3(37) of ERISA) or any single employer pension plan which is subject to Section 4063 or 4064 of ERISA) which is or was covered by Title IV of ERISA. Neither the Company nor any ERISA Affiliate has incurred or could be reasonably expected to incur any direct or indirect liability under Title IV of ERISA. No "accumulated funding deficiency" (within the meaning of

Section 302 of ERISA or Section 412 of the Code) has been or could be reasonably expected to be incurred with respect to any Employee Plan, whether or not waived, and no excise or other taxes have been or could reasonably be expected to be incurred or are due and owing with respect to any Employee Plan because of any failure to comply with the minimum funding standards of ERISA or the Code. No security under Section 401(a)(29) of the Code has been or could be reasonably expected to be required. "ERISA Affiliate" means any Person (whether or not incorporated) which, by reason of its relationship with the Company, is required to be aggregated with the Company under Sections 414(b), 414(c), 414(m), or 414(o) of the Code, or which, together with the Company, is a member of a controlled group within the meaning of Section 4001(a) of ERISA.

        (g)  The Company and its ERISA Affiliates have complied in all material respects with the provisions of Section 4980B of the Code with respect to any Employee Plan which is a "group health plan" (within the meaning of Section 5001(b)(1) of the Code). Neither the Company nor any of its Subsidiaries maintain or contribute to and are not otherwise obligated under any plan, contract, policy or arrangement providing health or death benefits (whether or not insured) to current or former employees or other personnel beyond the termination of their employment or other services, except for ordinary administrative expenses and statutorily required benefits (for example, family medical leave). Each Employee Plan may be unilaterally terminated and/or amended by the Company at any time without material liability, damage or penalty to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any formal plan or commitment, whether legally binding or not, to create any additional Employee Plan or materially modify or change any existing Employee Plan that would affect any current or former officer, director or employee of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries have any unfunded liabilities under any "pension plan" (within the meaning of Section 3(2) of ERISA) that is not intended to be qualified under Section 401(a) of the Code.

        (h)  The consummation of the transactions contemplated by this Agreement will not (either alone or in conjunction with another event, such as a termination of employment or other services) entitle any employee or other person to receive severance or other compensation which would not otherwise be payable absent the consummation of the transactions contemplated by this Agreement or cause the acceleration of the time of payment or vesting of any award or entitlement under any Employee Plan. No amounts payable under any Employee Plan or otherwise will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

        Section 4.13    Environmental Matters.    The Company and its Subsidiaries are in compliance in all material respects with applicable Environmental Laws, including, without limitation, holding all material permits and authorizations required pursuant to such laws for the ownership and operation of their business as currently conducted and compliance in all material respects with the terms thereof, and the Company has no knowledge of any facts or circumstances that would prevent, interfere with, or materially increase the cost of maintaining such compliance in the future. Neither the Company nor any of its Subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substance (as hereinafter defined) on, under, from or at any of the Company's or any of its Subsidiaries' properties or any other properties, other than in a manner that would not require remediation pursuant to applicable Environmental Law, (ii) any knowledge of the presence of any Hazardous Substances that have been released into the environment on, under or at any of the Company's or any of its Subsidiaries' properties other than that which would not require remediation pursuant to applicable Environmental Law, or (iii) received any written notice (A) of any violation of any applicable Environmental Law that has not been resolved, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation, (C) requiring the response to or remediation of a release of Hazardous Substances at or arising from any of the Company's or any of its Subsidiaries' properties or any other properties, (D) alleging non-compliance by the Company or any of its Subsidiaries with the terms of any permit required under any Environmental Law or (E) demanding payment for response to or remediation of a release of Hazardous Substances at or arising from any of the Company's or any of its Subsidiaries' properties or any other properties. There are no past or present facts or circumstances that could reasonably be expected to form the basis of any material Environmental Claim (as hereinafter defined) against the Company or any of its Subsidiaries or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law. All material permits and other governmental authorizations currently held or required to be held by the Company and its Subsidiaries pursuant to any Environmental Laws are identified in Section 4.13 of the Company Disclosure Memorandum. The Company has provided to Parent all assessments, reports, data, results of investigations or audits, and other material information that is in the possession of or reasonably available to the Company and its Subsidiaries regarding environmental matters pertaining to or the environmental condition of the business of the Company and its Subsidiaries, or the compliance (or noncompliance) by the Company or any of its Subsidiaries with any Environmental Laws. For purposes of this Agreement, the term "Environmental Law" means all federal, state, local and foreign Laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances as enacted and in effect on or prior to the date hereof; "Hazardous Substance" means any chemical, pollutant, contaminant, waste, petroleum or petroleum product and any material defined as toxic or hazardous or otherwise regulated under any applicable Environmental Law; and "Environmental Claim" means any claim, action, investigation or notice by any person or entity alleging potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney's fees or penalties relating to (i) the presence, or release into the environment, of any Hazardous Substance at any location whether or not owned or operated by the Company or any of its Subsidiaries, now or in the past, or (ii) any violation, or alleged violation, of any Environmental Law.

        Section 4.14    Intellectual Property.    (a) For purposes of this Section 4.14, "Company Intellectual Property" means all the (i) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing, (ii) patents (including any registrations, continuations, continuations in part, renewals and applications for any of the foregoing), (iii) copyrights (including any registrations and applications for any of the foregoing), (iv) Software (as hereinafter defined) and (v) technology, trade secrets and other confidential information, know-how, inventions, proprietary processes, formulae, algorithms, models and methodologies (collectively, "Trade Secrets") held for use or used in the conduct of the Company's and each of its Subsidiaries' business as currently conducted or contemplated to be conducted. For purposes of this Section 4.14, "Software" means any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, and (iii) all documentation, including user manuals and training materials, relating to any of the foregoing and the content and information contained on any website. The Software, Trade Secrets related to the Software and the other Company Intellectual Property that is material to the conduct of the business of the Company and its Subsidiaries (collectively, the "Material Company Intellectual Property") is subsisting, in full force and effect, has not been cancelled, expired or abandoned, and is valid and enforceable.

        (b)  Section 4.14(b) of the Company Disclosure Memorandum sets forth a complete and accurate list of all of the following that are owned by the Company or any of its Subsidiaries: (i) patents and patent applications, (ii) trademark and service mark registrations (including Internet domain name registrations), trademark and service mark applications and material unregistered trademarks, tradenames and service marks, (iii) copyright registrations, copyright applications and material unregistered copyrights and (iv) Software (other than readily-available commercial software having an acquisition price of less than $15,000).

        (c)  Section 4.14(c) of the Company Disclosure Memorandum sets forth a complete and accurate list of all agreements (whether oral or written, and whether between the Company, any of its Subsidiaries and third parties or intercorporate) to which the Company or any of its Subsidiaries is a party or otherwise bound, (i) granting or obtaining any right to use or practice any rights under any Company Intellectual Property (other than licenses for readily available commercial software programs having an acquisition price of less than $15,000), or (ii) restricting the Company's or any of its Subsidiaries' rights to use any Company Intellectual Property, including license agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements, and covenants not to sue (collectively, the "License Agreements"). The License Agreements are valid and binding obligations of the Company, and, to the knowledge of the Company, all other parties thereto, enforceable in accordance with their terms, and there exists no event or condition which will result in a material violation or breach of, or constitute (with or without due notice of lapse of time or both) a material default by any party under, any such License Agreement. Neither the Company nor any of its Subsidiaries have licensed or sublicensed its rights in any Company Intellectual Property other than pursuant to the License Agreements. No royalties, honoraria or other fees are payable by the Company or any of its Subsidiaries to any third parties for the use of or right to use any Company Intellectual Property except pursuant to the License Agreements.

        (d)  The Company or one of its Subsidiaries owns or possesses adequate, valid and enforceable licenses or other rights to use, free and clear of all Liens and any third-party rights, all Material Company Intellectual Property.

        (e)  The Company's and its Subsidiaries' ownership, licenses or rights in the Material Company Intellectual Property will not be affected by the consummation of the Offer or the Merger. The consummation of the Offer or the Merger will not result in the loss or impairment of the Company or any of its Subsidiaries' right to own, use or bring any action for the infringement of any of the Material Company Intellectual Property, nor will it require the consent of any Governmental Entity or third party in respect of any such Material Company Intellectual Property.

        (f)    The conduct of the Company and any of its Subsidiaries' business as currently conducted or planned to be conducted does not conflict with or infringe on (either directly or indirectly such as through contributory infringement or inducement to infringe) any intellectual property rights owned or controlled by any third party. There is no pending or, to the knowledge of the Company, overtly threatened claim, suit, arbitration or other adversarial proceeding before any Governmental Entity in any jurisdiction involving the Company Intellectual Property or alleging that the activities or the conduct of the Company's or any Company Subsidiary's businesses infringe upon, violate or constitute the unauthorized use of the intellectual property rights of any third party or challenging the Company or any of its Subsidiaries' ownership, use, validity, enforceability or registrability of any Company Intellectual Property, except for claims, suits, arbitrations or proceedings that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company. There are no settlements, forbearances to sue, consents, judgments, or orders or similar obligations other than the License Agreements which (i) restrict the Company's or any of its Subsidiaries' right to use any Company Intellectual Property, (ii) restrict the Company's or any of its Subsidiaries' businesses in order to accommodate a third party's intellectual property rights or (iii) permit third parties to use any Company Intellectual Property owned or controlled by the Company or any of its Subsidiaries.

        (g)  To the knowledge of the Company, no third party is using misappropriating, infringing, diluting or violating any of the Company Intellectual Property, and no such claims, suits, arbitrations or other adversarial proceedings have been brought or threatened against any third party by the Company or any of its Subsidiaries.

        Section 4.15    Title and Condition of Properties.    The Company and each of its Subsidiaries has good and marketable fee title to, or a valid leasehold interest in, all its respective properties and assets, free and clear of all Liens, except for (i) Liens disclosed in the Company Disclosure Memorandum or in the Filed Company SEC Reports, (ii) Liens or imperfections of title which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or materially interfere with the present or presently contemplated use of the assets subject thereto or affected thereby and (iii) Liens for current Taxes not yet due and payable. All of the improvements on real property and fixtures, machinery, equipment and other tangible personal property and assets owned or used by the Company are in good condition and repair, except for ordinary wear and tear not caused by neglect, and are usable in the ordinary course of business, except for any matter otherwise covered by this sentence which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries has complied in all respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such noncompliance or failure to be in full force and effect that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company.

        Section 4.16    Insurance.    Section 4.16 of the Company Disclosure Memorandum sets forth a list of insurance policies (including information on the premiums payable in connection therewith and the amount of coverage provided thereunder) maintained by the Company and its Subsidiaries, which policies have been issued by issuers that, to the Company's knowledge, are reputable and financially sound. The Company and its Subsidiaries have in place valid and currently effective insurance policies or binders of insurance or programs of self-insurance in such types and amounts as are, in the Company's judgment, reasonable in the context of the businesses and operations engaged in by the Company and its Subsidiaries. The Company has paid all premiums due under such policies and is not in default in any material respect with respect to its obligations under any such policies.

        Section 4.17    Material Contracts.    (a) Section 4.17 of the Company Disclosure Memorandum sets forth a list of all Material Contracts (as hereinafter defined). The Company has heretofore made available to Parent true, correct and complete copies of all written, and true, correct and complete summaries of all oral, contracts, commitments and agreements (and all amendments, modifications and supplements thereto and all side letters to which the Company or any of its Subsidiaries is a party affecting the obligations of any party thereunder) to which the Company or any of its Subsidiaries is a party or by which any of its properties or assets are bound that are material to the business, properties or assets of the Company and its Subsidiaries taken as a whole, including, without limitation, to the extent any of the following are material to the business, properties or assets of the Company and its Subsidiaries taken as a whole, all: (i) employment, severance, product design or development, personal services, consulting, management, non-competition or indemnification contracts (including, without limitation, any contract to which the Company or any of its Subsidiaries is a party involving employees of the Company); (ii) licensing, merchandising or distribution agreements; (iii) contracts granting a right of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets of the Company (by merger, purchase or sale of assets or stock or otherwise) entered into since September 30, 2001 (other than agreements relating to the sale of inventory or the performance of services in the ordinary course); (vi) contracts or agreements with any Governmental Entity; (vii) loan or credit agreements, mortgages, indentures or other agreements or instruments evidencing, indebtedness for borrowed money by the Company or any of its Subsidiaries or any such agreement pursuant to which indebtedness for borrowed money may be incurred; (viii) guaranty or security agreements in which the Company or a Subsidiary is a guarantor, co-signor or possessor of a security interest related to any loan or credit agreement; (ix) agreements that purport to limit, curtail or restrict the ability of the Company or any of its Subsidiaries to compete in any geographic area or line of business; (x) contracts or agreements that would be required to be filed as an exhibit to a Form 10-K filed by the Company with the SEC on the date hereof; (xi) contracts, licenses, assignments or other agreements pursuant to which the Company or any of its Subsidiaries acquired or licensed, granted or otherwise disposed of rights in the Company Intellectual Property; (xii) all contracts which have annual expenditures or payment obligations in excess of $25,000 or which have a value greater than $50,000 per year and are not terminable without penalty upon sixty (60) calendar days' notice, including information systems or data processing agreements, employment contracts, medical services agreements, management agreements, medical equipment service or maintenance contracts, medical equipment leases, or purchase contracts and new construction, improvements, repair or maintenance contracts; (xiii) all contracts with current or former directors or officers (or family members of such directors or officers) of the Company or any of its affiliates (other than employment contracts); (xiv) all agreements with healthcare providers (other than agreements (treating for this purpose all agreements with a healthcare provider and its affiliates as one agreement) pursuant to which the Company and its Subsidiaries (A) paid or received less than $25,000 in the aggregate during the year ended September 30, 2001, or (B) expect to pay or receive less than $25,000 in the aggregate during the year ended September 30, 2002); (xv) all contracts with physicians, physicians' immediate family members or physician entities (including all entities owned directly or indirectly by physicians or their family members), including physician guarantees or recruitment agreements, physician services, equipment or facilities agreements and physician space or equipment lease agreements; (xvi) marketing and advertising agreements; (xvii) all contracts to which the Company, any Subsidiary or any of their affiliates is a party for any professional non-physician services, such as laboratories, x-ray technicians and respiratory therapists; (xviii) all ground leases under which the Company, any Subsidiary or any of their affiliates is the tenant; (xix) all other ground or space leases that involve more than 1,000 square feet of net rentable area; (xx) all equipment leases; (xxi) all contracts (including participation agreements) with Governmental Entities, including CHAMPUS, Medicare and Medicaid, and managed care organizations (other than agreements (treating for this purpose all agreements with a healthcare provider and its affiliates as one agreement) pursuant to which the Company and its Subsidiaries (A) paid or received less than $25,000 in the aggregate during the year ended September 30, 2001, or (B) expect to pay or receive less than $25,000 in the aggregate during the year ended September 30, 2002); (xxii) contracts with any physician or physician entity, any of the benefits of which are contingent, or the terms of which are affected or altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature contemplated by this Agreement or otherwise do not comply with the federal Stark Law (42 U.S.C. § 1395nn); (xxiii) contracts with a potential referral source to the Company or any Subsidiary, including, but not limited to, service contracts for marketing and advertising, that do not comply with a safe harbor to the federal Anti-Kickback Statute (42 U.S.C. §§ 1320a-7b(b)); and (xxiv) written or oral contracts, commitments and agreements to enter into any of the foregoing (collectively, the "Material Contracts"). The Company has provided to Parent each form of agreement it uses with healthcare providers and managed care organizations.

        (b)  Each of the Material Contracts constitutes a valid and legally binding obligation of the Company or one or more of its Subsidiaries, and to the knowledge of the Company, of the other party or parties thereto, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. There is no material default under any Material Contract either by the Company or, to the Company's knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company or, to the Company's knowledge, any other party. The Company has not received any notice from any other party to any such Material Contract, and otherwise has no knowledge that such third party intends to terminate, or not renew, any such Material Contract.

        (c)  No party to any such Material Contract has given notice to the Company of or made a claim against the Company with respect to any material breach or default thereunder. No party to any such Material Contract has provided notice orally or in writing, or, to the Company's knowledge, otherwise overtly threatened, that it has taken or intends to take the position that any provision within such Material Contract or the contract itself is in violation of any federal or state Law.

        Section 4.18    Employment Matters.    (a) Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement, and no employees of the Company or any of its Subsidiaries are represented by any labor organization. Within the preceding three years, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to the knowledge of the Company, overtly threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Within the preceding three years, to the knowledge of the Company, there have been no organization activities involving the Company or any of its Subsidiaries in respect of any group of employees of the Company or any of its Subsidiaries.

        (b)  The Company and its Subsidiaries have good labor relations, and there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations, material grievances or other material labor disputes pending or, to the knowledge of the Company, overtly threatened against or involving the Company or any of its Subsidiaries. There are no unfair labor practice charges, grievances or complaints pending or, to the knowledge of the Company, threatened in writing by or on behalf of any employee or group of employees of the Company or its Subsidiaries that, if individually or collectively resolved against the Company or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect on the Company.

        (c)  There are no complaints, charges, or claims against the Company or its Subsidiaries pending or, to the knowledge of the Company, overtly threatened to be brought or filed with any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or its Subsidiaries that, if individually or collectively resolved against the Company or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect on the Company.

        (d)  Each of the Company and its Subsidiaries is in material compliance with all Laws and orders relating to the employment of labor, including all such laws and orders relating to wages, hours, WARN, collective bargaining, discrimination, civil rights, safety and health, workers' compensation, and the collection and payment of withholding and/or social security Taxes and any similar Tax, and are not engaged in any material unfair labor practice. Neither the Company nor any of its Subsidiaries has instituted any "freeze" of, or delayed or deferred the grant of, any cost-of-living or other salary adjustments for any of its employees.

        (e)  There has been no "mass layoff" or "plant closing" as defined by WARN in respect of the Company or its Subsidiaries within the six months prior to the Closing.

        Section 4.19    Finders' Fees.    No broker, investment banker, financial advisor or other Person, other than Houlihan Lokey, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable.

        Section 4.20    Opinion of Financial Advisor.    The Company has received the written opinion of Houlihan Lokey, dated February 7, 2002, to the effect that, as of the date of such opinion, the consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view and such opinion has not been withdrawn or modified by Houlihan Lokey. A copy of such opinion has been delivered to Parent and Purchaser. The Company has been authorized by Houlihan Lokey to permit the inclusion of such opinion in its entirety in the Offer Documents and the Schedule 14D-9 and the Proxy Statement, so long as such inclusion is in form and substance reasonably satisfactory to Houlihan Lokey and its independent counsel.

        Section 4.21    Voting Requirements.    The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt and approve this Agreement and the transactions contemplated by this Agreement unless the Merger may be consummated in accordance with Section 253 of the DGCL, in which case no such consent of the Company's stockholders is required.

        Section 4.22    Books and Records.    The books of account, minute books, stock record books and other records of the Company and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act, including an adequate system of internal controls.

        Section 4.23    Certain Business Practices.    Neither the Company nor any of its Subsidiaries nor (to the knowledge of the Company) any director, officer, agent or employee of the Company or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or for the purpose of securing patient referrals or other business for the Company or a Subsidiary, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

        Section 4.24    Interests of Officers and Directors.    Except as described in the Filed Company SEC Reports, none of the Company's or its Subsidiaries' officers or directors has any material direct or indirect interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or that of its Subsidiaries, or any supplier, distributor or customer of the Company or any of its Subsidiaries.

        Section 4.25    Provider/Supplier Status.    (a) Each of the Company and its Subsidiaries that is a healthcare provider and that participates in the Medicare, Medicaid and CHAMPUS programs has a valid provider/supplier agreement with respect to each such program and is in substantial compliance with the conditions of participation of such programs. All claims and cost reports (if any) prepared and delivered by the Company or any Subsidiary during the last six years to Medicare, Medicaid or any other federal or state agencies funding the provision of healthcare services have been prepared in all material respects in accordance with the rules and regulations pertaining thereto and timely filed.

        (b)  Neither the Company nor any of its Subsidiaries has received notice from any Governmental Entity that enforces the statutory or regulatory provisions in respect of either the Medicare or Medicaid programs of any pending or threatened investigations or surveys, and the Company has no reason to believe that any such investigations or surveys are pending, threatened or imminent. The Company and each Subsidiary has all contracts, including provider/supplier contracts, necessary to conduct its business within the jurisdiction where it is located and to receive federal or state payments with respect to its qualified patients. There is no claim pending or, to the knowledge of the Company, threatened involving any such provider/supplier contract or other contract.

        (c)  Each of the Company and its Subsidiaries that is a provider or supplier of healthcare services holds (i) all necessary certifications and/or accreditations from an appropriate certifying or accrediting body, which are current and valid and (ii) valid and current license(s) issued by the states in which the

Company or the Subsidiary is located and in which the Company or the Subsidiary conducts business, as necessary. The consummation of the Transactions will not cause the revocation or cancellation of any such certificates, accreditations or licenses.

        Section 4.26    Medicare Secondary Payor.    All actions taken or failed to have been taken by the Company and its Subsidiaries in connection with its PPO have been taken or omitted in complete compliance with the Medicare secondary payor rules and all applicable federal Laws, as supplemented by the regulations of the Department of Health and Human Services ("Secondary Payor Rules"); and no healthcare plan administered by the Company or any Subsidiary has any liability of any nature (including, but not limited to, any liability under the Code, the Social Security Act and the Age Discrimination in Employment Act) to the United States of America or to any other Person with respect to the Secondary Payor Rules.

        Section 4.27    Overpayments.    There are no outstanding overpayments, reported or unreported, to the Company or any Subsidiary, or demands or notices thereof, by any third-party payors, including, but not limited to, Medicare, Medicaid, CHAMPUS and managed care plans.

        Section 4.28    Settlement Agreements.    (a) Section 4.28 of the Company Disclosure Memorandum sets forth each settlement agreement including, but not limited to, any agreements by the Company to refund any amounts paid by a Governmental Entity, or for the Company to pay fines or penalties to any Governmental Entity, entered into by the Company or one or more of its Subsidiaries with a Governmental Entity and all other agreements related thereto (collectively, the "Settlement Agreements"). The Company has made available to Parent true and correct copies of each Settlement Agreement. No term or provision of this Agreement will violate or alter the terms of any Settlement Agreement or give any Governmental Entity the right to demand changes to the terms of any Settlement Agreement. Each Settlement Agreement is in full force and effect and neither the Company nor any of its Subsidiaries is in default under or in violation of, nor is there any valid basis for any claim or default under or violation of, such Settlement Agreement.

        (b)  The Corporate Integrity Agreement, dated October 10, 2001, between Raytel Cardiac Services, Inc., a Subsidiary of the Company, and the United States Department of Health and Human Services (the "CIA"), a true and complete copy of which has been delivered to Parent, is in full force and effect and neither the Company nor any of its Subsidiaries is in default under or in violation of, nor is there any basis for any claim or default under or violation of, the CIA.

        Section 4.29    Rights Agreement.    The Company has taken all action which may be necessary under the Rights Agreement, dated as of August 14, 1998, between the Company and BankBoston, N.A., as rights agent (the "Rights Agreement") to ensure that (a) a "Distribution Date" and a "Stock Acquisition Date" (in each case as defined in the Rights Agreement) will not occur, and none of Parent, Purchaser or any of their "Affiliates" or "Associates" will be deemed to be an "Acquiring Person" (in each case as defined in the Rights Agreement), by reason of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; and (b) the Rights will expire immediately prior to the Effective Time.

        Section 4.30    Full Disclosure.    The representations and warranties made by the Company in this Agreement, when taken as a whole, do not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made herein, in light of the circumstances under which they were made, not misleading.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

        Parent and Purchaser, jointly and severally, represent and warrant to the Company that:

        Section 5.01    Organization, Standing and Corporate Power.    Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted.

        Section 5.02    Corporate Authorization.    Each of Parent and Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, in each case by Parent and/or Purchaser, as the case may be, have been duly authorized by all necessary corporate action on the part of Parent and Purchaser. This Agreement has been duly executed and delivered by Parent and Purchaser and constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditors' rights generally and is subject to general principles of equity.

        Section 5.03    Governmental Authorization.    No consent, approval, notice to, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Purchaser or any other Subsidiary of Parent in connection with the execution and delivery of this Agreement by Parent and Purchaser or the consummation by Parent and Purchaser of the transactions contemplated by this Agreement, except for (a) the filing with the SEC of (i) the Offer Documents and (ii) such reports and other filings under the Exchange Act or applicable rules and regulations of the Switzerland stock market as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (b) the filing of the certificate of merger with the Delaware Secretary of State, (c) the filing of appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (d) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any of its "affiliates" or "associates" (as each such term is defined in Section 203 of the DGCL) was, prior to the execution of this Agreement, an "interested stockholder" (as such term is defined in Section 203 of the DGCL) of the Company or owns any Shares.

        Section 5.04    Non-contravention.    The execution and delivery of this Agreement by Parent and Purchaser do not and performance by Parent and Purchaser of this Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby will not (a) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Parent or Purchaser, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in any violation or breach of any provision of any Law, regulation, judgment, injunction, order or decree or (c) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Purchaser is entitled under any provision of any agreement or other instrument binding upon Parent or Purchaser, except, in the case of clauses (b) and (c), for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

        Section 5.05    Information Supplied.    None of the information supplied or to be supplied by Parent or Purchaser for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9, the Information Statement or the Proxy Statement will, in the case of the Offer Documents, the

Schedule 14D-9 and the Information Statement, at the respective times such documents are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the date it is first mailed to the Company's stockholders and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Purchaser with respect to statements made or incorporated by reference therein based on information supplied in writing by the Company. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

        Section 5.06    Litigation.    There is no suit, claim, investigation, action or proceeding pending or, to the knowledge of the Parent, overtly threatened in writing against or affecting the Parent, any Subsidiary of Parent or Purchaser that would prevent or substantially delay any of the transactions contemplated by this Agreement or otherwise prevent the Parent or Purchaser from performing its obligations hereunder (it being understood that this representation shall not include any litigation of the nature described in paragraph (a) of Annex A), and, to Parent's knowledge, no facts exist which could reasonably be expected to give rise to any suit, claim, investigation, action or proceeding that, if asserted, could reasonably be expected to have such effect. There is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or Purchaser or any of their Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have any such effect.

        Section 5.07    Financing.    Parent and Purchaser collectively have (and hereby agree that they shall continue to have through the Effective Time) all funds from their cash and cash equivalents or borrowings currently available under their existing credit facilities necessary to purchase all outstanding Shares (on a fully diluted basis) pursuant to the Offer and the Merger, to perform their obligations under this Agreement and to pay all fees and expenses related to the transactions contemplated by this Agreement payable by them.

        Section 5.08    Finders' Fees.    There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Parent or Purchaser who is entitled to any fee or commission from the Parent or Purchaser in connection with the transactions contemplated by this Agreement except for CIBC World Markets Corp., financial advisor to Parent, the fees and expenses of which shall be paid by Parent.

        Section 5.09    Purchaser's Operation.    Purchaser was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby nor will it have done so prior to the consummation of the Offer.

        Section 5.10    Full Disclosure.    The representations and warranties made by the Parent in this Agreement, when taken as a whole, do not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made herein, in light of the circumstances under which they were made, not misleading.

ARTICLE 6
COVENANTS

        Section 6.01    Conduct of Business by the Company.    (a) From the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its commercially reasonable best efforts to preserve intact its business organization, goodwill and relationships with third parties and to keep available the services of its officers and employees and maintain existing relations with customers, suppliers, officers, employees, creditors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time.

        (b)  Except with the prior written consent of Parent or as contemplated or permitted by this Agreement or as expressly set forth in the Company Disclosure Memorandum, from the date hereof until the Effective Time the Company shall not, and shall not permit any of its Subsidiaries to:

            (i)  make, declare, set aside or pay any dividend or other distribution with respect to any shares of its capital stock, other than dividends and other distributions paid by any Subsidiary of the Company to the Company or any wholly-owned Subsidiary of the Company;

          (ii)  adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

          (iii)  directly or indirectly repurchase, redeem or otherwise acquire any shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries, other than as may be required under the terms of any written Option or Option Plan existing on the date hereof and disclosed in Section 6.01(b)(iii) of the Company Disclosure Memorandum;

          (iv)  issue, deliver or sell any shares of any class or series of its capital stock (including Company Common Stock), other than the issuance of Company Common Stock (and associated rights under the Rights Agreement) upon the exercise of Options outstanding on the date of this Agreement, or any securities convertible into or exercisable or exchangeable for shares of any class or series of its capital stock (including Company Common Stock, or any rights, warrants or options to acquire any shares of Company Common Stock);

          (v)  adopt or implement any amendment to its certificate of incorporation or bylaws or other comparable organizational documents or amend the terms of its outstanding securities;

          (vi)  acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets for a consideration exceeding $25,000 in any such case, except purchases of inventory in the ordinary course of business consistent with past practice and capital expenditures permitted by clause (viii) of this Section 6.01(b) and except that Parent agrees to not unreasonably withhold or delay consent, if requested, for the acquisition or agreement to acquire assets for a consideration exceeding $25,000 but less than $100,000; provided that Parent shall not be required to consent to any asset acquisition to the extent the total amount of assets acquired between the date hereof and the Closing Date (other than purchases of inventory in the ordinary course of business consistent with past practice and capital expenditures permitted by clause (viii) of this Section 6.01(b)) exceeds $250,000;

        (vii)  transfer, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, except sales of assets for consideration not exceeding $25,000 in any such case and $50,000 in the aggregate and except for sales of inventory in the ordinary course;

        (viii)  except for the items currently contracted for by the Company and the items contemplated by the Company's capital expenditure budget made available to Parent and the items disclosed in Section 6.01(b)(viii) of the Company Disclosure Memorandum, make or agree to make any new capital expenditure or expenditures;

          (ix)  incur any indebtedness for borrowed money (except for borrowings under its credit facility in effect on the date hereof for working capital purposes and except for intercompany indebtedness), assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except for the endorsement of checks in the normal course of business and the extension of credit in the normal course of business, or make any loans, advances or capital contributions to, or investments in, any other Person, other than to any direct or indirect wholly-owned Subsidiary;

          (x)  enter into or adopt any new, or amend or renew any existing, Employee Plan or any collective bargaining agreement, other than as required by Law;

          (xi)  except to the extent required by the terms of written employment agreements as in effect on the date of this Agreement, increase the compensation payable to or to become payable to, or severance, pension or other fringe benefits or perquisites to its present or former directors, employees, officers or consultants, except for increases already committed to and set forth in Section 6.01(b)(xi) of the Company Disclosure Memorandum;

        (xii)  enter into any contracts of employment (other than contracts terminable by the Company without liability immediately following the Closing) or any severance, retention or similar agreement;

        (xiii)  pay, agree to pay or award any employee bonuses except in accordance with plans or agreements existing on the date hereof and listed in Section 6.01(b)(xiii) of the Company Disclosure Memorandum, or forgive any officer or employee loan;

        (xiv)  adopt any change in its accounting policies, procedures or practices, other than as required by the SEC, changes in GAAP or applicable Law, or accelerate any income, postpone any expense or reverse any reserve, except on a basis consistent with past practice or as otherwise required by GAAP;

        (xv)  (A) make any Tax election, (B) settle or compromise any material income Tax liability, (C) change any annual Tax accounting period or method of Tax accounting in any material respect, (D) file any amended Tax Return, (E) enter into any closing agreement relating to any material Tax, or (F) surrender any right to claim a material Tax refund or to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

        (xvi)  pay, discharge, settle or satisfy any claims, litigation, arbitration, liabilities or other controversies (absolute, accrued, asserted or unasserted, contingent or otherwise), including the payment, discharge, settlement or satisfaction of any claims, litigation, arbitration, liabilities or controversies of any nature relating to the Transactions contemplated hereby, other than the payment, discharge or satisfaction, in the ordinary course of business or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in the Filed Company SEC Reports or incurred in the ordinary course of business consistent with past practice provided that no such payment, discharge, settlement or satisfaction (A) is for an amount greater than the amount reserved for on the Company's books or (B) imposes non-monetary conditions that could reasonably be expected to adversely affect the conduct of the business of the Company and its Subsidiaries as currently conducted, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Company or any of its Subsidiaries is a party;

      (xvii)  cancel or terminate any insurance policy naming the Company or any Subsidiary as a beneficiary or loss payable payee, except policies providing coverage for losses not in excess of $100,000, or materially reduce the amount of any insurance coverage provided by existing insurance policies;

      (xviii)  revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary and usual course of business consistent with past practice or as required by generally accepted accounting principles;

        (xix)  (i) enter into any contract or agreement, other than in the ordinary and usual course of business consistent with past practice, or amend in any material respect any of the Material Contracts; (ii) enter into any contract, agreement, commitment or arrangement providing for, or amend any contract, agreement, commitment or arrangement to provide for, the taking of any action that would be prohibited hereunder or (iii) enter into any settlement or similar agreement with any Governmental Entity, or amend in any respect any Settlement Agreement or the CIA;

        (xx)  enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its Subsidiaries or any successor thereto or that could, after the Effective Time, limit or restrict the Surviving Corporation and its affiliates (including Parent) or any successor thereto, from engaging or competing in any line of business or in any geographic area;

        (xxi)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

      (xxii)  alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary;

      (xxiii)  waive, amend or otherwise alter the Rights Agreement except as contemplated by this Agreement, or redeem the rights issued thereunder; or

      (xxiv)  enter into, or agree or commit to enter into, any agreement, contract, commitment or arrangement that if completed would be in contravention of any of the foregoing.

        Section 6.02    Other Actions.    The Company, Parent and Purchaser shall not, and shall not permit any of their respective Subsidiaries to, take any action that would, or that could reasonably be expected to, result in any of their respective representations and warranties set forth in this Agreement that are qualified as to materiality becoming untrue or incorrect in any respect, any of such representations and warranties that are not so qualified becoming untrue or incorrect in any material respect or any of the conditions to the Offer set forth in Annex A or to the Merger set forth in Article 7 not being satisfied (subject to the Company's right to take action specifically permitted by Section 6.05).

        Section 6.03    Stockholder Meeting; Proxy Material; Merger Without Stockholder Meeting.    (a) If required by applicable Law to consummate the Merger, the Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as practicable following the date on which the Purchaser completes the purchase of the shares of Company Common Stock pursuant to the Offer (the "Offer Completion Date"), for the purpose of voting on the approval and adoption of this Agreement and the Merger. At the Company Stockholder Meeting, Parent shall cause all of the shares of Company Common Stock then actually or beneficially owned by Parent, Purchaser or any of their Subsidiaries to be voted in favor of the Merger. Notwithstanding the foregoing, if Purchaser or any other subsidiary of Parent shall acquire at least ninety percent (90%) of the outstanding shares of Company Common Stock, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the Offer Completion Date without a Company Stockholder Meeting in accordance with Section 253 of the DGCL.

        (b)  The Company will, if required and at Parent's request, as soon as practicable following the Offer Completion Date, prepare and file a preliminary Proxy Statement with the SEC and will use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement and all amendments and supplements thereto, prior to their being filed with the SEC. Parent will provide the Company with the information concerning Parent and Purchaser required to be included in the Proxy Statement. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Company Stockholder Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its stockholders such an amendment or supplement. The Company will not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

        Section 6.04    Access to Information.    (a) From the date hereof until the Effective Time and subject to applicable Law the Company shall and shall cause its Subsidiaries to (i) give Parent and its authorized representatives, including its counsel, financial advisors, auditors and other authorized representatives access, upon reasonable notice at reasonable times, to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish Parent, its officers, employees, counsel, financial advisors, auditors and other authorized representatives with such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries; provided that no investigation pursuant to this Section 6.04(a) shall affect any representation or warranty given by the Company to Parent and Purchaser hereunder.

        (b)  Between the date hereof and the Effective Time, the Company shall furnish to Parent and Purchaser (i) within five Business Days after the delivery thereof to management, such monthly financial statements and data as are regularly prepared for distribution to the Company management and (ii) at the earliest time they are available, such quarterly and annual financial statements as are prepared for the Company's SEC filings, which (in the case of clause (ii)), shall be in accordance with the books and records of the Company.

        (c)  Except as required by Law (but subject to the limitations on such exception provided in the Confidentiality Agreement), Parent and Purchaser will hold, and will cause their respective officers, directors, employees, accountants, counsel, consultants, advisors, agents and affiliates to hold in confidence all documents and information concerning the Company or any of its Subsidiaries furnished to Parent or its affiliates in connection with the transactions contemplated by this Agreement in accordance with the terms of the letter agreement dated November 29, 2001 between the Company and Parent (the "Confidentiality Agreement").

        Section 6.05    No Solicitation; Other Offers.    (a) The Company shall not, and shall not permit any of its Subsidiaries to, and shall cause its officers, directors and employees, and any investment bankers, consultants, financial advisors, accountants, agents or other representatives retained by it or any of its Subsidiaries not to, solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined) or engage in discussions or negotiations or furnish to any Person any information with respect to an Acquisition Proposal or knowingly facilitate any effort or attempt to make an Acquisition Proposal. Any violation of the foregoing restrictions by any of the Company's representatives, whether or not such representative is so authorized and whether or not such representative is purporting to act on behalf of the Company or otherwise, shall be deemed a breach of this Agreement by the Company. The Company shall, and shall cause its Subsidiaries and the officers, directors, employees or any investment bankers, attorneys, consultants, financial advisors, agents or other representatives of the Company and its Subsidiaries to, cease immediately and cause to be terminated all activities, discussions and negotiations, if any, with any Persons conducted prior to the date hereof with respect to any Acquisition Proposal and, to the extent within its power, to recover or cause to be destroyed all information concerning the Company and its Subsidiaries in the possession of such Persons and their affiliates, representatives and advisors. Nothing contained in this Agreement shall prevent the Company Board from complying with Rule 14d-9 or Rule 14e-2 under the Exchange Act with respect to any Acquisition Proposal or making any disclosure to the Company's stockholders that, in the good faith judgment of the majority of the members of the Company Board, upon recommendation of the Special Committee after consultation with and advice from its outside legal counsel, is required by applicable Law.

        (b)  Notwithstanding the first sentence of Sections 6.05(a), prior to the time of acceptance of Shares pursuant to the Offer and subject to the provisions of this Section 6.05(b) and Section 6.05(c), the Company may negotiate or otherwise engage in substantive discussions with, and furnish nonpublic information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by such Person to acquire in any manner at least fifty percent of the Shares outstanding or fifty percent of the consolidated assets of the Company if (i) a majority of the Company Board determines in good faith, upon the recommendation of the Special Committee after the Special Committee has received the advice of Houlihan Lokey or another nationally recognized financial advisor, that such Acquisition Proposal would reasonably be expected to result in a Superior Proposal (as hereinafter defined) and, after consultation with and advice from outside legal counsel, that the failure to take such action would cause the Company Board to breach its fiduciary duties under applicable Law, and )(ii) such Person executes a confidentiality agreement in a form no less favorable to the Company than the Confidentiality Agreement. Prior to providing any information to or entering into discussions or negotiations with any Person in connection with an Acquisition Proposal by such Person, the Company shall notify Parent of any Acquisition Proposal (including, without limitation, the material terms and conditions thereof and the identity of the Person making it) as promptly as practicable (but in no case later than 24 hours) after its receipt thereof, and shall provide Parent with a copy of any written Acquisition Proposal or amendments or supplements thereto, and shall thereafter inform Parent on a prompt basis of the status of any discussions or negotiations with such a third party, and any material changes to the terms and conditions of such Acquisition Proposal, and shall promptly give Parent a copy of any information delivered to such Person which has not previously been provided or made available to Parent. The Company shall not waive any standstill or confidentiality provisions contained in agreements to which the Company is a party or to which the Company is subject unless the Company Board determines in good faith, upon the recommendation of the Special Committee after consultation by the Special Committee with and advice from its outside legal counsel, that the failure to take such action would cause the Company Board to breach its fiduciary duties under applicable Law.

        (c)  Except as permitted by the second sentence of this Section 6.05(c), neither the Company Board nor any committee thereof shall (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent, its recommendation to its stockholders referred to in Section 1.02 hereof, or take any action not explicitly permitted by this Agreement that would be inconsistent with its approval of the Offer and the Merger, (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement, commitment or similar agreement related to any Acquisition Proposal. Notwithstanding the foregoing, prior to the time of acceptance of the Shares for payment pursuant to the Offer, the Company Board shall be permitted (i) not to recommend to its stockholders acceptance of the Offer and/or approval and adoption of this Agreement and the Merger, (ii) to withdraw, or modify in a manner adverse to Parent, its recommendation to its stockholders referred to in Section 1.02 hereof, (iii) to approve or recommend any Superior Proposal or (iv) to terminate this Agreement in accordance with Section 8.01(c)(ii) hereof and in connection therewith enter into an agreement with respect to such Superior Proposal, but only if in each case (x) the Company has received an Acquisition Proposal which the Company Board determines in good faith, upon the recommendation of a nationally recognized financial advisor, constitutes a Superior Proposal, (y) the Company Board determines in good faith, upon the recommendation of the Special Committee after consultation by the Special Committee with and advice from its outside legal counsel, that the failure to take such action would cause the Company Board to breach its fiduciary duties under applicable Law and (z) after five Business Days have elapsed following the Company's delivery to Parent of written notice advising Parent that the Company Board has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal and identifying the Person making the Superior Proposal; provided, however, that the Company shall not enter into an agreement with respect to a Superior Proposal unless the Company shall terminate this Agreement in accordance with Section 8.01(c)(ii).

        (d)  For purposes of this Agreement:

            (i)  "Acquisition Proposal" means any bona fide offer, inquiry or proposal for (i) a merger, reorganization, consolidation, share exchange, business combination, or other similar transaction involving the Company or any of its Subsidiaries, (ii) any proposal or tender offer or exchange offer to acquire, directly or indirectly, any securities of the Company or the filing of a registration statement under the Securities Act in connection therewith or (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of more than 50% of the assets of the Company and its Subsidiaries taken as a whole, other than the Offer and the Merger contemplated by this Agreement; and

          (ii)  "Superior Proposal" means any bona fide written Acquisition Proposal, which was not solicited by the Company or any affiliate, representative or agent of the Company and which does not include any financing condition, with respect to which the Company Board determines in good faith (upon the recommendation of the Special Committee after the Special Committee has received the advice of Houlihan Lokey or another nationally recognized financial advisor and taking into account all the terms and conditions of the Acquisition Proposal, which terms and conditions shall include all legal, financial and regulatory aspects of the proposal, the Person making such Acquisition Proposal, and the strategic benefits to be derived from the Offer and the Merger and the long-term prospects of the Company and its Subsidiaries) is more favorable to the Company's stockholders (in their capacities as stockholders) from a financial point of view than the Offer and Merger.

        Section 6.06    Best Efforts; Notification.    (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use their commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all steps as may be necessary to avoid an action or proceeding by any Governmental Entity, (ii) the obtaining of all material consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and the Company Board shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, this Agreement or the other transactions contemplated by this Agreement, use their commercially reasonable best efforts to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other transactions contemplated by this Agreement.

        (b)  Subject to the terms and conditions of this Agreement, in furtherance and not in limitation of the covenants of the parties contained in Section 6.06(a), if any administrative or judicial action or proceeding, including any proceeding by a Governmental Entity or a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any applicable Law, each of the parties shall cooperate in all respects with each other and use its respective commercially reasonable best efforts in order to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

        (c)  Parent and Purchaser, on the one hand, and the Company, on the other hand, each hereby agrees promptly to provide such information necessary to the preparation of the Schedule 14D-9 and the Offer Documents, respectively, which the respective party responsible therefor shall reasonably request.

        (d)  Notwithstanding anything to the contrary in Section 6.06(a) or (b), (i) neither Parent nor any of its Subsidiaries shall be required to divest any of their respective businesses, product lines or assets, (ii) neither Parent nor any of its Subsidiaries shall be required to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Parent, (iii) neither the Company nor its Subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on the Surviving Corporation or, prior to the Closing, the Company, (iv) no party shall be required to agree to the imposition of or to comply with, any condition, obligation or restriction on Parent or any of its Subsidiaries or on the Surviving Corporation or any of its Subsidiaries of the type referred to in subclause (vi) or (vii) of clause (a) of Annex A, and (v) neither Parent nor Purchaser shall be required to waive any of the conditions to the Offer set forth in Annex A and none of the Parent, Purchaser or the Company shall be required to waive any of the conditions to the Merger set forth in Article 7.

        (e)  Each of the Company and Parent shall promptly notify the other of:

            (i)  any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect at or prior to the Effective Time;

          (ii)  the failure by it to perform, or comply with, in any material respect, any of its obligations, covenants, or agreements contained in this Agreement, which failure, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on it;

          (iii)  the Company obtaining knowledge of a material breach by Parent, or Parent obtaining knowledge of a material breach by the Company, of their respective representations, warranties or covenants hereunder of which the breaching party has not already given notice pursuant to clauses (i) or (ii) above;

          (iv)  any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this

  Agreement, except to the extent such notice requirement is expressly disclosed in the Company Disclosure Memorandum;

          (v)  any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

          (vi)  any actions, suits, claims, investigations, orders, decrees, complaints or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company, Parent or any of their respective Subsidiaries that relate to the consummation of the transactions contemplated by this Agreement; or

        (vii)  the occurrence of any other event which would reasonably be likely to have a Material Adverse Effect on the Company or cause any condition set forth in Annex A hereto to be unsatisfied in any material respect at any time prior to consummation of the Offer;

provided, however, that the delivery of any notice pursuant to this Section 6.06(e) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

        Section 6.07    Indemnification and Insurance.    (a) From and after the Effective Time, the Surviving Corporation will indemnify and hold harmless (including advancement of expenses) the current and former directors and officers of the Company and its wholly-owned Subsidiaries (the "Indemnified Parties") in respect of claims made within six years following the Effective Time for acts or omissions occurring on or prior to the Effective Time to the extent provided in the Company's certificate of incorporation, bylaws and indemnity agreements in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law. Parent and the Company agree that in the event any claim or claims are asserted or made within the six-year period contemplated by this Section, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. The certificate of incorporation and bylaws of the Surviving Corporation shall not be amended, repealed or otherwise modified in any manner adverse to persons who, as of the date hereof, are Indemnified Parties, without the prior written consent of any such persons, for a period of six years from and after the Effective Time and shall contain indemnification and exculpation provisions which are no less favorable to the Indemnified Parties than those provisions contained in the Company's certificate of incorporation and bylaws as in effect immediately prior to the date of this Agreement. Any determination required to be made with respect to whether any Indemnified Party may be entitled to indemnification will, if requested by such Indemnified Party, be made by independent legal counsel selected by the Surviving Corporation and reasonably satisfactory to the Indemnified Party.

        (b)  For six years after the Effective Time, Parent shall maintain, or cause the Surviving Corporation to maintain, with respect to matters occurring prior to the Effective Time, policies of directors and officers' liability insurance comparable to those currently maintained by the Company for the benefit of persons currently covered by the Company's directors' and officers' liability insurance policies (except to the extent any provisions in such insurance are no longer generally available in the market); provided that in no event shall the Surviving Corporation be required in order to maintain such directors' and officers' liability insurance policies to expend in any one year an amount in excess of 200% of the aggregate annual premiums currently paid by the Company for such insurance (which annual premium the Company represents is $109,000); provided further that, if the annual premium costs necessary to maintain such insurance coverage exceed such amount, the Surviving Corporation shall only be obligated to obtain as much coverage as can be obtained for an annual premium equal to the foregoing amount and provided further that notwithstanding the foregoing, Parent may satisfy its obligations under this Section 6.07(b) by purchasing a "tail" policy under Company's existing directors' and officers' insurance policy that (i) has an effective term of six years from the Effective Time, (ii) covers the Indemnified Parties covered by the Company's directors' and officers' insurance policy in effect on the date hereof for actions and omissions occurring on or prior to the Effective Time and

(iii) contains terms and conditions (including without limitation coverage amounts) that are at least as favorable in the aggregate as the terms and conditions of the Company's directors' and officers' insurance policy in effect on the date hereof.

        (c)  This Section 6.07 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Parent, the Surviving Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation. In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.07.

        Section 6.08    Continuation of Benefits.    (a) For at least one year from and after the Effective Time, the Surviving Corporation will provide benefits (other than equity-based compensation), including health and welfare benefits, to employees of the Company and its Subsidiaries who continue their employment after the Effective Time (each, a "Continuing Employee") which are generally not less favorable in the aggregate to such continuing Employee than the benefits being provided to such Continuing Employee immediately prior to the Effective Time. The Surviving Corporation will recognize the service of each Continuing Employee through the Effective Time as if such service had been performed with the Surviving Corporation for purposes of eligibility and vesting under the Surviving Corporation's benefit plans.

        (b)  Without limiting any other provision of this Agreement, the Surviving Corporation agrees to cause to be honored in accordance with their terms the severance obligations of the Company arising under the bonus arrangements identified in Section 4.08(g) of the Company Disclosure Memorandum and the agreements identified in Section 4.17 of the Company Disclosure Memorandum as a direct or indirect result of the transactions contemplated by this Agreement (either alone or in combination with any other event). The parties acknowledge and agree that the transactions contemplated by this Agreement constitute a "change in control" for all purposes under such agreements and bonus arrangements.

        Section 6.09    Public Announcements.    Parent and the Company will consult with each other before issuing any press release or making any public statement (including any broadly issued statement or announcement to employees) with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with any national securities exchange or Nasdaq or the SWX rules, will not issue any such press release or make any such public statement without the prior consent of the other (which consent shall not be unreasonably withheld or delayed). The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be press release acceptable to Parent and the Company.

        Section 6.10    Further Assurances.    At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Purchaser, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Purchaser, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE 7
CONDITIONS TO THE MERGER

        Section 7.01    Conditions to Obligations of Each Party.    The respective obligations of the Company, Parent and Purchaser to consummate the Merger are subject to the satisfaction or waiver of the following conditions at or prior to the Effective Time:

          (a)  Purchaser shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided that this condition shall be deemed to have been satisfied with respect to the obligation of Parent and Purchaser to effect the Merger if Purchaser fails to accept for payment or pay for Shares validly tendered and not withdrawn pursuant to the Offer in violation of the terms of the Offer or of this Agreement;

          (b)  if required by applicable Law, this Agreement shall have been approved and adopted by the required vote of the stockholders of the Company in accordance with the DGCL; and

          (c)  no statute, rule or regulation shall have been enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger or makes the consummation of the Merger unlawful, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

ARTICLE 8
TERMINATION, AMENDMENT AND WAIVER

        Section 8.01    Termination.    This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the Company:

          (a)  by mutual written consent of Parent, Purchaser and the Company;

          (b)  by either the Company or Parent:

              (i)  if any court of competent jurisdiction or other Governmental Entity shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable best efforts, subject to Section 6.06 hereof, to lift) restraining, enjoining, prohibiting or otherwise making illegal, the acceptance for payment of, or payment for Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

            (ii)  if (x) the Offer shall have expired or been terminated or withdrawn by Parent and Purchaser without any Shares being purchased pursuant thereto or (y) Parent or Purchaser shall not have accepted for payment all Shares tendered pursuant to the Offer by May 8, 2002, provided that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Parent or Purchaser to purchase the Shares pursuant to the Offer on or prior to such date;

          (c)  by the Company:

              (i)  if Parent and/or Purchaser fails to commence the Offer as provided in Section 1.01 hereof; provided that the Company may not terminate this Agreement pursuant to this

    Section 8.01(c)(i) if the Company is at such time in breach in any material respect of its obligations under this Agreement;

            (ii)  in connection with entering into a definitive agreement with respect to a Superior Proposal, as permitted by the second sentence of Section 6.05(c), if (w) the Company provides written notice to Parent and Purchaser of the material terms and conditions of the Acquisition Proposal which the Company Board determines in good faith, upon the recommendation of the Special Committee after consultation by the Special Committee with and advice from Houlihan Lokey or another nationally recognized financial advisor and its outside legal counsel, constitutes a Superior Proposal, attaching the most current version of such Acquisition Proposal with respect thereto and identifying the Person making such Acquisition Proposal, (x) after five Business Days immediately following delivery of such written notice, the Company Board reasonably determines, upon the recommendation of the Special Committee based upon the advice of Houlihan Lokey or another nationally recognized financial advisor, that any proposal made by Parent and Purchaser in writing with respect to the Offer, within such time period, supplementing the terms and conditions of the Offer, is not at least as favorable to the Company and the Company's stockholders as the terms and conditions of such Acquisition Proposal specified in (w) above, (y) the Company pays the Termination Fee and Expenses in accordance with Section 8.03(b) concurrently with entering into a definitive agreement with respect to a Superior Proposal and (z) each party to such Superior Proposal delivers a written acknowledgement to Parent that waives any right it may have to contest the validity or enforceability of any of the terms and conditions of this Agreement; or

            (iii)  if Parent or Purchaser shall have made a material misrepresentation or have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to Parent or Purchaser, as applicable;

          (d)  by Parent:

              (i)  if, due to an occurrence, not resulting from a breach by Parent or Purchaser of their obligations hereunder, which makes it impossible to satisfy any one or more of the conditions set forth in Annex A hereto, Parent or Purchaser shall have failed to commence the Offer on or prior to ten Business Days following the date of the initial public announcement of the Offer;

            (ii)  if, prior to the purchase of Shares pursuant to the Offer, the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in paragraph (d) or (e) of Annex A hereto and (B) cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to the Company;

            (iii)  if, whether or not permitted to do so, (A) the Company Board shall have withdrawn or modified in a manner adverse to Parent or Purchaser (or shall have failed, at the request of Parent, to reaffirm) its approval or recommendation of the Offer, the Merger or the Agreement, or approved or recommended any Acquisition Proposal or (B) the Company shall have entered into any agreement with respect to any Acquisition Proposal (other than a confidentiality, standstill or non-solicitation agreement permitted by Section 6.05(b)), including a Superior Proposal entered into in accordance with the second sentence of Section 6.05(c) of this Agreement; or

            (iv)  an Acquisition Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated in a public manner to the Company which contains a proposal as to price (without regard to whether such proposal specifies a specific price or a range of potential prices) and the Company shall not have rejected in a manner that becomes publicly disclosed such proposal within the earlier of (A) ten Business Days after the Acquisition Proposal first becomes publicly disclosed or (B) three Business Days prior to the Expiration Date.

        Section 8.02    Effect of Termination.    In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Purchaser or the Company, other than the provisions of Section 6.04(c), this Section 8.02, Section 8.03, and Article 9 and except to the extent that such termination results from fraud or from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

        Section 8.03    Fees and Expenses.    (a) Except as otherwise provided herein, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

        (b)  If (x)(A) the Company or Parent terminates this Agreement pursuant to Section 8.01(b)(ii), (B) prior thereto there shall have been publicly announced another Acquisition Proposal, (C) the Company, within 12 months following such termination, announces its intention to enter into an agreement with respect to an Acquisition Proposal (provided that for purposes of this subclause (C) clause (ii) of the term "Acquisition Proposal" shall not include the sale of securities by the Company for cash to one or more Persons which, together with any Affiliates and any group (as such term is defined in Section 13(d)(3) of the Exchange Act) of which such Person is a member, will not, after such transaction (or series of related transactions) (1) beneficially own a majority of the outstanding shares of Company Common Stock or (2) have the right, by contract or otherwise, to elect a majority of the Company Board) and (D) the Company subsequently consummates the transaction(s) contemplated by such agreement, (y) the Company terminates this Agreement pursuant to Section 8.01(c)(ii), or (z) Parent terminates this Agreement pursuant to Section 8.01(d)(iii)(B), and at the time of such termination Parent and Purchaser are not in material breach of their respective obligations under this Agreement, then in any such case, the Company shall pay, or cause to be paid to Parent, at the time of consummation, in the case of clause (x), and at the time of termination, in the case of clause (y) or (z), a termination fee in the amount of $1,750,000 (the "Termination Fee") plus an amount equal to Parent's actual and reasonably documented out-of-pocket expenses incurred by Parent in connection with the Offer, the Merger, this Agreement and the consummation of the Transactions, including, without limitation, the fees and out-of-pocket expenses payable to all banks, investment banking firms and other financial institutions and persons and their respective agents and counsel incurred in connection with acting as Parent's financial advisor with respect to, or arranging or committing to provide or providing any financing for, the Transactions up to an aggregate of $750,000 (the "Expenses"). In addition, if this Agreement is terminated by Parent pursuant to Section 8.01(d)(iv) or prior to consummation of the Offer by reason of the non-fulfillment of any of the conditions set forth in paragraph (d), (e) or (g) of Annex A and at the time of such termination, Parent and Purchaser are not in material breach of their respective obligations under this Agreement, then the Company shall pay to Parent, at the time of termination, the Expenses, and, if the Company shall thereafter, within 12 months after such termination, announce its intention to enter into an agreement with respect to an Acquisition Proposal (which in the case of a termination by reason of the non-fulfillment of any of the conditions set forth in paragraph (d) or (e) of Annex A is at a price per Share higher than the Offer Price and provided that for purposes of this sentence clause (ii) of the term "Acquisition Proposal" shall not include the sale of securities by the Company for cash to one or more

Persons which, together with any Affiliates and any group (as such term is defined in Section 13(d)(3) of the Exchange Act) of which such Person is a member, will not, after such transaction (or series of related transactions) (1) beneficially own a majority of the outstanding shares of Company Common Stock or (2) have the right, by contract or otherwise, to elect a majority of the Company Board) and the Company subsequently consummates the transaction(s) contemplated by such agreement, then the Company shall pay the Termination Fee simultaneously with such consummation; provided, however, that with respect to the nonfulfillment of the condition set forth in paragraph (d) of Annex A, such payments shall not be required to be made if the Company can demonstrate that such condition would have been satisfied if the Expiration Date were the date hereof and any Expenses payable by reason of such breach shall be paid as follows: $375,000 on the date of termination and the remainder of the Expenses on the earlier of the first anniversary of the date of termination or the date the Termination Fee is required to be paid. Any payments required to be made pursuant to this Section 8.03(b) shall be made by wire transfer of same day funds to an account designated by Parent. It is specifically agreed that if Parent terminates this Agreement pursuant to Section 8.01(d)(ii), any amount payable to Parent pursuant to this Section 8.03(b) shall be deemed to represent liquidated damages and not a penalty and that the right to receive such amount shall be the exclusive remedy of Parent and Purchaser in connection with such termination.

        (c)  The Company acknowledges that the agreements contained in Section 8.03(b) are an integral part of the Transactions contemplated by this Agreement, and that, without these agreements Parent would not have entered into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 8.03(b), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in Section 8.03(b), the Company shall pay to Parent its costs and expenses (including attorneys' fees) in connection with such suit, together with interest from the date of termination of this Agreement on the amounts owed at the prime rate (as published in The Wall Street Journal) in effect from time to time during such period plus two percent.

        (d)  This Section 8.03 shall survive any termination of this Agreement, however caused, and is intended to benefit the Company, Parent and Purchaser.

        Section 8.04    Amendment.    This Agreement may be amended by the parties hereto at any time before or after any required approval of the Merger by the stockholders of the Company; provided, however, that after any such approval, there shall be made no amendment that by Law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        Section 8.05    Extension; Waiver.    At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto on the part of the other parties or (c) subject to the proviso of Section 8.04, waive compliance with any of the agreements or conditions contained herein on the part of the other parties. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

        Section 8.06    Procedure for Termination, Amendment, Extension or Waiver.    A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.04 or an extension or waiver pursuant to Section 8.05 shall, in order to be effective, require in the case of Parent, Purchaser or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors (in the case of action by the Company Board, upon the recommendation of the Special Committee or, after the Offer Completion Date, the Continuing Directors); provided, however, that in the event that Purchaser's designees are appointed or elected to the Company Board as provided in Section 1.03, after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the Continuing Directors of the Company shall be required to amend or terminate this Agreement by the Company, exercise or waive any of the Company's rights or remedies under this Agreement, extend the time for performance of Parent's and Purchaser's respective obligations under this Agreement or take any action that would adversely affect the rights of the stockholders of the Company or the holders of Options with respect to the transactions contemplated hereby.

ARTICLE 9
MISCELLANEOUS

        Section 9.01    Non-Survival of Representations and Warranties.    The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        Section 9.02    Notices.    All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

    if to Parent or Purchaser, to:

      SHL TeleMedicine Ltd.
      90 Igal Alon St.
      Tel-Aviv 67891
      Israel
      Telephone: (972) 3-561-2212
      Telecopier: (972) 3-624-2414
      Attention: Erez Alroy
                          Yariv Alroy

    with a copy (which shall not constitute notice) to:

      Fulbright & Jaworski L.L.P.
      666 Fifth Avenue
      New York, New York 10103
      Telephone: 212-318-3000
      Telecopier: 212-318-3400
      Attention: Andrew Freedman, Esq.

    if to the Company, to:

      Raytel Medical Corporation
      2755 Campus Drive, Suite 200
      San Mateo, CA 94403
      Telephone: (650) 349-0800
      Telecopier: (650) 349-8850
      Attention: Richard Bader

    with a copy (which shall not constitute notice) to:

      Gray Cary Ware & Freidenrich LLP
      400 Hamilton Ave.
      Palo Alto, CA 94301-1825
      Telephone: 650- 833-2000
      Telecopier: 650-833-2001
      Attention: Dennis C. Sullivan, Esquire

    with a copy (which shall not constitute notice) to the Special Committee:

      Allan Zinberg
      19 Woodhaven Drive
      Simsbury, CT 06070
      Telephone: 860-658-6179
      Telecopier: 860-658-1221

      and

      Gene I. Miller
      734 18th Street
      Santa Monica, CA 90402
      Telephone: 310-458-1441
      Telecopier: 310-394-0771

    with a copy (which shall not constitute notice) to counsel for the Special Committee:

      Sheppard, Mullin, Richter & Hampton LLP
      333 South Hope Street, 48th Floor
      Los Angeles, CA 90071
      Telephone: 213-620-1780
      Telecopier: 213-620-1398
      Attention: John D. Hussey, Esquire

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received when delivered personally to the recipient or when sent to the recipient by facsimile (receipt electronically confirmed), one Business Day after the date when sent to the recipient by reputable express courier service (charges prepaid) or three Business Days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

        Section 9.03    No Waivers.    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

        Section 9.04    Successors and Assigns.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Purchaser may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to enter into the transactions contemplated by this Agreement, but no such transfer or assignment will relieve Parent or Purchaser of its obligations hereunder.

        Section 9.05    Governing Law.    This Agreement shall be governed by and construed in accordance with the Law of the State of Delaware, without regard to the conflicts of Law rules of such state.

        Section 9.06    Enforcement.    Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any court of the United States located in the State of Delaware or in a Delaware state court, and each of the parties hereby expressly submits to the exclusive jurisdiction and venue of any such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party irrevocably consents to the service of process in any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof, by registered or certified mail, postage prepaid, to the address set forth or referred to in Section 9.02, such service to become effective 10 days after mailing.

        Section 9.07    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        Section 9.08    Counterparts; Effectiveness; Benefit.    This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as expressly provided in Sections 6.07 and 6.08, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. Execution of this Agreement may be made by facsimile signature which, for all purposes, shall be deemed to be an original signature.

        Section 9.09    Entire Agreement.    This Agreement, the Company Disclosure Memorandum, the Stockholders' Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior representations, warranties, agreements and understandings, both oral and written, between the parties with respect to such subject matter. No prior drafts of this Agreement or portions thereof shall be admissible into evidence in any action, suit or other proceeding involving this Agreement.

        Section 9.10    Captions.    The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

        Section 9.11    Severability.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

        Section 9.12    Specific Performance.    The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court located in the State of Delaware, in addition to any other remedy to which they are entitled at Law or in equity.

        Section 9.13    Interpretation.    When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

        Section 9.14    Company Disclosure Memorandum.    The Company Disclosure Memorandum referred to in this Agreement is hereby incorporated in this Agreement and made a part of this Agreement for all purposes as if fully set forth in this Agreement. No disclosure in the Company Disclosure Memorandum shall be deemed to be an admission or representation as to the materiality of the item so disclosed.

        Section 9.15    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as specifically set forth herein, nothing in this Agreement is intended to or shall confer upon any other Person, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Without limiting the foregoing, except for the obligations under the Stockholders' Agreement and except for Parent's obligations as a direct or indirect stockholder of Purchaser, no direct or indirect holder of any equity interests or securities (whether such holder is a limited or general partner, member, stockholder or otherwise), nor any affiliate of any party hereto, nor any director, officer, employee, representative, agent or other controlling Person of each of the parties hereto and their respective affiliates shall have any liability or obligation arising under this Agreement or the Transactions contemplated hereby.

        Section 9.16    Obligation of Parent and the Company.    Whenever this Agreement requires Purchaser or another Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Purchaser or such Subsidiary to take such action and a guarantee of the performance thereof. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and a guarantee of the performance thereof.

        Section 9.17    Certain Definitions.    As used in this Agreement:

          (a)  The term "affiliate," as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person; and for purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by," and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

          (b)  A Person will be deemed to "beneficially" own securities if such Person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time).

          (c)  The term "Business Day" means any day on which commercial banks are open for business in New York, New York other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the Laws of the State of New York or the federal Laws of the United States.

          (d)  The term "knowledge" of any Person that is not an individual means, with respect to any matter, the actual knowledge of any of such Person's executive officers after due inquiry of the Person's employees having primary responsibility for such matter;

          (e)  The term "Law" means any foreign or domestic law, regulation, judgement, order, writ, injunction, decree, rule, ordinance, award, stipulation, statute, judicial or administrative doctrine, rule or regulation entered by a Governmental Entity or arbitrator.

          (f)    "Material Adverse Effect" means, with respect to any Person, any change, result, effect, event, occurrence or state of facts (or any development that has had or is reasonably likely to have any change or effect) that, individually or in the aggregate with any such other change, result, effect, event, occurrence or state of facts, is or would reasonably be expected to be, materially adverse (whether or not (i) foreseeable or known as of the date of this Agreement, (ii) covered by insurance or (iii) constituting a breach of a representation, warranty or covenant set forth herein) to the business, condition (financial or otherwise), assets, liabilities or results of operations of such Person and its Subsidiaries, taken as a whole, or which is or would reasonably be expected to be materially adverse to the ability of such Person to perform on a timely basis any of its material obligations under this Agreement or to consummate the Transactions contemplated hereby; provided, however, none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) any change in the market price or trading volume of the capital stock of such Person after the date hereof, (ii) changes, events or occurrences in the United States or Switzerland securities markets which are not specific to such Person, (iii) any adverse changes, events, developments or effects arising from or relating to general business or economic conditions or the general conditions of the industry in which the Person participates which are not specific to such Person and its Subsidiaries and which do not affect such Person in a materially disproportionate manner, (iv) any adverse change, result, event, development or effect arising from or relating to any change in U.S. GAAP, (v) any adverse changes, events, developments or effects reasonably attributable to the execution or announcement of this Agreement and (vi) the effect on such Person of out-of-pocket fees or expenses (including legal, accounting and financial advisory fees and expenses) incurred in connection with the transactions contemplated by this Agreement.

          (g)  The term "Person" includes individuals, corporations, partnerships, trusts, limited liability companies, associations, unincorporated organizations, joint ventures, other entities, groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act), labor unions or Governmental Entities.

          (h)  The term "Subsidiary" means as to any Person any corporation or other legal entity of which (i) such Person controls (either alone or through or together with any other Subsidiary) or owns, directly or indirectly, more than 50% of the capital stock or other ownership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity or (ii) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or Subsidiary does not have a majority of the voting interest in such partnership).

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

RAYTEL MEDICAL CORPORATION
By:	/s/ RICHARD F. BADER Name: Richard F. Bader Title: Chairman and CEO
SHL TELEMEDICINE LTD.
By:	/s/ EREZ ALROY Name: Erez Alroy Title: Co-President
SHL TELEMEDICINE ACQUISITION CORP.
By:	/s/ EREZ ALROY Name: Erez Alroy Title: Co-President

ANNEX A

CONDITIONS TO THE OFFER

        Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement and Plan of Merger (the "Agreement") of which this Annex A is a part. Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Agreement), Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Purchaser to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any tendered Shares and (subject to any such rules or regulations and subject to the restrictions on extending the Offer set forth in the Agreement) may delay the acceptance for payment of or the payment for any tendered Shares and (except as provided in the Agreement) amend or terminate the Offer and not accept for payment any tendered shares if (i) there are not validly tendered (and not properly withdrawn) prior to the expiration date for the Offer that number of Shares which, when added to any such Shares, if any, beneficially owned by Parent or any of its affiliates, will at least satisfy the Minimum Condition or (ii) at any time on or after the date of the Agreement and before the expiration date of the Offer, any of the following events shall have occurred and be continuing:

          (a)  there shall be threatened or pending any suit, action or proceeding by any Governmental Entity (i) seeking to prohibit or impose any material limitations on Parent's or Purchaser's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of their or the Company's (or any of its Subsidiary's) businesses or assets, (ii) seeking to compel Parent or Purchaser or their respective Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries, in each case taken as a whole, (iii) challenging the acquisition by Parent or Purchaser of any Shares pursuant to the Offer or the Merger, (iv) seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other Transactions, (v) seeking to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (vi) seeking to impose material limitations on the ability of Purchaser, or rendering Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (vii) seeking to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, or (viii) which otherwise is reasonably likely to have a Material Adverse Effect on the Company or, as a result of the Transactions, a Material Adverse Effect on Parent; or

          (b)  there shall be any statute, rule, regulation, injunction, order or decree enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger by any Governmental Entity that results in any of the consequences referred to in paragraph (a) above; or

          (c)  the Agreement shall have been terminated in accordance with its terms or any event shall have occurred which gives the Parent or Purchaser the right to terminate the Agreement or not consummate the Merger; or

          (d)  any representation or warranty of the Company contained in the Agreement (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification) shall not be true and correct in all respects as of the date of consummation of the Offer, as if made at and as of such time (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case such representation or warranty shall not be true and correct as of such date), such that the aggregate effect of all such breaches of representations or warranties to be true and correct would reasonably be expected to have a Material Adverse Effect on the Company, or the representation set forth in the last two sentences of Section 4.28(a) and in Section 4.28(b) shall not be true and correct in all material respects (it being agreed that any notice from a Governmental Entity that the Company or any Subsidiary is in default under or in violation of any Settlement Agreement or the CIA shall be deemed to be material); or

          (e)  the Company shall have failed to perform or comply in any material respect with any of its obligations, covenants or agreements contained in the Agreement required to be performed or complied with at or prior to the date of determination; or

          (f)    there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or Switzerland for a period in excess of 24 hours (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Israel whether or not mandatory, (iii) any limitation (whether or not mandatory) by any Governmental Entity on, or other event that materially and adversely affects, the extension of credit by banks or other lending institutions, or (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or Israel or, to the extent existing at the time of execution of the Agreement, a material acceleration or worsening thereof; or

          (g)  the Company Board or any committee thereof (i) shall have withdrawn or modified in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9) its approval or recommendation of the Offer, the Merger or the Agreement or recommended or approved any Acquisition Proposal, (ii) upon request of the Purchaser, shall fail to reaffirm its approval recommendation of the Offer, the Merger Agreement, or the Merger, within three Business Days after Purchaser's request, (iii) shall have resolved to do any of the foregoing or (iv) shall have taken a neutral position or made no recommendation, in each case in a manner that is publicly disclosed, with respect to a publicly disclosed Acquisition Proposal (other than by Parent or Purchaser) within the earlier of (A) ten Business Days after the first public disclosure thereof or (B) three Business Days prior to the Expiration Date; or

          (h)  there shall have occurred any change, condition, event or development after September 30, 2001 that could reasonably be expected to have a Material Adverse Effect on the Company and the existence or possibility of which was not expressly disclosed in the Company Disclosure Memorandum delivered on the date of the Agreement; or

          (i)    Parent and the Company shall have agreed in writing that Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder; or

          (j)    all consents necessary to the consummation of the Offer or the Merger, including, without limitation, consents from parties to loans, contracts, leases or other agreements and consents from government agencies, whether federal, state or local, shall not have been obtained, other than consents which, if not obtained, would not reasonably be expected to have a Material Adverse Effect on the Company;

which in the sole good faith judgment of Parent or Purchaser, in any such case, and regardless of the circumstances giving rise to such condition makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of a payment for shares.

        The foregoing conditions (x) are for the sole benefit of Parent and Purchaser and (y) may be asserted by Parent and Purchaser regardless of the circumstances giving rise to such condition, and, except for the Minimum Condition, and otherwise subject to the terms of the Agreement, may be waived by Parent and Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent and Purchaser. The failure of Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each right shall be deemed a continuing right which may be asserted at any time and from time to time. Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment pursuant thereto shall forthwith be returned to the tendering stockholders.

EXHIBIT 2.05

CERTIFICATE OF INCORPORATION
OF
RAYTEL MEDICAL CORPORATION

        FIRST: The name of the corporation is Raytel Medical Corporation.

        SECOND: The address of the registered office of the corporation in the State of Delaware shall be at 15 East North Street, City of Dover, County of Kent; and the name of its registered agent at such address shall be United Corporate Services, Inc.

        THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware as set forth in Title 8 of the Delaware Code 1953, as amended (the "GCL").

        FOURTH: The total number of shares of stock which the corporation shall have the authority to issue is twenty million (20,000,000) shares of Common Stock, with a par value of $.0001 per share.

        FIFTH: The corporation is to have perpetual existence.

        SIXTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the corporation.

        SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision of the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

        EIGHTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of the GCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

        NINTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or thereafter prescribed by statute, and all rights conferred on the stockholders herein are granted subject to this reservation.

        TENTH: To the fullest extent permitted by the GCL, as the same exists or may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article Tenth, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article Tenth shall eliminate or reduce the effect of this Article Tenth in respect to any matter occurring, or any cause of action, suit or claim that, but for this Article Tenth, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

        I, THE UNDERSIGNED, hereby declare and certify that this is my act and deed and that the facts set forth in this Restated Certificate of Incorporation are true and correct, and accordingly have hereunto set my hand this            day of            , 2002.

Yariv Alroy, Co-President

ANNEX B

February 7, 2002

The Special Committee of the
Board of Directors of Raytel Medical Corporation
The Board of Directors of Raytel Medical Corporation
2755 Campus Drive, Suite 200
San Mateo, CA 94403

Dear Special Committee and Board Members:

We understand that Raytel Medical Corporation is in negotiations with SHL Telemedicine Ltd. ("SHL") to enter into an Agreement and Plan of Merger whereby a direct wholly-owned subsidiary of SHL would initiate a cash tender offer for $10.25 per share ("Merger Consideration") to be followed-up by a back-end merger at the same price. All options will automatically vest and receive $10.25 in cash per share net of their respective exercise prices. Such transaction and other related transactions disclosed to Houlihan Lokey are referred to collectively herein as the "Transaction."

You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

  1.
  reviewed the Company's annual reports to shareholders and on Form 10-K for the five fiscal years ended September 30, and Company-prepared interim management reports for the fiscal years ended 1998, 1999 and 2000, and the three-months ended December 31, 2001, which the Company's management has identified as being the most current financial statements available;

  2.
  reviewed a copy of the Agreement and Plan of Merger and Stockholders' Agreement in the form of a draft furnished to us on February 4, 2002 (which, for the purposes of this opinion, we have assumed, with your permission, to be identical in all material respects to the agreement to be executed);

  3.
  reviewed the Company's Settlement Agreement with the Office of the Inspector General ("OIG") executed in September 2001 concerning the Company's billing practices and other Medicare violations;

  4.
  met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company;

  5.
  visited certain facilities and business offices of the Company;

B-1

  6.
  reviewed a forecast prepared and furnished to us by the Company's management with respect to the Company for the fiscal year ended September 30, 2002;

  7.
  reviewed the historical market prices and trading volume for the Company's publicly traded securities;

  8.
  reviewed prior bids and/or indications of interest received by the Company;

  9.
  reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction;

  10.
  reviewed various financial data and other information related to SHL; and

  11.
  conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by the Company in connection with the Transaction is fair to the Company from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL

B-2

Annex C

Section 262 Of The Delaware General Corporation Law

Appraisal Rights

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

        (1)  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

        (2)  Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

        (1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2)  If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation, or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a

2

record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)    After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any

3

stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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RAYTEL MEDICAL CORPORATION
PROXY

Special Meeting of Stockholders,                , 2002

        This Proxy is Solicited on Behalf of the Board of Raytel Medical Corporation

        The undersigned acknowledges receipt of the Notice of the Special Meeting of Stockholders to be held on                , 2002 and the Proxy Statement and appoints             and            each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Raytel Medical Corporation ("Raytel") which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Special Meeting of Stockholders of Raytel to be held at the offices of Raytel, 7 Waterside Crossing, Windsor, Connecticut 06095 on                        ,                             , 2002 at 09:30 A.M. (the "Special Meeting"), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

(Continue on reverse side)

(Continued)

        The Board of Directors recommends a vote FOR the below proposals. This Proxy, when properly executed, will be voted as specified below. If no specifications is made, this Proxy will be voted IN FAVOR OF each of the proposals.

(1)	TO ADOPT THE AGREEMENT AND PLAN OF MERGER, DATED AS OF FEBRUARY 7, 2002, BY AND AMONG RAYTEL MEDICAL CORPORATION, SHL TELEMEDICINE LTD. AND SHL TELEMEDICINE ACQUISITION CORP.
	☐ FOR	☐ AGAINST	☐ ABSTAIN
(2)	In their discretion, the Proxies are authorized to vote upon any other business that may properly come before the meeting.
	☐ FOR	☐ AGAINST	☐ ABSTAIN
Please print the name(s) appearing on each share certificate(s) over which you have voting authority:

(Print name(s) on certificate)
Please sign your name:			Date:

(Authorized Signature(s))

Please Date, Sign and Mail in the Enclosed Reply Envelope

QuickLinks

SUMMARY TERM SHEET

INTRODUCTION
THE PARTIES TO THE TRANSACTION
THE SPECIAL MEETING
THE MERGER
APPRAISAL RIGHTS
CHANGE OF CONTROL
SOURCE AND AMOUNT OF FUNDS
THE TRANSACTION DOCUMENTS
STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
OTHER MATTERS
WHERE YOU CAN FIND MORE INFORMATION

INDEX OF DEFINED TERMS
AGREEMENT AND PLAN OF MERGER
ARTICLE 1 THE OFFER
ARTICLE 2 THE MERGER
ARTICLE 3 EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
ARTICLE 6 COVENANTS
ARTICLE 7 CONDITIONS TO THE MERGER
ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER
ARTICLE 9 MISCELLANEOUS
CONDITIONS TO THE OFFER
CERTIFICATE OF INCORPORATION OF RAYTEL MEDICAL CORPORATION
Section 262 Of The Delaware General Corporation Law Appraisal Rights
RAYTEL MEDICAL CORPORATION PROXY